UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

The Valspar Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED MAY 13, 2016

[                    ], 2016

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of The Valspar Corporation, a Delaware corporation (“Valspar,” the “Company,” “we,” “our” or “us”), which we will hold at [            ], on [            ], at [            ], local time (such meeting, including any adjournment or postponement thereof, the “special meeting”).

At the special meeting, holders of our common stock, par value $0.50 per share (“common stock”), will be asked to consider and vote on (1) a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of March 19, 2016, by and among the Company, The Sherwin-Williams Company, an Ohio corporation (“Sherwin-Williams”), and Viking Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Sherwin-Williams (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”), (2) a proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, and (3) a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum. If the merger agreement is adopted and the merger is completed, the Company will become a wholly owned subsidiary of Sherwin-Williams and, at the effective time, each share of common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenting shares and shares owned by the Company, Sherwin-Williams or any of their respective subsidiaries, except for shares of common stock held on behalf of third parties) will be cancelled and converted into the right to receive the merger consideration.

The merger consideration will be $113.00 per share in cash, without interest, and subject to any applicable withholding taxes. However, if Sherwin-Williams is required, in order to obtain the necessary regulatory approvals, to commit to any divestiture, license, hold separate, sale or other disposition of or with respect to assets, businesses or product lines of Valspar, Sherwin-Williams or their subsidiaries representing, in the aggregate, in excess of $650 million of net sales, as described in the section entitled “The Merger Agreement — Efforts to Complete the Merger — Divestitures and Triggering Divestiture” (which commitment we refer to as a “triggering divestiture,” with a “triggering event” deemed to occur when Sherwin-Williams is required pursuant to the regulatory efforts covenant in the merger agreement to take, or cause to be taken, or commit to take, or cause to commit to be taken, an action constituting a triggering divestiture), then the merger consideration will be $105.00 per share in cash, without interest, and subject to any applicable withholding taxes. There can be no assurance that a triggering divestiture will not occur, and accordingly there can be no assurance that holders of Valspar common stock will receive $113.00 per share in cash instead of $105.00 per share in cash. See the section entitled “The Merger (Proposal 1) — Regulatory Approvals.”

The Valspar board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders and has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Valspar board of directors unanimously recommends that the stockholders of the Company vote (1) “FOR” the proposal to adopt the merger agreement, (2) “FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, and (3) “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum.

The enclosed proxy statement describes the merger agreement, the merger and the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and provides specific information concerning the special meeting and the parties involved. A copy of the merger agreement is attached as Annex A to the proxy statement. We urge you to, and you should, read the entire proxy statement carefully, including its annexes and the documents incorporated by reference in the proxy statement, as it sets forth the details of the merger agreement and other important information related to the merger. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission (the “SEC”). See “Where You Can Find Additional Information.”

Your vote is very important. The merger cannot be completed unless holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting vote in favor of the proposal to adopt the merger agreement. A failure to vote your shares of common stock on the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 or via email at proxy@mackenziepartners.com.

Thank you for your continued support.

Sincerely,

Gary E. Hendrickson

Chairman & Chief Executive Officer

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger, the merger agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [                    ], 2016 and is first being mailed to stockholders on or about [                    ], 2016.

THE VALSPAR CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

[                    ], 2016

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of The Valspar Corporation, a Delaware corporation (“Valspar,” the “Company,” “we,” “our” or “us”), will be held at [            ], at [            ] local time, on [            ] (such meeting, including any adjournment or postponement thereof, the “special meeting”), to consider and vote upon the following proposals:

1.	to adopt the Agreement and Plan of Merger, dated as of March 19, 2016 (as it may be amended from time to time, the “merger agreement”), by and among the Company, The Sherwin-Williams Company, an Ohio corporation (“Sherwin-Williams”), and Viking Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Sherwin-Williams (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”);

2.	to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger; and

3.	to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

The holders of record of our common stock, par value $0.50 per share (“common stock”), at the close of business on [                    ], 2016, are entitled to notice of and to vote at the special meeting. Attendance at the special meeting will be limited to Valspar stockholders as of the close of business on the record date or their authorized representatives, as more fully described under the section entitled “The Special Meeting — Date, Time and Place of the Special Meeting.” If you wish to attend the special meeting in person, you will need to register for the special meeting and print your admission ticket at www.proxyvote.com. An admission ticket, together with a form of valid government-issued photo identification, must be presented in order to be admitted to the special meeting. Please refer to the section entitled “The Special Meeting — Date, Time and Place of the Special Meeting” for further information.

The Valspar board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders and has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The Valspar board of directors unanimously recommends that the stockholders of the Company vote (1) “FOR” the proposal to adopt the merger agreement, (2) “FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, and (3) “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum.

Your vote is important, regardless of the number of shares of common stock you own. The adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is a condition to the completion of the merger. Each of the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum, requires the affirmative vote of holders of a majority of the shares of common stock present at the meeting (in person or represented by proxy) and entitled to vote thereon.

If you hold your shares of record (i.e., your name appears on the registered books of the Company), we request that you vote your shares by proxy, even if you plan to attend the special meeting in person. To vote your shares by proxy, you should complete, sign, date and return the enclosed proxy in the enclosed postage-paid envelope or submit your proxy by either telephone or on the Internet by following the instructions on the enclosed proxy card, thereby ensuring that your shares of common stock will be represented at the special meeting if you are unable to attend. In-person attendance at the special meeting does not by itself constitute a vote.

If you sign, date and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted (1) “FOR” the adoption of the merger agreement, (2) “FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, and (3) “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum.

If you hold your shares in “street name” (i.e., you own your shares beneficially in the name of a stock brokerage account or by a bank, trust or other nominee), we request that you provide your broker, bank or other nominee with instructions on how you would like them to vote your shares using the enclosed voting instruction form they provided to you. If a street name holder does not provide timely instructions, the broker, bank or other nominee will not have the authority to vote on any of the proposals on your behalf. Therefore, unless you attend the special meeting in person with a properly executed legal proxy obtained from your broker, bank or other nominee, your failure to provide instructions to your broker, bank or other nominee will result in your shares of Valspar common stock not being present at the meeting and not being voted on any of the proposals. Consequently, there cannot be any broker non-votes occurring in connection with any of the proposals at the special meeting.

If you fail to vote, the effect will be that your shares of common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the adoption of the merger agreement, but, assuming a quorum is present, will not affect the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum.

Under Delaware law, stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of the Company as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal before the vote on the proposal to adopt the merger agreement and comply with the other Delaware law procedures explained in the accompanying proxy statement. See the section entitled “Appraisal Rights.”

You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

Your vote is very important. The merger cannot be completed unless holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting vote in favor of the proposal to adopt the merger agreement. A failure to vote your shares of common stock on the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Before voting your shares, we urge you to, and you should, read the entire proxy statement carefully, including its annexes and the documents incorporated by reference in the proxy statement.

By order of the Board of Directors,

Rolf Engh

Executive Vice President, General Counsel and Secretary

Minneapolis, Minnesota

[                    ], 2016

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-ii-

SUMMARY

This summary highlights selected information contained in this proxy statement, including with respect to the merger agreement and the merger. We encourage you to, and you should, read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you in determining how to vote. We have included page references to direct you to a more complete description of the topics presented in this summary. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section entitled “Where You Can Find Additional Information.”

The Companies (page 19)

The Valspar Corporation

The Valspar Corporation, referred to as “Valspar,” the “Company,” “we,” “our” or “us,” is a Delaware corporation. Valspar is a global leader in the coatings industry, providing customers with innovative, high-quality products and value-added services. Our approximately 11,000 employees worldwide deliver advanced coatings solutions with best-in-class appearance, performance, protection and sustainability to customers in more than 100 countries. Valspar offers a broad range of superior coatings products for consumers, and highly-engineered solutions for the construction, industrial, packaging and transportation industries. Valspar’s reported net sales in fiscal 2015 were $4.4 billion and its shares are traded on the New York Stock Exchange (NYSE: VAL). Valspar’s principal executive offices are located at 1101 South 3rd Street, Minneapolis, Minnesota 55440-1461, and its telephone number is (612) 851-7000.

Additional information about Valspar is contained in its public filings, which are incorporated by reference herein. See the sections entitled “Where You Can Find Additional Information” and “The Companies — The Valspar Corporation.”

The Sherwin-Williams Company

The Sherwin-Williams Company, referred to as “Sherwin-Williams,” is an Ohio corporation. Founded in 1866, Sherwin-Williams is a global leader in the manufacture, development, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers. Sherwin-Williams manufactures products under well-known brands such as Sherwin-Williams®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 115 countries around the world. Sherwin-Williams’ principal executive offices are located at 101 West Prospect Avenue, Cleveland, Ohio 44115-1019, and its telephone number is (216) 566-2000. See the section entitled “The Companies — The Sherwin-Williams Company.”

Viking Merger Sub, Inc.

Viking Merger Sub, Inc., referred to as “Merger Sub,” is a Delaware corporation and a wholly owned subsidiary of Sherwin-Williams that was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub’s principal executive offices are located at 101 West Prospect Avenue, Cleveland, Ohio 44115-1019, and its telephone number is (216) 566-2000. See the section entitled “The Companies — Viking Merger Sub, Inc.”

The Merger (page 25)

You will be asked to consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of March 19, 2016, by and among the Company, Sherwin-Williams and Merger Sub, which, as it may be amended from time to time, is referred to in this proxy statement as the “merger agreement.” A copy of the merger agreement is attached as Annex A. The merger agreement provides, among other things, that at the effective time of the merger (the “effective time”), Merger Sub will be merged with and into the Company, with the Company surviving the merger (the “surviving corporation”) as a wholly owned subsidiary of Sherwin-Williams. Upon completion of the merger, the Company will thereby become a wholly owned subsidiary of Sherwin-Williams, the common stock will no longer be publicly traded and the Company’s existing stockholders will cease to have any ownership interest in the Company. Instead, at the effective time, each outstanding share of common stock, par value $0.50 per share, of the Company (referred to in this proxy statement as the “common stock,” the “Company common stock” or the “Valspar common stock”), other than shares for which the holders thereof have properly demanded appraisal under Delaware law (such shares, “dissenting shares”) and shares owned by the Company, Sherwin-Williams or any of their respective subsidiaries (except for shares of common stock held on behalf of third parties), will be converted into the right to receive the merger consideration.

The Merger Consideration (page 61)

The merger consideration will be $113.00 per share in cash, without interest, and subject to any applicable withholding taxes. However, if Sherwin-Williams is required to commit to any divestiture, license, hold separate, sale or other disposition of the assets, businesses or product lines of Valspar, Sherwin-Williams or any of their respective subsidiaries representing, in the aggregate, in excess of $650 million of net sales to fulfill the conditions of the merger agreement pertaining to regulatory approvals under the antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and similar laws in other specified jurisdictions, as described in the section entitled “The Merger Agreement — Efforts to Complete the Merger — Divestitures and Triggering Divestiture” (which commitment we refer to as a “triggering divestiture,” with a “triggering event” deemed to occur when Sherwin-Williams is required pursuant to the regulatory efforts covenant in the merger agreement to take, or cause to commit to be taken, or commit to take, or cause to be taken, an action constituting a triggering divestiture), then the merger consideration will be $105.00 per share in cash, without interest, and subject to any applicable withholding taxes. See the section entitled “The Merger (Proposal 1) — Regulatory Approvals.” For purposes of the regulatory approvals provisions in the merger agreement, the calculation of “net sales” with respect to any asset, business or product line will be measured by reference to the net sales of Valspar’s corresponding asset, business or product line for the fiscal year ended October 30, 2015, regardless of which asset, business or product line is actually divested. However, the net sales associated with any asset, business or product line of Valspar or its subsidiaries involved in the manufacture, distribution or sale of architectural coatings in Australia will not count toward calculating the $650 million when determining whether a triggering divestiture has occurred or toward calculating the $1.5 billion in net sales that represents the limit of Sherwin-Williams’ divestiture obligations. The net sales associated with any asset, business or product line of Sherwin-Williams or its subsidiaries involved in the manufacture, distribution or sale of architectural coatings in Australia will count toward the aforesaid $650 million and $1.5 billion calculations.

Sherwin-Williams has agreed to use its reasonable best efforts to satisfy the applicable closing conditions without taking, or committing to take, any action that would constitute a triggering divestiture, unless and until (1) Valspar has requested that Sherwin-Williams offer a triggering divestiture or (2) Sherwin-Williams reasonably determines, after communications between Sherwin-Williams and a governmental entity (to which Valspar was a participant) and after further consultation with Valspar, that a triggering divestiture is necessary in order to permit the satisfaction of the applicable closing conditions by the end date, as described in the section entitled “The Merger Agreement — Efforts to Complete the Merger — Divestitures and Triggering Divestiture.”

There can be no assurance that a triggering divestiture will not occur, and accordingly there can be no assurance that holders of Valspar common stock will receive $113.00 per share in cash instead of $105.00 per share in cash. See the section entitled “The Merger (Proposal 1) — Regulatory Approvals.”

Treatment of Company Equity Awards (page 62)

Stock Options. At the effective time, each Company stock option that is outstanding as of the effective time, whether vested or unvested, will, (1) if granted prior to the date of the merger agreement, be cancelled in consideration for the right to receive a cash payment (without interest and less applicable withholding taxes) equal to the product of (a) the number of shares of Company common stock subject to such option as of the effective time and (b) the excess, if any, of the merger consideration over the exercise price per share of such option as of the effective time or (2) if granted after the date of the merger agreement, be converted into an option to acquire shares of Sherwin-Williams common stock, on the terms and with the adjustments described in the section entitled “The Merger Agreement — Treatment of Company Equity Awards — Stock Options.”

Time-Based and Performance-Based Restricted Stock Unit Awards. At the effective time, each Company time-based restricted stock unit award and each Company performance-based restricted stock unit award that is outstanding as of the effective time will, (1) if granted prior to the date of the merger agreement, be cancelled in consideration for the right to receive a cash payment (without interest and less applicable withholding taxes) equal to the product of (a) the number of shares of Company common stock subject to such award as of the effective time (with the number of shares subject to each Company performance-based restricted stock unit award being determined based on the level of achievement of the applicable performance goals as described below in “The Merger Agreement — Treatment of Company Equity Awards — Time-Based and Performance-Based Restricted Stock Unit Awards”) and (b) the merger consideration, or (2) in the case of a Company time-based restricted stock unit award granted after the date of the merger agreement, be converted into a Sherwin-Williams restricted stock unit award, on the terms and with the adjustment described in the section entitled “The Merger Agreement — Treatment of Company Equity Awards — Time-Based and Performance-Based Restricted Stock Unit Awards.”

Restricted Share Awards. At the effective time, each share of Company common stock subject to vesting, repurchase or other lapse restrictions pursuant to an award granted by the Company that is outstanding as of the effective time will vest in full and become free of restrictions, and will be cancelled and converted automatically into the right of the holder to receive the merger consideration (less applicable withholding taxes).

Conditions to Completion of the Merger (page 77)

Each party’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•	the adoption of the merger agreement by stockholders holding a majority of the shares of Valspar common stock outstanding at the close of business on the record date for the special meeting (the “requisite company vote”);

•	no injunction by any court or other tribunal of competent jurisdiction having been entered and continuing to be in effect and no law having been adopted that remains in effect or be effective, in each case, that prevents, enjoins, prohibits or makes illegal the consummation of the merger; and

•	all waiting periods applicable to the merger under the HSR Act, having expired or been terminated and all other specified filings, notices, approvals and clearances having been obtained or filed or shall have occurred.

The respective obligations of Sherwin-Williams and Merger Sub to complete the merger are subject to the satisfaction or waiver (in writing) of the following additional conditions:

•	the accuracy of the representations and warranties of the Company both at and as of March 19, 2016 and at and as of the closing date of the merger (the “closing date”) (except for any such representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), subject to a “material adverse effect” or other materiality standard provided in the merger agreement;

•	the Company having performed and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by it prior to the closing date; and

•	Sherwin-Williams’ receipt of a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that each of the conditions described in the two preceding bullet points have been satisfied.

The obligation of the Company to complete the merger is subject to the satisfaction or waiver (in writing) of the following additional conditions:

•	the accuracy of the representations and warranties of Sherwin-Williams and Merger Sub both at and as of March 19, 2016 and at and as of the closing date (except for any such representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), subject to a “material adverse effect” or other materiality standard provided in the merger agreement;

•	each of Sherwin-Williams and Merger Sub having performed and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by it prior to the closing date; and

•	the Company’s receipt of a certificate signed on behalf of Sherwin-Williams by a senior executive officer of Sherwin-Williams to the effect that each of the conditions described in the two preceding bullet points have been satisfied.

When the Merger Becomes Effective (page 60)

The completion of the merger is subject to the adoption of the merger agreement by the Company’s stockholders and the satisfaction of the other closing conditions.

As of the date of the filing of this proxy statement, we expect to complete the merger by the end of the first quarter of 2017. The merger is subject to various regulatory clearances and approvals and other conditions, and it is possible that factors outside the control of Valspar or Sherwin-Williams could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Recommendation of the Valspar Board of Directors (page 32)

After careful consideration, the Valspar board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Valspar board of directors unanimously recommends that Valspar stockholders vote “FOR” the proposal to adopt the merger agreement at the special meeting.

Reasons for the Merger (page 32)

For a description of the reasons considered by the Valspar board of directors in deciding to recommend adoption of the merger agreement, see the sections entitled “The Merger (Proposal 1) — Reasons for the Merger” and “The Merger (Proposal 1) — Recommendation of the Valspar Board of Directors.”

Opinion of Valspar’s Financial Advisors (page 92)

BofA Merrill Lynch

On March 19, 2016, at the meeting of the Valspar board of directors, Merrill Lynch, Pierce, Fenner & Smith Incorporated (which we refer to as “BofA Merrill Lynch”) rendered to the Valspar board of directors its oral opinion, subsequently confirmed in writing, to the effect that, as of March 19, 2016 and based upon and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken as described in BofA Merrill Lynch’s written opinion, the “per share price” (with “per share price” defined as $113, provided that if and only if a “triggering event” occurs, then the per share price will be $105), whether or not a “triggering event” occurs (with “triggering event” defined as Sherwin-Williams being required pursuant to the regulatory efforts covenant in the merger agreement to take, or cause to be taken, or commit to take, or cause to be taken, an action constituting a “triggering divestiture,” as described in the section entitled “The Merger Agreement — Efforts to Complete the Merger — Divestitures and Triggering Divestiture”), to be received in the merger by the holders of shares of Valspar common stock (other than dissenting shares and shares owned by the Company, Sherwin-Williams or any of their respective subsidiaries (except for shares of common stock held on behalf of third parties), which will be cancelled), was fair, from a financial point of view, to such holders.

The full text of the written opinion of BofA Merrill Lynch, dated March 19, 2016, to the Valspar board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. BofA Merrill Lynch delivered its opinion for the benefit and use of the Valspar board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the merger. BofA Merrill Lynch’s opinion did not address any other term or aspect of the merger, and no opinion or view was expressed by BofA Merrill Lynch as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Valspar or in which Valspar might engage or as to the underlying business decision of Valspar to proceed with or effect the merger. BofA Merrill Lynch expressed no opinion or recommendation as to how any Valspar stockholder should vote or act in connection with the merger or any related matter.

Goldman, Sachs & Co.

On March 19, 2016, at a meeting of the Valspar board of directors, Goldman, Sachs & Co. (which we refer to as “Goldman Sachs”) rendered to the Valspar board of directors its oral opinion, subsequently confirmed in writing, to the effect that, as of March 19, 2016 and based upon and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken described in Goldman Sachs’ written opinion, the per share price, whether or not a triggering event occurs, to be paid to holders (other than Sherwin-Williams and its affiliates) of Valspar common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 19, 2016, which sets forth the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. The summary of the Goldman Sachs opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Valspar board of directors in connection with its consideration of the merger, and the opinion does not constitute a recommendation as to how any holder of Valspar common stock should vote with respect to the merger or any other matter.

For further information, see the sections entitled “The Merger — Opinion of BofA Merrill Lynch” and “The Merger — Opinion of Goldman Sachs” and Annexes B and C.

Interests of the Company’s Directors and Executive Officers in the Merger (page 51)

In considering the recommendation of the Company’s board of directors with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally. Interests of officers and directors that may be different from or in addition to the interests of the Company’s stockholders include, among others, treatment of the outstanding Company equity awards pursuant to the merger agreement, potential severance benefits and other payments and rights to ongoing indemnification and insurance coverage. The Company’s board of directors was aware of these different or additional interests and considered such interests along with other matters in approving the merger agreement and the transactions contemplated thereby, including the merger. These interests are discussed in more detail in the section entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger.”

Financing (page 50)

In connection with execution of the merger agreement, Sherwin-Williams received debt financing commitments in the amount of $9.3 billion from Citigroup Global Markets Inc., Citibank, N.A. and certain of their affiliates. The merger, however, is not conditioned upon receipt of this or other financing by Sherwin-Williams.

Material U.S. Federal Income Tax Consequences of the Merger (page 56)

If you are a U.S. holder (as defined under “The Merger (Proposal 1) — Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for shares of common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Regulatory Approvals (page 58)

HSR Clearance. Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the United States Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. On April 8, 2016, both the Company and Sherwin-Williams filed their respective Notification and Report Forms with the Antitrust Division and the FTC. On May 9, 2016, the FTC issued a Request for Additional Information and Documentary Materials (a “Second Request”) to each of Sherwin-Williams and Valspar in connection with the FTC’s regulatory review of the transaction. The Second Request extends the waiting period for 30 calendar days following the date both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier by the FTC or extended by agreement or court order.

Other Clearances. Completion of the merger is further subject to notification or receipt of certain regulatory approvals, including notification, clearance and/or approval in Australia, Brazil, Canada, China, Ecuador, the European Union, Mexico and Russia.

Commitments to Obtain Approvals. If necessary to obtain the requisite antitrust clearances, Sherwin-Williams has agreed, among other things, to take or commit to the sale, divestiture, license, holding separate or other disposition of, or restriction on, the businesses, assets, properties, product lines or equity interests of, or changes to the conduct of business of, Valspar, Sherwin-Williams and their respective subsidiaries (including the surviving corporation and its subsidiaries). However, Sherwin-Williams will not be required to sell, divest, license, hold separate or otherwise dispose of businesses, assets, properties, product lines and equity interests (1) representing, in the aggregate, more than $1.5 billion of net sales or (2) of Sherwin-Williams’ “Sherwin-Williams,” “Krylon” or “Ronseal” trademark or trade name, or any businesses or product lines using any such trademarks or trade names, in any jurisdiction other than Australia. See the section entitled “The Merger Agreement — Efforts to Complete the Merger — Divestitures and Triggering Divestiture.”

For purposes of the regulatory approvals provisions in the merger agreement, the calculation of “net sales” with respect to any asset, business or product line will be measured by reference to the net sales of Valspar’s corresponding asset, business or product line for the fiscal year ended October 30, 2015, regardless of which asset, business or product line is actually divested. However, the net sales associated with any asset, business or product line of Valspar or its subsidiaries involved in the manufacture, distribution or sale of architectural coatings in Australia will not count toward calculating the $650 million when determining whether a triggering divestiture has occurred or toward calculating the $1.5 billion in net sales that represents the limit of Sherwin-Williams’ divestiture obligations. The net sales associated with any asset, business or product line of Sherwin-Williams or its subsidiaries involved in the manufacture, distribution or sale of architectural coatings in Australia will count toward the aforesaid $650 million and $1.5 billion calculations.

Appraisal Rights (page 86)

Under the General Corporation Law of the State of Delaware (the “DGCL”), Valspar stockholders who do not vote for the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex D.

Delisting and Deregistration of Company Common Stock (page 51)

If the merger is completed, the Company common stock will be delisted from the New York Stock Exchange (the “NYSE”), and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Alternative Proposals; No Solicitation (page 69)

Pursuant to the merger agreement, none of the Company, its subsidiaries or its and their respective officers, directors, employees or agents, or its and their financial advisors, investment bankers, attorneys, accountants and other representatives (collectively, “representatives”), may, directly or indirectly:

•	solicit, initiate or knowingly encourage or facilitate any inquiries regarding, or the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or could reasonably be expected to lead to, a “company takeover proposal,” as described in the section entitled “The Merger Agreement — Alternative Proposals; No Solicitation”;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a company takeover proposal; or

•	approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to a company takeover proposal.

However, if at any time after March 19, 2016 and before the requisite company vote is obtained, the Company receives a bona fide written company takeover proposal from any third party (that did not result from a breach of the non-solicitation provisions of the merger agreement), and if the Valspar board of directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such company takeover proposal constitutes or could reasonably be expected to lead to a “company superior proposal,” as described in the section entitled “The Merger Agreement — Alternative Proposals; No Solicitation — Receipt of Company Takeover Proposals,” the Company may:

•	furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to Valspar and its subsidiaries to the person that has made such company takeover proposal and its representatives; provided that Valspar must substantially concurrently provide to Sherwin-Williams any non-public information concerning Valspar or any of its subsidiaries that is provided or made available to such person or its representatives, unless such non-public information has been previously provided to Sherwin-Williams; and

•	engage in or otherwise participate in discussions or negotiations with the person making such company takeover proposal and its representatives regarding such proposal.

Changes in Board Recommendation (page 71)

The Valspar board of directors has unanimously recommended that Valspar stockholders vote “FOR” the proposal to adopt the merger agreement. The merger agreement permits the Valspar board of directors to make a “company adverse recommendation change” (as described in the section entitled “The Merger Agreement — Alternative Proposals; No Solicitation — Changes in Board Recommendation”) only in certain limited circumstances, as described below.

At any time after March 19, 2016 and prior to the time the requisite company vote is obtained, the Valspar board of directors may make a “company adverse recommendation change” in response to an “intervening event” if prior to taking such action, the Valspar board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. Prior to making a company adverse recommendation change in response to an intervening event, Valspar must have given Sherwin-Williams at least four business days’ prior written notice of its intention to take such action, and at the end of such notice period, the Valspar board of directors must have considered in good faith any revisions to the terms of the merger agreement proposed in writing by Sherwin-Williams, and have determined, after consultation with independent financial advisors and outside legal counsel, that the failure to make a company adverse recommendation change would continue to be inconsistent with its fiduciary duties under applicable law. See the section entitled “The Merger Agreement — Alternative Proposals; No Solicitation — Changes in Board Recommendation.”

Further, at any time after March 19, 2016 and prior to the time the requisite company vote is obtained, if the Valspar board of directors determines in good faith, after consultation with independent financial advisors and outside legal counsel, that a written company takeover proposal made after March 19, 2016 (that did not result from a breach of the non-solicitation provision of the merger agreement) constitutes a “company superior proposal,” then the Valspar board of directors may (1) make a company adverse recommendation change or (2) cause Valspar to terminate the merger agreement in order to enter into a definitive agreement relating to such company superior proposal, subject to paying the $300 million termination fee due to Sherwin-Williams under the terms of the merger agreement. Prior to making any such company adverse recommendation change or terminating the merger agreement to enter into a definitive agreement relating to a company superior proposal, (1) Valspar must have given Sherwin-Williams at least four business days’ prior written notice of its intention to take such action, and have provided Sherwin-Williams the material terms and conditions of, and the identity of the person making, any such company superior proposal and copies of the company superior proposal and any proposed company acquisition agreements and (2) at the end of such notice period, the Valspar board of directors must have considered in good faith any revisions to the terms of the merger agreement proposed in writing by Sherwin-Williams, and have determined, after consultation with its independent financial advisors and outside legal counsel, that the company superior proposal would nevertheless continue to constitute a company superior proposal if the revisions proposed by Sherwin-Williams were to be given effect. See the sections entitled “The Merger Agreement — Alternative Proposals; No Solicitation — Changes in Board Recommendation” and “The Merger Agreement — Termination Fee.”

Termination (page 78)

The merger agreement may be terminated at any time prior to the effective time in the following circumstances:

•	by the mutual written consent of Valspar and Sherwin-Williams;

•	by either Valspar or Sherwin-Williams, if:

•	the merger has not been completed by March 21, 2017, subject to up to two three-month extensions in certain circumstances, to June 21, 2017 and September 21, 2017, respectively (as it may be extended, the “end date,” as described in the section entitled “The Merger Agreement — Termination”;

•	an order by a governmental entity of competent jurisdiction has been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, and such order has become final and nonappealable, except that a party will not have the right to terminate if such order resulted due to the intentional material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement; or

•	if the requisite company vote has not been obtained at the Valspar stockholders’ meeting or at any adjournment or postponement of the Valspar stockholders’ meeting; or

•	by Valspar, if:

•

Sherwin-Williams or Merger Sub has breached or there is any inaccuracy in any of its representations or warranties, or has breached or failed to perform any of its covenants or other agreements contained in the merger agreement, which (1) would result in a failure of a condition to the obligations of Valspar to effect the merger and (2) is either not curable or is not cured by the earlier of the end date and the date that is 30 days following written notice from Valspar to Sherwin-Williams describing such breach or failure; or

•	at any time prior to the time the requisite company vote is obtained, in accordance with the provisions regarding Valspar’s right to terminate the merger agreement to enter into a definitive agreement relating to a company superior proposal; or

•	by Sherwin-Williams, if:

•	Valspar has breached or there is any inaccuracy in any of its representations or warranties, or has breached or failed to perform any of its covenants or other agreements contained in the merger agreement (with certain exceptions), which (1) would result in a failure of a condition to the obligations of Sherwin-Williams and Merger Sub to effect the merger and (2) is either not curable or is not cured by the earlier of the end date and the date that is 30 days following written notice from Sherwin-Williams to Valspar describing such breach or failure;

•	the Valspar board of directors has effected a company adverse recommendation change; or

•	Valspar has breached (except for any de minimis breach) any of its obligations under the non-solicitation provisions of the merger agreement or specified provisions of the merger agreement related to preparing this proxy statement and obtaining the requisite company vote.

Termination Fee (page 79)

Valspar will pay Sherwin-Williams a termination fee in an amount equal to $300 million in immediately available funds if the merger agreement is terminated in the following circumstances:

•	if the merger agreement is terminated by Valspar in order to enter into a definitive agreement relating to a company superior proposal;

•	if the merger agreement is terminated by Sherwin-Williams because (1) the Valspar board of directors has effected a company adverse recommendation change or (2) Valspar has breached (except for any de minimis breach) any of its obligations under the non-solicitation provisions of the merger agreement or specified provisions of the merger agreement related to preparing this proxy statement and obtaining the requisite company vote; or

•	(1) after March 19, 2016, a qualifying transaction (as defined below) has been publicly made and not withdrawn, (2) the merger agreement is thereafter terminated by Valspar or Sherwin-Williams (as applicable) because (i) the merger agreement has not been completed by the end date (if Valspar is in material breach of its regulatory efforts obligations under the merger agreement), (ii) Valspar breached or there was any inaccuracy in any of its representations or warranties, leading to a termination right or (iii) the requisite company vote was not obtained, and (3) at any time on or before the 12-month anniversary of such termination, Valspar or any of its subsidiaries enters into a definitive agreement with respect to any qualifying transaction or completes a qualifying transaction.

A “qualifying transaction” is deemed to occur if Valspar receives a bona fide proposal or offer made by any person or group of related persons (other than Sherwin-Williams and its subsidiaries), and whether involving a transaction or series of related transactions, for (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Valspar, (2) the acquisition by any person or group of related persons (other than Sherwin-Williams and its subsidiaries) of more than 50% of the assets of Valspar and its subsidiaries, on a consolidated basis (in each case, including securities of the subsidiaries of Valspar), or (3) the direct or indirect acquisition by any person or group of related persons (other than Sherwin-Williams and its subsidiaries) of more than 50% of the shares of Company common stock then issued and outstanding.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposals to be voted on at the special meeting. These questions and answers may not address all of the questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section entitled “Where You Can Find Additional Information.”

Q:	Why am I receiving this proxy statement?

A:	On March 19, 2016, the Company entered into a definitive agreement providing for the merger of Merger Sub, a wholly owned subsidiary of Sherwin-Williams, with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Sherwin-Williams. You are receiving this proxy statement in connection with the solicitation of proxies by the Valspar board of directors in favor of the proposal to adopt the merger agreement and to approve the other related proposals to be voted on at the special meeting.

Q:	When and where is the special meeting?

The special meeting will be held at [            ], at [            ] local time, on [            ] (including any adjournment or postponement thereof, the “special meeting”).

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of Valspar common stock as of the close of business on [ ], 2016, the record date for the special meeting, are entitled to receive these proxy materials and to vote their shares at the special meeting. As of the close of business on the record date, there were [ ] shares of common stock outstanding and entitled to vote at the special meeting, held by [ ] holders of record. Each share of Valspar common stock issued and outstanding as of the record date will be entitled to one vote on each matter submitted to a vote at the special meeting.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;

•	to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger; and

•	to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

Q:	How do I attend the special meeting?

A:	To attend the meeting, you will need to bring an admission ticket and a form of valid government-issued photo identification. You will need to print an admission ticket in advance by visiting www.proxyvote.com and following the instructions there. In addition, you will need the 16-digit control number to access www.proxyvote.com. You can find your control number:

•	on your proxy card included in this proxy statement, if it was mailed to you;

•	on your Notice of Internet Availability of proxy statement, if you received this proxy statement through electronic delivery; or

•	on your voting instruction card if you hold your shares in “street name” through a bank, broker or other nominee.

If you are not a holder of record as of the record date, you may be admitted to the meeting only if you have a valid legal proxy from a holder of record as of the record date who has obtained an admission ticket. You must present that proxy and admission ticket, as well as a form of valid government-issued photo identification, at the entrance to the meeting.

Q:	How many shares are needed to constitute a quorum?

A:	A quorum will be present if holders of record of a majority of the shares of common stock outstanding on the close of business on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

As of [                    ], 2016, the record date for the special meeting, there were [            ] shares of common stock outstanding.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, your broker, bank or other nominee will not vote on your behalf with respect to any of the proposals, and your shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	What vote of Valspar stockholders is required to adopt the merger agreement?

A:	Adoption of the merger agreement requires that stockholders holding a majority of the shares of common stock outstanding at the close of business on the record date for the special meeting vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, such failure to instruct your nominee will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	What vote of Valspar stockholders is required to approve the other proposals to be voted upon at the special meeting?

A:	Each of the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum, requires the affirmative vote of holders of a majority of the shares of common stock present at the meeting (in person or represented by proxy) and entitled to vote thereon.

An abstention with respect to either proposal will have the same effect as a vote “AGAINST” such proposals, but a failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf), assuming a quorum is present, will have no effect on such proposals.

Q:	How does the Valspar board of directors recommend that I vote?

A:	The Valspar board of directors unanimously recommends that Valspar stockholders vote;

•	“FOR” the proposal to adopt the merger agreement;

•	“FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger; and

•	“FOR” the proposal regarding adjournment of the special meeting.

For a discussion of the factors that the Valspar board of directors considered in determining to recommend the adoption of the merger agreement, please see the section entitled “The Merger (Proposal 1) — Reasons for the Merger; Recommendation of the Valspar Board of Directors.” In addition, in considering the recommendation of the Valspar board of directors with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Valspar stockholders generally. For a discussion of these interests, please see the section entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	How do Valspar’s directors and officers intend to vote?

A:	We currently expect that the Company’s directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting.

Q:	When is the merger expected to be completed?

A:	As of the date of this proxy statement, we expect to complete the merger by the end of the first quarter of 2017. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, which are described in this proxy statement and include various regulatory clearances and approvals, and it is possible that factors outside the control of Valspar or Sherwin-Williams could delay the completion of the merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by the Company’s stockholders, or if the merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain a public company, and shares of our common stock will continue to be registered under the Exchange Act, as well as listed and traded on the NYSE. In the event that either Valspar or Sherwin-Williams terminates the merger agreement, then, in certain circumstances, Valspar will pay Sherwin-Williams a termination fee in an amount equal to $300 million. See the section entitled “The Merger Agreement — Termination Fee.”

Q:	What will happen if stockholders do not approve the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger?

A:	The inclusion of this proposal is required by the Securities and Exchange Commission (“SEC”) rules; however, the approval of this proposal is not a condition to the completion of the merger and the vote on this proposal is an advisory vote by stockholders and will not be binding on the Company or Sherwin-Williams. If the merger agreement is adopted by the Company’s stockholders and the merger is completed, the merger-related compensation will be paid to the Company’s named executive officers in accordance with the terms of their compensation agreements and arrangements even if stockholders fail to approve this proposal.

Q:	What do I need to do now? How do I vote my shares of common stock?

A:	We urge you to, and you should, read this entire proxy statement carefully, including its annexes and the documents incorporated by reference in this proxy statement, and to consider how the merger affects you. Your vote is important, regardless of the number of shares of common stock you own.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record but instead hold your shares of common stock in “street name” through a broker, bank or other nominee, you must provide a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting.

It is not necessary to attend the special meeting in order to vote your shares. To ensure that your shares of common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Attending the meeting in person does not itself constitute a vote on any proposal.

Shares of Common Stock Held by Record Holder

You can also ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope;

•	telephone, by using the toll-free number listed on each proxy card; or

•	the Internet, at the Internet address provided on each proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote with respect to a proposal, your proxy will be voted “FOR” (1) the proposal to adopt the merger agreement, (2) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and (3) the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

We encourage you to vote by proxy even if you plan on attending the special meeting.

A failure to vote or an abstention will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement. An abstention will have the same effect as voting “AGAINST” the other two proposals, but assuming a quorum is present, a failure to vote will have no effect on the other two proposals.

Shares of Common Stock Held in “Street Name”

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted on any of the proposals, which will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement and no effect on the other two proposals.

Shares of Common Stock Held through the Company’s 401(k) Plans

If you hold your shares through the Company’s Savings and Retirement Plan or 401(k) Plan for Hourly Employees, you will receive voting instructions from the custodian of the applicable plan.

Q:	Can I revoke my proxy?

A:	Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Secretary in writing to the Company in care of the Corporate Secretary at P.O. Box 1461, Minneapolis, Minnesota 55440-1461, or by submitting a new proxy by telephone, the Internet or mail, in each case, in accordance with the instructions on the enclosed proxy card and dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person; however, simply attending the special meeting will not cause your proxy to be revoked. Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, you should instead follow the instructions received from your broker, bank or other nominee to revoke your prior voting instructions. If you hold your shares in “street name,” you may also revoke a prior proxy by voting in person at the special meeting if you obtain a proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting. If you hold your shares through the Company’s Savings and Retirement Plan or 401(k) Plan for Hourly Employees, you should follow the instructions from the custodian of the applicable plan to revoke your prior voting instructions.

Q:	What happens if I do not vote or if I abstain from voting on the proposals?

A:	The requisite number of shares to approve the proposal to adopt the merger agreement is based on the total number of shares of common stock outstanding on the record date, not just the shares that are voted. If you do not vote or abstain from voting on the proposal to adopt the merger agreement, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The requisite number of shares to approve the other two proposals is based on the total number of shares represented in person or represented by proxy with respect to such proposals. If you do not vote, such failure to vote will have no effect on the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and the proposal regarding adjournment of the special meeting; if you abstain from voting with respect to such proposals, such abstention will have the same effect as a vote “AGAINST” such proposals.

Q:	Will my shares of common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares of common stock you may hold in “street name” will be deemed to be held by a different stockholder (that is, your custodial bank, broker or other financial nominee) than any shares of common stock you hold of record, any shares of common stock held in “street name” will not be combined for voting purposes with shares of common stock you hold of record. Similarly, if you own shares of common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of common stock because they are held in a different form of record ownership. Shares of common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Please indicate title or authority when completing and signing the proxy card. Shares of common stock held in an individual retirement account must be voted under the rules governing the account. This means that, to ensure all your shares are voted at the special meeting, you should read carefully any proxy materials received and follow the instructions included therewith.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares of common stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards and voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares of common stock are voted.

Q:	What happens if I sell my shares of common stock before completion of the merger?

A:	In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger. Consequently, if you transfer your shares of common stock before completion of the merger, you will have transferred your right to receive the merger consideration in the merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the consummation of the merger. If you transfer your shares of common stock after the record date but before the closing of the merger, you will have the right to vote at the special meeting but not the right to receive the merger consideration.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of common stock evidenced by stock certificates for the merger consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Where can I find more information about Valspar?

A:	You can find more information about us from various sources described in the section entitled “Where You Can Find Additional Information.”

Q:	Can I access these materials on the Internet?

A:	Yes. These proxy materials are available at www.proxyvote.com in PDF and HTML format.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact MacKenzie Partners, Inc., which is acting as the proxy solicitation agent and information agent for the Company in connection with the merger, or the Company.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free: (800) 322-2885

or

The Valspar Corporation

c/o Corporate Secretary

P.O. Box 1461

Minneapolis, Minnesota 55440-1461

(612) 851-7000

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that is not based on historical fact, including statements containing the words “believe,” “may,” “could,” “would,” “might,” “possible,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate” or “continue,” and similar expressions. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Valspar assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the failure to obtain the requisite company vote;

•	the possibility that the closing conditions to the contemplated transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval;

•	delay in closing the transaction or the possibility of non-consummation of the transaction;

•	the potential for regulatory authorities to require divestitures in connection with the proposed transaction and the possibility that Valspar stockholders consequently receive $105 per share instead of $113 per share;

•	the occurrence of any event that could give rise to termination of the merger agreement;

•	the risk that stockholder litigation in connection with the contemplated transactions may affect the timing or occurrence of the contemplated transactions or result in significant costs of defense, indemnification and liability;

•	risks inherent in the achievement of cost synergies and the timing thereof;

•	risks related to the disruption of the transaction to Valspar and its management;

•	limitations placed on Valspar’s ability to operate its business under the merger agreement;

•	the effect of announcement of the transaction on Valspar’s ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties;

•	fluctuations in the availability and prices of raw materials;

•	difficult global economic and capital markets conditions;

•	risks associated with revenues from foreign markets;

•	interruption, failure or compromise of Valspar’s information systems;

•	changes in the legal and regulatory environment;

and other risks detailed in our filings with the SEC, including the Company’s most recent Annual Report on Form 10-K for the fiscal year ended October 30, 2015, and in the Company’s Quarterly Reports on Form 10-Q and other documents filed by Valspar with the SEC after the date thereof. See the section entitled “Where You Can Find Additional Information.”

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which speak only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE COMPANIES

The Valspar Corporation

Valspar is a Delaware corporation. Valspar is a global leader in the coatings industry, providing customers with innovative, high-quality products and value-added services. Our approximately 11,000 employees worldwide deliver advanced coatings solutions with best-in-class appearance, performance, protection and sustainability to customers in more than 100 countries. Valspar offers a broad range of superior coatings products for consumers, and highly-engineered solutions for the construction, industrial, packaging and transportation industries. Valspar’s reported net sales in fiscal 2015 were $4.4 billion, and its shares are traded on the NYSE under the symbol “VAL.”

Valspar’s principal executive offices are located at 1101 South 3rd Street, Minneapolis, Minnesota 55440-1461, and its telephone number is (612) 851-7000.

A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended October 30, 2015, which is incorporated by reference into this proxy statement. See the section entitled “Where You Can Find Additional Information.”

The Sherwin-Williams Company

Sherwin-Williams is an Ohio corporation. Founded in 1866, Sherwin-Williams is a global leader in the manufacture, development, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers. Sherwin-Williams manufactures products under well-known brands such as Sherwin-Williams®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 115 countries around the world. Sherwin-Williams trades on the NYSE under the symbol “SHW.”

Sherwin-Williams’ principal executive offices are located at 101 West Prospect Avenue, Cleveland, Ohio 44115-1019, and its telephone number is (216)  566-2000.

Viking Merger Sub, Inc.

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Sherwin-Williams that was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub has not carried on any activities on or prior to the date of this proxy statement except for activities incidental to its formation and activities in connection with Sherwin-Williams’ acquisition of Valspar. Upon completion of the merger, Merger Sub will merge with and into Valspar and will cease to exist.

Merger Sub’s principal executive offices are located at 101 West Prospect Avenue, Cleveland, Ohio 44115-1019, and its telephone number is (216) 566-2000.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the Valspar board of directors for use at the special meeting or any adjournment or postponement thereof. This proxy statement provides the Company’s stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Valspar board of directors for use at the special meeting to be held on [            ], starting at [            ] local time, at [                    ], or at any adjournment or postponement thereof.

To attend the meeting, you will need to bring an admission ticket and a form of valid government-issued photo identification. You will need to print an admission ticket in advance by visiting www.proxyvote.com and following the instructions there. In addition, you will need the 16-digit control number to access www.proxyvote.com. You can find your control number:

•	on your proxy card included in this proxy statement, if it was mailed to you;

•	on your Notice of Internet Availability of proxy statement, if you received this proxy statement through electronic delivery; or

•	on your voting instruction card if you hold your shares in “street name” through a bank, broker or other nominee.

If you are not a holder of record as of the record date, you may be admitted to the meeting only if you have a valid legal proxy from a holder of record as of the record date who has obtained an admission ticket. You must present that proxy and admission ticket, as well as a form of valid government-issued photo identification, at the entrance to the meeting.

Purposes of the Special Meeting

At the special meeting, Valspar stockholders will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement, dated as of March 19, 2016, by and among the Company, Sherwin-Williams and Merger Sub, a wholly owned subsidiary of Sherwin-Williams;

•	to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, the value of which is disclosed in the table in the section of this proxy statement entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger”; and

•	to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

Our stockholders must adopt the merger agreement for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A, and the material provisions of the merger agreement are described in the section entitled “The Merger Agreement.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either the Company or Sherwin-Williams. Accordingly, if the merger agreement is adopted by the Company’s stockholders and the merger is completed, the merger-related compensation may be paid to the Company’s executive officers even if the stockholders fail to approve the proposal.

Valspar does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. If any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [                     ], 2016.

Record Date and Quorum

The holders of record of Valspar common stock as of the close of business on [                    ], 2016, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, [            ] shares of common stock were outstanding.

The presence at the special meeting, in person or represented by proxy, of the holders of record of a majority of the common stock outstanding at the close of business on the record date will constitute a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting.

Required Vote

Each share of common stock outstanding at the close of business on the record date is entitled to one vote on each of the proposals to be considered at the special meeting.

For the Company to complete the merger, Valspar stockholders holding a majority of the shares of common stock outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of each of the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast by the holders of shares entitled to vote thereon, present in person or represented by proxy. An abstention with respect to either proposal will have the same effect as a vote “AGAINST” such proposals, but a failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf), assuming a quorum is present, will have no effect on these proposals.

As of the record date, there were [            ] shares of common stock outstanding and [            ] record holders.

Voting by the Company’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of the Company were entitled to vote [            ] shares of common stock, or approximately [    ]% of the shares of common stock issued and outstanding on that date. We currently expect that the Company’s directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so.

Voting; Proxies; Revocation

Attendance

All holders of shares of common stock as of the close of business on [                    ], 2016, the record date, including stockholders of record and beneficial owners of common stock registered in the “street name” of a broker, bank or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your broker, bank or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares of common stock in “street name” through a broker, bank or other nominee, you must provide a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting. Attending the meeting in person does not itself constitute a vote on any proposal.

Providing Voting Instructions by Proxy

To ensure that your shares of common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Shares of Common Stock Held by Record Holder

If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address specified on the enclosed proxy card. Your shares of common stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares of common stock will be voted in the manner directed by you on your proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to adopt the merger agreement, the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum. If you fail to return your proxy card and you are a holder of record on the record date, unless you attend the special meeting and vote in person, the effect will be that your shares of common stock will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote against the proposal to adopt the merger agreement and, assuming a quorum is present, will not affect the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, or the vote regarding the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

Shares of Common Stock Held in “Street Name”

If your shares of common stock are held by a broker, bank or other nominee on your behalf in “street name,” your broker, bank or other nominee will send you instructions as to how to provide voting instructions for your shares. Many brokerage firms and banks have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.

In accordance with the rules of the NYSE, brokers, banks and other nominees that hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to adopt the merger agreement, the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, or the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to these proposals. Therefore, unless you attend the special meeting in person with a properly executed legal proxy from your broker, bank or other nominee, your failure to provide instructions to your broker, bank or other nominee will result in your shares of Valspar common stock not being present at the meeting and not being voted on any of the proposals. Consequently, there cannot be any broker non-votes occurring in connection with any of the proposals at the special meeting.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or

•	delivering a written notice of revocation by mail to the Company in care of the Corporate Secretary at P.O. Box 1461, Minneapolis, Minnesota 55440-1461.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions. If you hold your shares in “street name,” you may also revoke a prior proxy by voting in person at the special meeting if you obtain a proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting. If you hold your shares through the Company’s Savings and Retirement Plan or 401(k) Plan for Hourly Employees, you should follow the instructions from the custodian of the applicable plan to revoke your prior voting instructions.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or represented by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of common stock present or represented at the special meeting for purposes of determining whether a quorum has been achieved.

Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. The requisite number of shares to approve the other two proposals is based on the total number of shares represented in person or represented by proxy with respect to such proposals. If you do not vote, such failure to vote will have no effect on the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger or the proposal regarding adjournment of the special meeting; if you abstain from voting with respect to such proposals, such abstention will have the same effect as a vote “AGAINST” such proposals.

Solicitation of Proxies

The Valspar board of directors is soliciting your proxy, and the Company will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of Valspar’s outstanding common stock. The Company has retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist the Valspar board of directors in the solicitation of proxies for the special meeting, and we expect to pay MacKenzie Partners, Inc. approximately $50,000, plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, e-mail, telephone, or via the Internet by MacKenzie Partners, Inc. or, without additional compensation, by certain of the Company’s directors, officers and employees.

Other Information

You should not return your stock certificate or send documents representing common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of common stock for the merger consideration.

THE MERGER (PROPOSAL 1)

The description of the merger in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety.

Certain Effects of the Merger

Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger.

Upon the terms and subject to the conditions of the merger agreement, at the effective time, each share of common stock issued and outstanding immediately before the effective time (other than dissenting shares and shares owned by the Company, Sherwin-Williams or any of their respective subsidiaries (except for shares of common stock held on behalf of third parties), which will be cancelled) will be converted into the right to receive the merger consideration.

The merger consideration will be $113.00 per share in cash, without interest, and subject to any applicable withholding taxes. However, if Sherwin-Williams is required, in order to obtain the necessary regulatory approvals, to commit to a triggering divestiture, as described in the section entitled “The Merger Agreement — Efforts to Complete the Merger — Divestitures and Triggering Divestiture,” then the merger consideration will be $105.00 per share in cash, without interest, and subject to any applicable withholding taxes. See the section entitled “The Merger (Proposal 1) — Regulatory Approvals.”

For purposes of the regulatory approvals provisions in the merger agreement, the calculation of “net sales” with respect to any asset, business or product line will be measured by reference to the net sales of Valspar’s corresponding asset, business or product line for the fiscal year ended October 30, 2015, regardless of which asset, business or product line is actually divested. However, the net sales associated with any asset, business or product line of Valspar or its subsidiaries involved in the manufacture, distribution or sale of architectural coatings in Australia will not count toward calculating the $650 million when determining whether a triggering divestiture has occurred or toward calculating the $1.5 billion in net sales that represents the limit of Sherwin-Williams’ divestiture obligations. The net sales associated with any asset, business or product line of Sherwin-Williams or its subsidiaries involved in the manufacture, distribution or sale of architectural coatings in Australia will count toward the aforesaid $650 million and $1.5 billion calculations.

Sherwin-Williams has agreed to use its reasonable best efforts to satisfy the applicable closing conditions without taking, or committing to take, any action that would constitute a triggering divestiture, unless and until (1) Valspar has requested that Sherwin-Williams offer a triggering divestiture or (2) Sherwin-Williams reasonably determines, after communications between Sherwin-Williams and a governmental entity (to which Valspar was a participant) and after further consultation with Valspar, that a triggering divestiture is necessary in order to permit the satisfaction of the applicable closing conditions by the end date, as described in the section entitled “The Merger Agreement — Efforts to Complete the Merger — Divestitures and Triggering Divestiture.”

There can be no assurance that a triggering divestiture will not occur, and accordingly there can be no assurance that holders of Valspar common stock will receive $113.00 per share in cash instead of $105.00 per share in cash. See the section entitled “The Merger (Proposal 1) — Regulatory Approvals.” Our common stock is currently registered under the Exchange Act and is listed on the NYSE under the symbol “VAL.”

Background of the Merger

As part of their ongoing evaluation of Valspar’s business and long-term strategic goals and plans, the Valspar board and senior management periodically review, consider and assess, in the context of Valspar’s operations, financial performance and industry conditions, potential opportunities for business combinations and mergers, joint ventures and other collaborations, acquisitions, a sale of the company, alternatives for returning capital to Valspar’s stockholders and other financial and strategic alternatives. As longstanding advisors of Valspar, Goldman Sachs, as financial advisor to Valspar, and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), as legal counsel to Valspar, from time to time participated in and assisted the Valspar board with such review of financial and strategic alternatives. The financial and strategic alternatives presented and compared for the Valspar board have included Valspar’s continued execution of its strategic plan as an independent, standalone company, share buybacks as a means to increase capital return to Valspar stockholders, bolt-on acquisitions, a strategic merger and a sale of the company, with Sherwin-Williams noted as a potential buyer.

In particular, the potential strategic merger that had in prior years been considered by Valspar senior management and noted for the Valspar board as a possible alternative was a combination of Valspar and another company operating in the same industry in which Valspar operates (“Company 1”). Following a preliminary review by the Valspar board and management of the potential benefits of a combination of Valspar and Company 1, Gary E. Hendrickson, the Chairman and Chief Executive Officer of Valspar, contacted the chief executive officer of Company 1 in May 2015 and arranged a call to discuss general strategic trends in the industry as well as a potential combination of the two companies. The CEO of Company 1 indicated potential interest in exploring such a transaction further but indicated a desire to do so a few months later in the year rather than immediately.

During a regularly scheduled meeting of the Valspar board in June 2015, at which members of senior management and representatives of Goldman Sachs and Wachtell Lipton were present, Mr. Hendrickson reported to the board on his initial conversation with the CEO of Company 1, and representatives of Goldman Sachs reviewed its preliminary financial analysis of certain strategic and financial alternatives potentially available to Valspar, including the alternatives listed above. Based on a preliminary assessment, the Valspar board believed that a stock-for-stock merger with Company 1 could potentially serve as a means of accelerating Valspar’s organic growth and strengthening Valspar’s financial performance and could provide Valspar stockholders with greater value than if Valspar continued to execute on its existing strategic plan as an independent company. The Valspar board accordingly authorized management to continue exploratory discussions to gauge Company 1’s interest in a stock-for-stock merger.

During late summer and early fall of 2015, Mr. Hendrickson and the CEO of Company 1 met in person, spoke by phone and exchanged emails on a number of occasions. Company 1 continued to demonstrate interest in a potential stock-for-stock combination, and both parties agreed that there was industrial and commercial logic to such a combination.

At a board meeting on September 16, 2015, Mr. Hendrickson updated the Valspar board on his discussions with the CEO of Company 1, and the Valspar board continued to support management’s advancement of discussions with Company 1.

At a regularly scheduled board meeting on September 29, 2015, the Valspar board again reviewed, together with members of senior management and representatives of Goldman Sachs and Wachtell Lipton, various strategic and financial alternatives potentially available to Valspar, including those previously presented as well as a more intensive evaluation of a possible stock-for-stock merger with Company 1. At this meeting, the Valspar board authorized management to engage with Company 1 with respect to key terms of a potential stock-for-stock transaction.

On September 30, 2015, Mr. Hendrickson sent an email to the CEO of Company 1, attaching a one-page non-binding illustrative term sheet containing certain key terms of a business combination between the two companies. Throughout late 2015 and into January 2016, Mr. Hendrickson and the CEO of Company 1 had a number of high-level telephone and email conversations regarding a few of the key terms of a stock-for-stock merger of Valspar and Company 1. Although both Valspar and Company 1 continued to believe a transaction between the two companies could be beneficial for both parties and their respective stockholders, the two companies never reached agreement on the economic terms of a transaction, and both sides believed that more work needed to be done to assess the full range of expected synergies of a combination before they could negotiate or agree to economic terms. Accordingly, an in-person meeting in mid-December was arranged between Mr. Hendrickson and other senior executives of Valspar, as well as representatives of Goldman Sachs, and the CEO and three other senior executives of Company 1, as well as representatives of Company 1’s financial advisors, to discuss the strategic plans of each company and to work together to mutually identify expected synergies on the basis of such plans. Valspar and Company 1 also hired an independent accounting firm to further analyze their expected synergies and entered into a mutual confidentiality agreement, which included mutual standstill provisions.

While Valspar and Company 1 continued discussions and analysis of synergies, the Valspar board and senior management continued to consider whether an alternative path, including a sale of the company, could provide Valspar stockholders with greater value. In this regard, the Valspar board was cognizant that Sherwin-Williams, and possibly other industry participants, might have an interest in acquiring Valspar alone on a premium basis but might be unlikely to have an interest or ability to acquire on a premium basis the combined company resulting from a potential combination of Valspar and Company 1.

At each of the June 2015 and September 2015 board meetings, as part of its periodic reviews of alternatives for maximizing stockholder value, a sale of the company was one of the various strategic alternatives presented to and considered by the Valspar board, and Sherwin-Williams was presented at each of these meetings as an obvious potential acquiror, given its relative size, financial and balance sheet strength, businesses and geographic footprint, among other reasons. In addition, over the course of more than three decades, Sherwin-Williams had intermittently contacted Valspar to indicate its interest in acquiring Valspar if and when the time was right for both parties. Prior to Mr. Hendrickson assuming the role of CEO of Valspar, Mr. Hendrickson’s predecessor was approached by Christopher M. Connor, who was then Sherwin-Williams’ Chief Executive Officer and is now its executive Chairman, who had proposed an acquisition of Valspar by Sherwin-Williams. On that occasion, Mr. Hendrickson’s predecessor stated that Valspar was not then interested in a sale transaction, and Mr. Connor indicated that Sherwin-Williams would not pursue an acquisition of Valspar on an unsolicited basis. In 2011, at a dinner involving Messrs. Hendrickson and Connor, Mr. Connor made comments that suggested to Mr. Hendrickson that Sherwin-Williams might be interested should Valspar ever determine to sell itself.

In light of Sherwin-Williams’ prior interest and the perception of Sherwin-Williams as a financially capable and logical strategic buyer, BofA Merrill Lynch, which had previously served as a financial advisor to Valspar, was invited to a meeting of the Valspar board on December 9, 2015 to deliver a presentation explaining the potential rationale for, and a preliminary financial analysis of, an acquisition by Sherwin-Williams. On January 6, 2016, the Valspar board met, together with members of senior management and representatives of Goldman Sachs, BofA Merrill Lynch and Wachtell Lipton, to discuss the progress being made with respect to a merger with Company 1 and to further consider whether Valspar should contact Sherwin-Williams to determine whether it would be interested at the current time in acquiring Valspar and, if so, at what price. The Valspar board also discussed with its financial advisors whether to contact any other potential bidders to probe their interest. The board discussed with Valspar’s financial advisors whether Sherwin-Williams would be the most logical acquiror of Valspar and, in light of Sherwin-Williams’ industry position, complementary businesses and geographic footprint, as well as the projected cost synergies that would result from the combination, together with Sherwin-Williams’ strong balance sheet and financial position, determined, after discussions with its financial and legal advisors, that Sherwin-Williams would be the potential transaction partner most likely to offer the best combination of value and closing certainty to Valspar’s stockholders and, further, that if there were another buyer capable of and willing to make a more compelling offer to acquire Valspar, agreeing to and announcing a transaction with Sherwin-Williams would be the best way to elicit any such offer.

On January 7, 2016, Mr. Hendrickson telephoned Mr. Connor, who had recently become the executive Chairman of Sherwin-Williams, with John G. Morikis being appointed as Sherwin-Williams’ new Chief Executive Officer, to arrange a dinner to discuss a matter of potential interest to both parties. Mr. Connor accepted the invitation, and on January 12, 2016 Mr. Hendrickson and Mr. Connor met in Cleveland, Ohio. At this meeting, Mr. Hendrickson informed Mr. Connor that Valspar was considering a potential strategic transaction that could effectively preclude an acquisition of Valspar by Sherwin-Williams, but that Valspar would consider an offer from Sherwin-Williams if it were compelling and preemptive and presented a very high degree of closing certainty. Mr. Connor responded that an acquisition of Valspar was something that he and the Sherwin-Williams board periodically discussed and viewed as a potentially compelling and transformative transaction from the perspective of Sherwin-Williams’ stockholders and the combined company’s customers and, accordingly, Sherwin-Williams would have interest in a potential acquisition. Mr. Hendrickson informed Mr. Connor that, because Valspar was in discussions regarding a potential strategic transaction, if Sherwin-Williams wished to convince the Valspar board to focus on Sherwin-Williams rather than on Valspar’s other alternatives, Mr. Hendrickson would need to hear from Mr. Connor quickly as to price and deal certainty. Mr. Connor said that he would discuss the matter with the Sherwin-Williams board and get back to Mr. Hendrickson.

On January 14, 2016, the Valspar board, together with members of senior management and representatives of Wachtell Lipton, Goldman Sachs and BofA Merrill Lynch, met telephonically to receive a report on discussions with Company 1 and the initial outreach by Mr. Hendrickson to Mr. Connor. The Valspar board was informed that discussions were ongoing with Company 1 with respect to anticipated synergies of a stock-for-stock merger but that no agreement had been reached on the economic terms of a combination and that such discussions as to economic terms, in light of the stock-for-stock structure of such potential transaction, were made more challenging by the relative movement of each party’s stock price during recent months. As to Sherwin-Williams, the Valspar board was informed that Sherwin-Williams had responded positively at the initial dinner between Mr. Hendrickson and Mr. Connor and that a price proposal was expected from Sherwin-Williams in the next two weeks.

On January 18, 2016, Sherwin-Williams and Valspar entered into a confidentiality agreement, which included standstill provisions, in order to further facilitate discussions and due diligence between the parties. To facilitate Sherwin-Williams’ development of an acquisition proposal, on January 20, 2016, members of senior management of each of Valspar and Sherwin-Williams met in Minneapolis, Minnesota to discuss Valspar’s business and operations.

On January 27, 2016, Messrs. Connor and Morikis telephoned Mr. Hendrickson to propose that Sherwin-Williams acquire Valspar at $106 per share in cash, assuming satisfactory due diligence and negotiation of transaction documentation.

Later on the same day, Mr. Hendrickson called Messrs. Connor and Morikis, informing them that he did not view Sherwin-Williams’ proposal as compelling or preemptive as they had discussed and that he doubted the Valspar board would view $106 per share as compelling or preemptive, and that, accordingly, in order to convince the Valspar board to focus on Sherwin-Williams rather than Valspar’s other alternatives, Sherwin-Williams would need to increase its proposal and clearly indicate its willingness to provide a high level of closing certainty in the transaction. Mr. Hendrickson reminded Messrs. Connor and Morikis that the discussions between Valspar and a third party made it imperative for Sherwin-Williams to put its best foot forward on an accelerated timetable.

On January 28, 2016, Mr. Hendrickson telephoned a senior executive of a company with significant operations in the industry (“Company 2”) to inquire on a hypothetical basis whether Company 2 would have any interest in acquiring Valspar. The Valspar board believed, based on input from senior management and representatives of Valspar’s advisors, that Company 2 was potentially capable of acquiring both Valspar and Company 1. During that conversation, Mr. Hendrickson suggested as a possible rationale for such a transaction the potential synergies that could be achieved if the acquisition of Valspar by Company 2 were followed by a subsequent acquisition of Company 1 by Company 2.

On January 29, 2016, the Valspar board convened, together with members of senior management and representatives of Goldman Sachs, BofA Merrill Lynch and Wachtell Lipton, to receive an update and discuss Valspar’s alternatives. The Valspar board discussed potential responses to Sherwin-Williams with respect to price and closing certainty. The Valspar board also considered whether to contact any other potential buyers of Valspar, but determined not to do so in light of the ongoing discussions with Sherwin-Williams and Company 1, the outreach to Company 2 and the Valspar board’s belief that no other party would likely be in a position to offer greater value and closing certainty than Sherwin-Williams.

On January 30, 2016, Messrs. Morikis and Connor telephoned Mr. Hendrickson to propose a revised price of $110 per Valspar share in cash and to suggest that regulatory counsel for each of the parties (Wachtell Lipton in the case of Valspar and Weil, Gotshal & Manges in the case of Sherwin-Williams) should discuss regulatory considerations involved in a combination of Valspar and Sherwin-Williams. Mr. Hendrickson responded that if Sherwin-Williams wished to convince the Valspar board to focus on Sherwin-Williams rather than Valspar’s other alternatives, Sherwin-Williams would need to accept all of the closing risk such that there would be no reasonable possibility that a transaction, once entered into, would not be completed.

Between January 30 and February 5, 2016, Mr. Hendrickson and each of Mr. Connor and Mr. Morikis had several further communications regarding price and allocation of closing risk. Following consultation with Valspar’s advisers, and mindful of the valuation discussions held with the Valspar board, Mr. Hendrickson, believing that providing a target to Sherwin-Williams would be the best way to convince Sherwin-Williams to increase its price, indicated that he personally would be willing to recommend to the Valspar board a transaction at $115 per share where Sherwin-Williams bore substantially all closing risk. In response, Mr. Connor stated that the difference between $110 and $115 would be something that Sherwin-Williams would be willing to consider and that he could possibly begin to bridge that gap but that there would need to be a discussion of a reasonable allocation of closing risk. Mr. Hendrickson maintained the position that he was willing to recommend a transaction at $115 per share where Sherwin-Williams bore substantially all closing risk.

On February 2, 2016, the senior executive of Company 2 called Mr. Hendrickson and informed him that, given Valspar’s current market valuation, Company 2 had no interest in a transaction involving Valspar.

On February 5, 2016, the Valspar board again convened, together with members of senior management and representatives of Goldman Sachs, BofA Merrill Lynch and Wachtell Lipton, received an update, and discussed Valspar’s alternatives.

On February 8, 2016, Messrs. Morikis and Connor telephoned Mr. Hendrickson to indicate that Sherwin-Williams would be willing to accept closing risk — including by committing to divest such assets, if any, as might possibly be necessary to obtain the regulatory approvals required to complete the transaction — but only at a price of $105 per share in cash. Mr. Hendrickson indicated his disappointment that Sherwin-Williams had lowered its price from its prior proposals.

After February 8, representatives of Goldman Sachs and BofA Merrill Lynch, at the direction of the Valspar board, and representatives of Citigroup Global Markets Inc. (“Citi”), Sherwin-Williams’ financial advisor, had a number of conversations regarding price and allocation of closing risk. In the course of these conservations, Citi indicated that Sherwin-Williams was willing to pay $110 per share with a limited reverse termination fee payable to Valspar in the event regulatory approval was not obtained, and that Sherwin-Williams might be able to provide additional value if the parties could agree on a reasonable allocation of regulatory risk, but that $105 per share was the maximum price Sherwin-Williams would be willing to pay if it bore substantially all closing risk.

Between February 8 and February 18, Valspar management and its advisors worked to determine whether there might be a way to bridge the valuation and closing risk gap between Valspar and Sherwin-Williams. Valspar considered some customary approaches, involving a single purchase price and varying levels of divestiture commitments and break-up fees, none of which appeared acceptable to both parties. Valspar management and its advisors then considered a dual-price framework in which Sherwin-Williams would agree to make any divestitures necessary to complete the deal but that the price it would pay would vary depending on the amount of divestitures required. The rationale was that this construct would satisfy Valspar’s desire for closing certainty and would, in a low- or no-divestiture scenario, which Valspar considered to be likely, provide Valspar stockholders with full value for their shares undiscounted for closing risk, while also addressing Sherwin-Williams’ concern about paying full price for Valspar in mid- to high-divestiture scenarios in which Sherwin-Williams might not be able to obtain the full expected benefits of the transaction. Valspar’s management believed that a dual-price structure could potentially be acceptable to both parties, and determined to raise it with Sherwin-Williams.

On February 18, 2016, Mr. Hendrickson telephoned Messrs. Morikis and Connor to suggest the dual-price framework, proposing a price of $115 per share in cash if less than a specified level of divestitures were needed to obtain regulatory clearances and $108 per share in cash if more than such specified level of divestitures were needed to obtain regulatory clearances. At the $108 per share price level, Sherwin-Williams would be required to accept substantially all of the closing risk (including committing to divest such assets, if any, as might possibly be necessary to obtain the regulatory clearances required to complete the transaction) such that there would be no reasonable possibility that a transaction, once entered into, would not be completed. Mr. Hendrickson indicated that the guiding principle for determining the threshold at which the price would be lowered from $115 to $108 should be a quantification of the assets, product lines or businesses that would, if divested, meaningfully diminish the fundamental synergy assumptions underlying Sherwin-Williams’ rationale for the transaction.

On February 21, 2016, representatives of Citi reached out to representatives of Goldman Sachs and BofA Merrill to lay the groundwork for a call that Mr. Morikis planned to make to Mr. Hendrickson the next day. Citi informed Goldman Sachs and BofA Merrill that Mr. Morikis would convey the price proposal when he spoke to Mr. Hendrickson the next day, but that with respect to regulatory risk, Sherwin-Williams would be willing to take all actions necessary to obtain the required regulatory clearances, except that it would not be required to divest assets representing more than $1.3 billion of revenues, and that the low-end per share price would be paid if Sherwin-Williams was required to divest assets representing more than $400 million of revenues.

On February 22, 2016, Mr. Morikis telephoned Mr. Hendrickson. Mr. Morikis expressed appreciation for Valspar’s proposal of the dual-price framework, but proposed that the high-end price per share be $112 and the low-end price per share be $105. Mr. Morikis was emphatic that $105 per share was the highest price Sherwin-Williams would offer in any scenario in which Sherwin-Williams had risk of being required to divest certain assets that it viewed as important to Sherwin-Williams’ ability to achieve the full expected benefits of the transaction. In response to this proposal, Mr. Hendrickson suggested that Sherwin-Williams do its best to improve its high-end per share price before the Valspar board meeting scheduled for the next day. Mr. Hendrickson also explained that, consistent with the previously described guiding principles for determining the divestiture thresholds, the price should not change unless Sherwin-Williams was required to divest assets representing more than $600 million of revenues and that Sherwin-Williams should be required to take all actions needed to obtain regulatory approvals unless it would be required to divest assets representing more than $1.5 billion of revenues. Again, Mr. Hendrickson suggested that Sherwin-Williams do its best to improve its proposal with respect to price and regulatory risk allocation before the upcoming Valspar board meeting.

Later on February 22, 2016, Mr. Morikis called Mr. Hendrickson to let him know that Sherwin-Williams could increase its high-end price to $112.50 per share, leaving the low-end price at $105 per share, and could agree to Mr. Hendrickson’s proposed thresholds of $600 million and $1.5 billion. In response, Mr. Hendrickson proposed that the two companies’ respective chief financial officers meet to discuss the assumptions in Sherwin-Williams’ valuation model to determine whether Sherwin-Williams could potentially increase its top-end price even further. Later that day, James L. Muehlbauer, Valspar’s Executive Vice President, Chief Financial and Administrative Officer, and Sean P. Hennessy, Sherwin-Williams’ Senior Vice President — Finance and Chief Financial Officer, discussed assumptions in Sherwin-Williams’ model, as planned.

On February 23, 2016, at a meeting of the Valspar board at which members of senior management and representatives of Goldman Sachs, BofA Merrill Lynch and Wachtell Lipton were present, Mr. Hendrickson reported his communications with Sherwin-Williams to Valspar’s directors, and representatives of Goldman Sachs and BofA Merrill Lynch provided the Valspar board with revised preliminary financial analyses of an acquisition of Valspar by Sherwin-Williams, a stock-for-stock merger with Company 1, Valspar’s execution of management’s standalone plan and certain other potential strategic alternatives reasonably available to Valspar. With respect to Company 1, it was noted that, throughout the same period as Valspar and Sherwin-Williams were discussing the potential acquisition, there continued to be periodic contact between the principals of Valspar and Company 1, although the discussions had been moving slowly and did not address the economic terms of the potential combination. Given this, the progress of negotiations with Sherwin-Williams and the estimated value from a transaction with Sherwin-Williams as compared to a stock-for-stock merger with Company 1, it was the consensus of the Valspar board that Valspar should focus on whether an acceptable transaction with Sherwin-Williams could be finalized. As mid-February neared, Valspar and Company 1 deferred negotiating economic terms pending each company’s upcoming announcement of quarterly earnings. With respect to Sherwin-Williams, the Valspar board was updated on the status of negotiations regarding price and regulatory risk, including Sherwin-Williams’ latest proposal of a high-end price of $112.50 and a low-end price of $105 with a divestiture cap of $1.5 billion. The Valspar board again discussed whether to contact any other potential bidders and again concluded not to do so based on its belief, following further discussion with its financial advisors, that Sherwin-Williams would be the potential transaction partner most likely to offer the best combination of value and closing certainty to Valspar’s stockholders and, further, that if there were another buyer capable of and willing to make a more compelling offer to acquire Valspar, agreeing to and announcing a transaction with Sherwin-Williams would be the best way to elicit any such offer. Following discussion, the Valspar board directed Mr. Hendrickson to contact Mr. Morikis to see whether he could obtain a higher price.

On February 24, 2016, Mr. Morikis informed Mr. Hendrickson that, following the conversation between their respective CFOs, Sherwin-Williams would be able to offer a high-end price of $113 and a low-end price of $105, which he said was Sherwin-Williams’ best and final offer. Sherwin-Williams’ proposal regarding regulatory risk remained unchanged from February 22. Later that day, the Valspar board reconvened and was informed of Sherwin-Williams’ revised proposal. Following discussion, it was the consensus of the Valspar board that the revised proposal would be an acceptable basis for a transaction and directed Valspar’s management and financial and legal advisors to seek to negotiate a definitive transaction on those economic terms.

On February 26, 2016, Wachtell Lipton sent an initial draft of the merger agreement to Sherwin-Williams’ outside legal counsel, Jones Day. On March 2, 2016, Valspar opened an electronic data room containing materials in response to Sherwin-Williams’ due diligence requests, granting access to Sherwin-Williams and its legal and financial advisors.

From March 2 through March 16, 2016, Valspar, Sherwin-Williams and their respective legal and financial advisors discussed and negotiated the terms of the merger agreement, and Sherwin-Williams and its advisors continued its due diligence review of Valspar. In these discussions, the parties negotiated open transaction terms, including the divestiture cap ($1.5 billion, measured using Valspar’s 2015 net sales excluding its Australian business), the amount of the triggering divestitures ($650 million, measured using Valspar’s 2015 net sales excluding its Australian business), the termination fee payable by Valspar to terminate the merger agreement to accept a competing proposal and in certain other circumstances ($300 million) and the scope of representations, warranties, covenants and other terms of the merger agreement as described in the section entitled “The Merger Agreement.”

On March 11, 2016, the CEO of Company 1 sent an email to Mr. Hendrickson closing out and ending discussions at that stage.

In the afternoon on March 17, 2016, the Valspar board met in person, together with members of Valspar management and representatives of Goldman Sachs, BofA Merrill Lynch and Wachtell Lipton, to consider the Sherwin-Williams transaction. Mr. Hendrickson and other members of senior management briefed the board on the status of negotiations with Sherwin-Williams, as well as the status and history of discussions with Company

1. The board also received an updated financial analysis presentation from representatives of Goldman Sachs and BofA Merrill Lynch, including with respect to Valspar’s standalone valuation and a potential acquisition by Sherwin-Williams (based on the latest prices of $113/$105). Representatives of Wachtell Lipton discussed the directors’ fiduciary duties and presented to the board a detailed summary of the terms of the draft merger agreement and the financing commitment that had been obtained by Sherwin-Williams. After extensive discussions, including as to the matters described in the section entitled “The Merger — Reasons for the Merger; Recommendation of the Valspar Board of Directors,” the Valspar board expressed full support for the Sherwin-Williams transaction and authorized Valspar’s management and advisors to seek to resolve remaining open issues and finalize the merger agreement with a view to obtaining final board approval on March 19 and publicly announcing the transaction on March 20.

On March 18, 2016, and throughout the day on March 19, 2016, Valspar, Sherwin-Williams and their respective legal and financial advisors finalized negotiation of the merger agreement.

In the afternoon of March 19, 2016, the Valspar board met telephonically, together with members of Valspar management and representatives of Goldman Sachs, BofA Merrill Lynch and Wachtell Lipton. Representatives of Wachtell Lipton provided directors with an updated summary of the key terms of the merger agreement, and representatives of Goldman Sachs and BofA Merrill Lynch provided directors with an updated financial analysis presentation, which had been updated since the March 17 board meeting for more recent stock trading prices. Representatives of Goldman Sachs and BofA Merrill reviewed their financial analyses of the proposed transaction. After discussion among the board of directors and its advisors, representatives of each of Goldman Sachs and BofA Merrill Lynch delivered an oral opinion, confirmed by delivery of a written opinion dated March 19, 2016, to the board of directors of Valspar to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken described in each financial advisor’s written opinion, the per share price, whether or not a triggering event occurs, to be received in the merger by holders of Valspar common stock was fair, from a financial point of view, to such holders. See the sections entitled “The Merger — Opinion of Goldman Sachs” and “The Merger — Opinion of BofA Merrill Lynch” for more information. The Valspar board reaffirmed its belief, following further discussion with its financial advisors, that Sherwin-Williams was the potential transaction partner most likely to offer the best combination of value and closing certainty to Valspar’s stockholders and, further, that if there were another buyer capable of and willing to make a more compelling offer to acquire Valspar, agreeing to and announcing a transaction with Sherwin-Williams would be the best way to elicit any such offer, which offer would not be precluded by the terms of the merger agreement. The Valspar board also believed, based on input from senior management and representatives of Valspar’s advisors with respect to Sherwin-Williams’ statements made and positions taken during extensive negotiations, that the $113 and $105 per share prices were at the maximum amounts that Sherwin-Williams would be willing to pay to acquire Valspar without significant divestitures and with significant divestitures, respectively, and acknowledged the risk that any delay or interruption in the negotiations with Sherwin-Williams could result in Sherwin-Williams withdrawing or lowering its price. Following discussion among the directors, after careful consideration, the Valspar board unanimously determined that the merger agreement and the merger were fair to, advisable and in the best interests of Valspar and its stockholders and unanimously approved the merger agreement and the merger.

Following the Valspar board’s and the Sherwin-Williams board’s approval of the merger and the merger agreement, during the evening of March 19, 2016, Sherwin-Williams and Valspar finalized and executed the merger agreement.

On March 20, 2016, the parties issued a joint press release announcing execution of the merger agreement.

Reasons for the Merger; Recommendation of the Valspar Board of Directors

The Valspar board, with the assistance of its financial and legal advisors, evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement, unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Valspar and its stockholders and unanimously approved the merger agreement and the merger. Accordingly, the Valspar board unanimously recommends that the stockholders of Valspar vote “FOR” the proposal to adopt the merger agreement.

In the course of reaching its recommendation, the Valspar board considered the following positive factors relating to the merger agreement and the merger, each of which the board believed supported its decision:

•	Attractive Value. While the Valspar board believed the $113 per share price to be the likely actual consideration, the Valspar board believed that both $113 and $105 provided stockholders with attractive value for their shares of Valspar common stock. The Valspar board considered the current and historical market prices of Valspar common stock, including the market performance of the common stock relative to those of other participants in Valspar’s industry and general market indices and against analyst expectations, and the fact that $113 per share in cash represented a premium of approximately 41% to the volume-weighted average price of Valspar common stock for the 30 days up to and including March 18, 2016, the last trading day before public announcement of the transaction, and a premium of approximately 28% to the 52-week intraday high closing price of Valspar common stock, and that $105 per share in cash represented a premium of approximately 31% to the volume-weighted average price of Valspar common stock for the 30 days up to and including March 18, 2016 and a premium of approximately 19% to the 52-week intraday high closing price of Valspar common stock.

•	Best Alternative for Maximizing Stockholder Value. The Valspar board considered that the merger consideration was more favorable to Valspar’s stockholders than the potential value that would reasonably be expected to result from other alternatives reasonably available to Valspar, including the continued operation of Valspar on a standalone basis or a stock-for-stock merger with Company 1 (as described in the section entitled “The Merger — Background of the Merger”), in light of a number of factors, including:

•	the Valspar board’s assessment of Valspar’s business, assets and prospects, its competitive position and historical and projected financial performance, its short-term and long-term capital needs and the nature of the industry in which Valspar operates;

•	the strategic and financial alternatives reasonably available to Valspar, and the risks and uncertainties associated with those alternatives, none of which were deemed likely to result in value to Valspar’s stockholders that would exceed, on a present-value basis, the value of the merger consideration;

•	the Valspar board’s belief, in consultation with its financial advisors, that Sherwin-Williams was the most logical acquiror of Valspar and, in light of Sherwin-Williams’ industry position, complementary businesses and geographic footprint, as well as the projected cost synergies that would result from the combination, together with Sherwin-Williams’ strong balance sheet and financial position, that Sherwin-Williams would be the potential transaction partner most likely to offer the best combination of value and closing certainty to Valspar’s stockholders and, further, that if there were another buyer capable of and willing to make a more compelling offer to acquire Valspar, agreeing to and announcing a transaction with Sherwin-Williams would be the best way to elicit any such offer, which offer would not be precluded by the terms of the merger agreement; and

•	the Valspar board’s belief, based on input from senior management and Valspar’s advisors with respect to Sherwin-Williams’ statements made and positions taken during extensive negotiations, that the $113 and $105 per share prices reflected in the merger agreement were the maximum amounts that Sherwin-Williams would be willing to pay to acquire Valspar without significant divestitures and with significant divestitures, respectively, and the risk that any delay or interruption in the negotiations with Sherwin-Williams could result in Sherwin-Williams withdrawing or lowering its price.

•	Receipt of Fairness Opinions from BofA Merrill Lynch and Goldman Sachs. The Valspar board considered the financial analysis presentation of BofA Merrill Lynch and Goldman Sachs and the opinions of BofA Merrill Lynch and Goldman Sachs rendered to the Valspar board to the effect that, as of March 19, 2016 and based upon and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken described therein, the per share price, whether or not a triggering event occurs, to be received in the merger by holders of Valspar common stock was fair, from a financial point of view, to such holders (as more fully described in the sections entitled “The Merger — Opinion of BofA Merrill Lynch” and “The Merger — Opinion of Goldman Sachs”).

•	Greater Certainty of Value. The Valspar board considered that the proposed merger consideration is all cash, thereby providing Valspar’s stockholders with certainty of value and liquidity for their shares, especially when viewed against the risks and uncertainties inherent in Valspar’s business, including the internal and external risks associated with Valspar’s standalone strategy.

•	High Probability of Completion. The Valspar board considered the likelihood of completion of the merger to be high, particularly in light of the terms of the merger agreement, including:

•	the commitment of Sherwin-Williams in the merger agreement to use its reasonable best efforts to complete the merger, including its commitment to make certain divestitures of assets, businesses and product lines representing up to $1.5 billion of revenues if required to obtain the necessary antitrust clearances (see the section entitled “The Merger Agreement — Efforts to Complete the Merger — Divestitures and Triggering Divestiture” for more information), and the Valspar board’s belief that such amount represented all assets, if any, as might possibly be necessary to obtain the regulatory clearances required to complete the transaction and that accordingly it was highly likely that the merger could be completed with divestitures, if any, well below such amount;

•	the absence of a financing condition in the merger agreement and the representations of Sherwin-Williams in the merger agreement as to its financing (see the section entitled “The Merger — Financing” for more information); and

•	the conditions to closing contained in the merger agreement, which are customary in number and scope, and which, in the case of the condition related to the accuracy of Valspar’s representations and warranties, are generally subject to a “Material Adverse Effect” qualification (see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” for more information).

•	Reasonable Likelihood of Obtaining the Higher Price of $113 Per Share. The Valspar board considered it likely, based on the advice of legal counsel and given the complementary nature of Valspar’s and Sherwin-Williams’ businesses and the expected benefits of the merger to their customers, that the merger would be completed without the need for divestitures in excess of $650 million of revenues and that it was accordingly likely that the merger consideration would be $113 per share in cash rather than $105 per share in cash (see the section entitled “The Merger Agreement — Regulatory Efforts — Divestitures and Triggering Divestiture” for more information).

•	Opportunity to Receive Alternative Proposals and to Terminate the Sherwin-Williams Transaction in Order to Accept a Superior Proposal. The Valspar board considered the terms of the merger agreement permitting Valspar to respond to unsolicited alternative proposals, and the other terms of the merger agreement, including:

•	Valspar’s right, subject to certain conditions, to respond to and negotiate unsolicited acquisition proposals made before the time Valspar’s stockholders adopt the merger agreement (see the section entitled “The Merger Agreement — Alternative Proposals; No Solicitation” for more information); and

•	the provision of the merger agreement allowing the Valspar board to terminate the merger agreement, in specified circumstances relating to a superior proposal, subject, in specified cases, to payment of a termination fee of $300 million, which amount the Valspar board believed to be reasonable under the circumstances and taking into account the range of such termination fees in similar transactions, and the unlikelihood that a fee of such size would be a meaningful deterrent to alternative acquisition proposals (see the sections entitled “The Merger Agreement — Alternative Proposals; No Solicitation,” “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fee” for more information).

In the course of reaching its recommendation, the Valspar board also considered the risks and potentially negative factors relating to the merger agreement and the merger, including:

•	that Valspar stockholders will have no ongoing equity participation in Valspar following the merger, and that such stockholders will therefore cease to participate in Valspar’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the common stock;

•	that Valspar stockholders would likely be asked to vote on adoption of the merger agreement before it is known whether the price per share of Valspar common stock to be paid in the merger is $113 or $105;

•	the possibility, though unlikely from Valspar’s perspective, that the merger does not close (including as a result of events outside of either party’s control) and that completion of the merger could take up to 18 months after execution of the merger agreement, as well as the risks and costs to Valspar if the merger does not close or if there is uncertainty about the likelihood, timing or effects of completion of the merger, including uncertainty about the effect of the proposed merger on Valspar’s employees, potential and existing customers and suppliers and other parties, which may impair Valspar’s ability to attract, retain and motivate key personnel and could cause third parties to seek to change or not enter into business relationships with Valspar, as well as the risk of management distraction as a result of the merger and the risk that the trading price of Valspar common stock could be materially adversely affected;

•	the merger agreement’s restrictions on the conduct of Valspar’s business before completion of the merger, generally requiring Valspar to conduct its business in the ordinary course and prohibiting Valspar from taking specified actions, which may delay or prevent Valspar from undertaking business opportunities that may arise pending completion of the merger (as more fully described in the section entitled “The Merger Agreement — Conduct of Business Pending the Merger”);

•	the possibility that Valspar be required under the terms of the merger agreement to pay a termination fee of $300 million (as more fully described in the section entitled “The Merger Agreement — Termination Fee”); and

•	that the receipt of cash by stockholders in exchange for their shares of Valspar common stock pursuant to the merger will be a taxable transaction to Valspar stockholders for U.S. federal income tax purposes (as more fully described in the section entitled “Material U.S. Federal Income Tax Consequences of Merger”).

The foregoing discussion of the information and factors considered by the Valspar board includes the material factors considered by the Valspar board but does not necessarily include all of the factors considered by the Valspar board. In view of the complexity and variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Valspar board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Valspar board unanimously recommended that the stockholders of Valspar vote in favor of adoption of the merger agreement based upon the totality of information it considered.

Certain Valspar Unaudited Prospective Financial Information

In connection with the merger, Valspar’s management prepared financial projections of revenue, adjusted EBITDA and adjusted earnings per share for fiscal years 2016 through 2020 (the “Valspar Projections”). The Valspar Projections were prepared for internal use and provided to Valspar’s board of directors, for the purposes of considering, analyzing and evaluating the Company’s strategic and financial alternatives, including the merger. The Valspar Projections were also provided to the Financial Advisors in connection with rendering their respective fairness opinions to the Valspar board of directors and in performing the related analyses. The Valspar Projections were also provided to Sherwin-Williams and Sherwin-Williams’ financial advisor in connection with their respective consideration and evaluation of a merger with Valspar. Valspar does not as a matter of course make public projections as to future performance due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. However, Valspar is including in this proxy statement a summary of certain limited unaudited prospective financial information for Valspar on a stand-alone basis, without giving effect to the merger, to give Valspar stockholders access to certain nonpublic information provided to Valspar’s board of directors and Financial Advisors and to Sherwin-Williams for purposes of considering and evaluating the merger. The inclusion of the Valspar Projections should not be regarded as an indication that the Valspar board of directors, Valspar, the Sherwin-Williams board of directors, Sherwin-Williams, Merger Sub, Goldman Sachs, BofA Merrill Lynch, Citi or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and they should not be relied on as such.

The Valspar Projections and the underlying assumptions upon which the Valspar Projections were based are subjective in many respects, and subject to multiple interpretations and frequent revisions attributable to the cyclicality of Valspar’s industry and based on actual experience and business developments. The Valspar Projections reflect numerous assumptions with respect to company performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond Valspar’s control. Multiple factors, including those described in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” could cause the Valspar Projections or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the Valspar Projections will be realized or that actual results will not be significantly higher or lower than projected. Because the Valspar Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Valspar Projections do not take into account any circumstances or events occurring after the date on which they were prepared. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Valspar Projections will be achieved. As a result, the inclusion of the Valspar Projections in this proxy statement does not constitute an admission or representation by Valspar or any other person that the information is material. The summary of the Valspar Projections is not provided to influence Valspar stockholders’ decisions regarding whether to vote for the merger proposal or any other proposal.

The Valspar Projections were not prepared with a view toward public disclosure or toward compliance with United States generally accepted accounting principles (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Ernst & Young LLP (“Ernst & Young”), Valspar’s independent registered public accounting firm, nor any other accounting firm, has examined, compiled or performed any procedures with respect to the Valspar Projections, and accordingly, Ernst & Young does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young report incorporated by reference in this proxy statement relates to Valspar’s historical financial information. It does not extend to the prospective financial information contained herein and should not be read to do so.

The following is a summary of the Valspar Projections:

Summary of the Valspar Projections

(dollars in millions, except per share data)

	Projected Fiscal Year
	2016	2017	2018	2019	2020
Revenue	$4,397	$4,701	$4,952	$5,220	$5,513
Adjusted EBITDA(1)	$745	$810	$877	$942	$1,015
Adjusted Earnings Per Share(2)	$4.90	$5.59	$6.44	$7.32	$8.42

(1)	Earnings before interest, income taxes and depreciation and amortization (“EBITDA”) is a non-GAAP measure consisting of net income plus interest expense, provision for income taxes and depreciation and amortization. Projected adjusted EBITDA for fiscal years 2016 through 2020 excludes certain restructuring and acquisition-related charges that have occurred, or may occur, in those fiscal years.
(2)	Projected adjusted earnings per share for fiscal years 2016 through 2020 excludes certain restructuring and acquisition-related charges that have occurred, or may occur, in those fiscal years.

The Valspar Projections do not take into account the possible financial and other effects on Valspar of the merger and do not attempt to predict or suggest future results of the combined company. The Valspar Projections do not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on Valspar of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Valspar Projections do not take into account the effect on Valspar of any possible failure of the merger to occur.

For the foregoing reasons, and considering that the special meeting will be held several months after the Valspar Projections were prepared, as well as the uncertainties inherent in any forecasting information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Valspar Projections set forth above. No one has made or makes any representation to any stockholder regarding the information included in the Valspar Projections. Valspar urges all Valspar stockholders to review its most recent SEC filings for a description of its reported financial results. See the section entitled “Where You Can Find Additional Information.”

In addition, the Valspar Projections have not been updated or revised to reflect information or results after the date the Valspar Projections were prepared or as of date of this proxy statement, and except as required by applicable securities laws, Valspar does not intend to update or otherwise revise the Valspar Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Opinion of Valspar’s Financial Advisors

Opinion of BofA Merrill Lynch

On March 19, 2016, at the meeting of the Valspar board of directors, BofA Merrill Lynch rendered to the Valspar board of directors its oral opinion, subsequently confirmed in writing, to the effect that, as of March 19, 2016 and based upon and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken described in BofA Merrill Lynch’s written opinion, the per share price, whether or not a triggering event (as described in the section entitled “The Merger Agreement — Efforts to Complete the Merger — Divestitures and Triggering Divestiture”) occurs, to be received in the merger by the holders of shares of Valspar common stock (other than dissenting shares and shares owned by the Company, Sherwin-Williams or any of their respective subsidiaries (except for shares of common stock held on behalf of third parties), which will be cancelled), was fair, from a financial point of view, to such holders.

The full text of the written opinion of BofA Merrill Lynch, dated March 19, 2016, to the Valspar board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. BofA Merrill Lynch delivered its opinion for the benefit and use of the Valspar board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the merger. BofA Merrill Lynch’s opinion did not address any other term or aspect of the merger and no opinion or view was expressed by BofA Merrill Lynch as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Valspar or in which Valspar might engage or as to the underlying business decision of Valspar to proceed with or effect the merger. BofA Merrill Lynch expressed no opinion or recommendation as to how any Valspar stockholder should vote or act in connection with the merger or any related matter.

In connection with its opinion, BofA Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Valspar;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Valspar furnished by or discussed with the management of Valspar, including certain financial forecasts relating to Valspar prepared by the management of Valspar, including the Valspar Projections (the “Valspar Forecasts”);

•	discussed the past and current business, operations, financial condition and prospects of Valspar with members of senior management of Valspar;

•	reviewed the trading history for shares of Valspar common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of Valspar with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	reviewed a draft, dated March 19, 2016, of the merger agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Merrill Lynch and relied upon the assurances of the management of Valspar that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Valspar Forecasts, BofA Merrill Lynch was advised by the management of Valspar, and assumed, that the Valspar Forecasts had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Valspar as to the future financial performance of Valspar.

BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Valspar, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of Valspar. BofA Merrill Lynch did not evaluate the solvency or fair value of Valspar under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Valspar, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Valspar or the contemplated benefits to Valspar of the merger in any way meaningful to BofA Merrill Lynch’s analysis.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the proposed transaction (other than the per share price, whether or not a triggering event occurs, to the extent expressly specified in its written opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the per share price, whether or not a triggering event occurs, to be received by holders of Valspar common stock, and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the per share price, whether or not a triggering event occurs. Furthermore, no opinion or view was expressed as to the relative merits of the proposed transaction in comparison to other strategies or transactions that might be available to Valspar or in which Valspar might engage or as to the underlying business decision of Valspar to proceed with or effect the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the proposed merger or any related matter.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect BofA Merrill Lynch’s opinion, and BofA Merrill Lynch does not have any obligation to update, revise, or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

In connection with BofA Merrill Lynch’s services as Valspar’s financial advisor, assuming a per share price of $113, BofA Merrill Lynch will receive a fee for its services of approximately $32,000,000, approximately $30,000,000 of which is contingent upon consummation of the merger. In the event that the per share price is $105, BofA Merrill Lynch will receive a fee for its services of approximately $30,000,000, approximately $28,000,000 of which is contingent upon consummation of the merger. In addition, Valspar has agreed to reimburse BofA Merrill Lynch for its expenses and to indemnify BofA Merrill Lynch against certain liabilities arising out of BofA Merrill Lynch’s engagement.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Valspar, Sherwin-Williams and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing and in the future may provide, investment banking, commercial banking and other financial services to Valspar and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint lead arranger, joint bookrunner for, and/or a lender under, certain term loans, letters of credit, leasing and other credit facilities of Valspar (including acquisition financing), (ii) having acted or acting as joint bookrunner and underwriter in connection with various debt offerings of Valspar and (iii) having provided or providing certain treasury and trade management services and products to Valspar. From February 1, 2014 through January 31, 2016, BofA Merrill Lynch and/or its affiliates received aggregate revenues from Valspar and certain of its affiliates of approximately $3,000,000 for corporate, commercial and investment banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Sherwin-Williams and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, joint lead arranger, joint bookrunner for, and/or a lender under, certain leasing and other credit facilities of Sherwin-Williams, (ii) having acted or acting as joint bookrunner, underwriter and/or dealer manager for certain debt offerings of, and share repurchases by, Sherwin-Williams, (iii) having provided or providing certain treasury and trade management services and products to Sherwin-Williams and (iv) having provided or providing certain derivatives and foreign exchange trading services to Sherwin-Williams. From February 1, 2014 through January 31, 2016, BofA Merrill Lynch and/or its affiliates received aggregate revenues from Sherwin-Williams and certain of its affiliates of approximately $8,000,000 for corporate, commercial and investment banking services.

BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. Valspar selected BofA Merrill Lynch as its financial advisor in connection with the proposed transaction on the basis of BofA Merrill Lynch’s experience in similar transactions, its reputation in the investment community and its familiarity with Valspar and its business.

Opinion of Goldman Sachs

On March 19, 2016, at a meeting of the Valspar board of directors, Goldman Sachs rendered to the Valspar board of directors its oral opinion, subsequently confirmed in writing, to the effect that, as of March 19, 2016 and based upon and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken described in Goldman Sachs’ written opinion, the per share price, whether or not a triggering event occurs, to be paid to holders (other than Sherwin-Williams and its affiliates) of Valspar common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 19, 2016, which sets forth the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. The summary of the Goldman Sachs opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Valspar board of directors in connection with its consideration of the merger, and the opinion does not constitute a recommendation as to how any holder of Valspar common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Valspar for the five fiscal years ended October 30, 2015;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Valspar;

•	certain other communications from Valspar to its stockholders;

•	certain publicly available research analyst reports for Valspar; and

•	the Valspar Forecasts, which were approved by Valspar for use by Goldman Sachs.

Goldman Sachs also held discussions with members of the senior management of Valspar regarding their assessment of the past and current business operations, financial condition and future prospects of Valspar; reviewed the reported price and trading activity for the shares of Valspar common stock; compared certain financial and stock market information for Valspar with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the coatings industry and in other industries; and performed such other studies and analyses and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of Valspar, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with the consent of Valspar, that the Valspar Forecasts had been reasonably prepared on a basis reflecting the best then currently available estimates and judgment of Valspar management. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Valspar, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained, without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs assumed that the merger would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of Valspar to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may have been available to Valspar, nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Sherwin-Williams and its affiliates) of shares of Valspar common stock, as of March 19, 2016, of the per share price, whether or not a triggering event occurs, to be paid to such holders pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the merger, or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Valspar, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Valspar, or class of such persons, in connection with the merger, whether relative to the per share price, whether or not a triggering event occurs, to be paid to the holders (other than Sherwin-Williams and its affiliates) of shares of Valspar common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the solvency or viability of Valspar or Sherwin-Williams or the ability of Valspar or Sherwin-Williams to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of,

March 19, 2016, the date of its opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after March 19, 2016. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Valspar, Sherwin-Williams, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the merger. Goldman Sachs has acted as a financial advisor to Valspar in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to Valspar and/or its affiliates from time to time, for which its Investment Banking Division has received, and may receive, compensation, including having acted as bookrunner in connection with the issuance of Valspar’s 3.30% Senior Notes due February 2025 (aggregate principal amount $250,000,000) and 4.40% Senior Notes due February 2045 (aggregate principal amount $250,000,000) in January 2015; co-manager in connection with the issuance of Valspar’s 3.95% Senior Notes due January 2026 (aggregate principal amount $350,000,000) in July 2015; and dealer in Valspar’s $450 million commercial paper program. During the two-year period ended March 19, 2016, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided to Valspar and/or its affiliates of approximately $775,000.

Goldman Sachs also has provided certain financial advisory and/or underwriting services to Sherwin-Williams and/or its affiliates from time to time, including acting as Sherwin-Williams’ financial advisor in connection with its announced acquisition of Consorcio Comex S.A. de C.V. in September 2013 (which was subsequently terminated). During the two-year period ended March 19, 2016, the Investment Banking Division of Goldman Sachs has not been engaged by Sherwin-Williams or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has received compensation.

Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Valspar, Sherwin-Williams and their respective affiliates for which Goldman Sachs’ Investment Banking Division may receive compensation.

Valspar selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction contemplated by the merger agreement. Under an engagement letter between Valspar and Goldman Sachs and assuming a per share price of $113, Valspar has agreed to pay Goldman Sachs a transaction fee of approximately $33,800,000, $5,000,000 of which became payable upon Valspar’s entry into the merger agreement and the remainder of which is payable upon consummation of the merger. In the event that the per share price is $105, Valspar has agreed to pay Goldman Sachs a transaction fee of approximately $31,800,000, $5,000,000 of which became payable upon Valspar’s entry into the merger agreement and the remainder of which is payable upon consummation of the merger. In addition, Valspar has agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of Goldman Sachs’ engagement.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses contained in the joint presentation that was made by BofA Merrill Lynch and Goldman Sachs (which we refer to collectively in this proxy statement as the “Financial Advisors”) on March 19, 2016 to the Valspar board of directors in connection with the rendering of their respective opinions described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by either of the Financial Advisors, nor does the order of analyses described represent relative importance or weight given to those analyses by either of the Financial Advisors.

The financial analyses summarized below, including the per share price references below, are based on the per share price of $105, which would be the per share price if a triggering event occurs, not because it is the expected per share price but because it represents the lower of the two possible per share price outcomes contemplated by the merger agreement. Each of the Financial Advisors determined that, taking into account its financial analysis, a per share price of $105 or, if no triggering event occurs, a per share price of $113, is fair from a financial point of view to the holders of Valspar common stock.

The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by the Financial Advisors, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by either of the Financial Advisors. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by the Financial Advisors. Except as otherwise noted, the following quantitative information is based on data as such data existed, or were publicly available, on or before March 18, 2016, and are not necessarily indicative of current market conditions.

Implied Multiples and Premiums Analysis

The Financial Advisors calculated the premium represented by the per share price in relation to:

•	the closing price per share of Valspar common stock as of March 18, 2016;

•	the highest intraday price per share of Valspar common stock over the 52-week period ended March 18, 2016;

•	the lowest intraday price per share of Valspar common stock over the 52-week period ended March 18, 2016;

•	the volume weighted average price (“VWAP”) for the shares of Valspar common stock over the 30-day period ended March 18, 2016;

•	the VWAP for the shares of Valspar common stock over the 60-day period ended March 18, 2016;

•	the VWAP for the shares of Valspar common stock over the 90-day period ended March 18, 2016; and

•	the VWAP for the shares of Valspar common stock over the 52-week period ended March 18, 2016.

The results of these calculations are as follows:

Premium
March 18, 2016	25.3%
52-Week Intraday High	19.1%
52-Week Intraday Low	48.8%
30-Day VWAP	30.7%
60-Day VWAP	32.3%
90-Day VWAP	30.4%
52-Week VWAP	30.4%

In addition, the Financial Advisors calculated an implied equity value for Valspar using the per share price (“Implied Transaction Equity Value”) by multiplying the $105 per share price by the number of diluted outstanding shares of Valspar common stock, calculated using information provided by Valspar management. The Financial Advisors also calculated an implied enterprise value (“EV”) for Valspar using the $105 per share price (“Implied Transaction Enterprise Value”) by adding to the Implied Transaction Equity Value the amount of Valspar’s net debt (defined as total debt less cash and cash equivalents) as of January 29, 2016, as reflected in Valspar’s quarterly report on Form 10-Q for the quarterly period ended January 29, 2016.

Using the foregoing, the Financial Advisors calculated the following implied multiples for Valspar:

•	Implied Transaction Enterprise Value as a multiple of:

•	Valspar’s adjusted EBITDA for the four-quarter period ended January 29, 2016 (“LTM adjusted EBITDA”) as provided by Valspar management;

•	the estimate of Valspar’s 2016 adjusted EBITDA, calendarized to Valspar’s fiscal year end, which ends on the Friday on or immediately preceding October 31 of each year (“Fiscal Year”), reflected in the Valspar Forecasts;(1)

•	the estimate of Valspar’s Fiscal Year 2016 adjusted EBITDA, using the Institutional Broker Estimate System, which we refer to as “IBES,” consensus estimates;

•	the estimate of Valspar’s Fiscal Year 2017 adjusted EBITDA, reflected in the Valspar Forecasts;(2)

•	the estimate of Valspar’s Fiscal Year 2017 adjusted EBITDA, using IBES consensus estimates; and

•	$105 per share price as a multiple of:

•	Valspar’s diluted earnings per share (“EPS”) for the four-quarter period ended January 29, 2016 (“LTM EPS”), as provided by Valspar management;

•	the estimate of Valspar’s Fiscal Year 2016 adjusted EPS, reflected in the Valspar Forecasts;(3)

•	the estimate of Valspar’s Fiscal Year 2016 adjusted EPS, using IBES consensus estimates;

•	the estimate of Valspar’s Fiscal Year 2017 adjusted EPS, reflected in the Valspar Forecasts;(4) and

•	the estimate of Valspar’s Fiscal Year 2017 adjusted EPS, using IBES consensus estimates.

(1)	Projected adjusted EBITDA for fiscal year 2016 excludes certain restructuring and acquisition-related charges that have occurred, or may occur, in that fiscal year.
(2)	Projected adjusted EBITDA for fiscal years 2017 through 2020 excludes certain restructuring and acquisition-related charges that have occurred, or may occur, in those fiscal years.
(3)	Projected adjusted EPS for fiscal year 2016 excludes certain restructuring and acquisition-related charges that have occurred, or may occur, in that fiscal year.
(4)	Projected adjusted EPS for fiscal years 2017 through 2020 excludes certain restructuring and acquisition-related charges that have occurred, or may occur, in those fiscal years.

The results of these calculations are as follows:

	Management	IBES
Implied Transaction Enterprise Value / EBITDA
LTM (1/29/2016)	15.2x	—
Fiscal Year 2016E	14.2x	14.2x
Fiscal Year 2017E	13.0x	13.4x
Per Share Price / EPS
LTM (1/29/2016)	23.7x	—
Fiscal Year 2016E	21.4x	21.6x
Fiscal Year 2017E	18.8x	19.6x

Selected Publicly Traded Companies Analysis

Using publicly available information and consensus estimates published by IBES and FactSet, each as of March 18, 2016, the Financial Advisors compared financial information and ratios for Valspar with the corresponding information for a selected group of publicly traded companies. For purposes of these analyses, the Financial Advisors selected five publicly traded companies in the coatings industry that, in the professional judgment of the Financial Advisors, have businesses that for purposes of analysis may be considered similar to those of Valspar. The selected companies were:

•	The Sherwin-Williams Company

•	PPG Industries, Inc.

•	RPM International Inc.

•	Akzo Nobel N.V.

•	Axalta Coatings Systems, LLC

The Financial Advisors calculated an implied equity value for each of these companies using their respective closing share prices as of March 18, 2016 and the number of diluted shares of each, calculated using its most recent publicly available SEC filings. The Financial Advisors calculated an implied EV for each company by adding the amount of each such company’s net debt and non-controlling interest as reflected in its most recent publicly available balance sheet to the calculated implied equity value for each such company.

Using IBES consensus estimates calendarized to Valspar’s fiscal year end for each of Fiscal Year 2016 and Fiscal Year 2017 adjusted EBITDA and the implied EVs the Financial Advisors calculated for each company as described above, the Financial Advisors calculated the following implied multiples for each of the selected companies and Valspar:

•	implied EV as a multiple of Fiscal Year 2016 estimated adjusted EBITDA (“EV/Fiscal Year 2016 adjusted EBITDA Multiple”); and

•	implied EV as a multiple of Fiscal Year 2017 estimated adjusted EBITDA (“EV/Fiscal Year 2017 adjusted EBITDA Multiple”).

Using IBES consensus estimates calendarized to Valspar’s fiscal year end for each of Fiscal Year 2016 and Fiscal Year 2017 adjusted EPS and each company’s closing share price as of March 18, 2016, the Financial Advisors calculated the following implied multiples for each of the selected companies and Valspar:

•	the closing share price as a multiple of Fiscal Year 2016 estimated adjusted EPS (“Fiscal Year 2016 P/E Multiple”); and

•	the closing share price as a multiple of Fiscal Year 2017 estimated adjusted EPS (“Fiscal Year 2017 P/E Multiple”).

A summary of the results of these calculations are reflected in the following table:

	EV/Fiscal Year 2016 Adjusted EBITDA Multiple	EV/Fiscal Year 2017 Adjusted EBITDA Multiple	Fiscal Year 2016 P/E Multiple	Fiscal Year 2017 P/E Multiple
High	15.0x	14.0x	23.5x	20.7x
Mean(1)	11.3x	10.6x	19.2x	17.1x
Low	7.4x	7.2x	14.0x	13.2x
Valspar	11.8x	11.1x	17.3x	15.7x

(1)	Excludes Valspar.

Finally, using publicly available information, IBES consensus estimates and FactSet, each as of March 18, 2016, the Financial Advisors calculated various EV to next 12-months (“NTM”) adjusted EBITDA multiples for Valspar and the selected publicly traded companies. The Financial Advisors calculated EV to NTM Adjusted EBITDA multiples for each day during the ten-year period ended March 18, 2016, using the closing share price, outstanding shares, net debt and non-controlling interest as reflected in the most recently publicly available balance sheet and estimated NTM EBITDA as of each respective day. Based on such calculations, the Financial Advisors calculated the following multiples:

•	the EV to NTM adjusted EBITDA multiple on March 18, 2016;

•	the average EV to NTM adjusted EBITDA multiple over the 1-year period ended March 18, 2016;

•	the average EV to NTM adjusted EBITDA multiple over the 3-year period ended March 18, 2016;

•	the average EV to NTM adjusted EBITDA multiple over the 5-year period ended March 18, 2016; and

•	the average EV to NTM adjusted EBITDA multiple over the 10-year period ended March 18, 2016.

The results of this analysis are summarized in the table below:

Average EV/NTM Adjusted EBITDA

	Valspar Multiple	Average Selected Public Companies Multiple(1)	% Premium /Discount
Current	11.5x	10.8x	6.2%
1-Year	10.7x	11.1x	(3.3%)
3-Year	10.6x	10.9x	(2.4%)
5-Year	9.8x	9.9x	(0.1%)
10-Year	9.0x	8.6x	4.3%
10-Year High	11.8x	—	—
10-Year Low	6.4x	—	—

(1)	Excludes Axalta Coating Systems, LLC for uniformity of data set over time.

BofA Merrill Lynch

Using the foregoing and BofA Merrill Lynch’s analyses of the selected companies and its professional judgment and experience, BofA Merrill Lynch applied a reference range of EV to Fiscal Year estimated adjusted EBITDA Multiples of 10.0x to 12.0x to Valspar’s Fiscal Year 2016 estimated adjusted EBITDA, derived from the Valspar Forecasts, to calculate a range of implied EVs for Valspar. BofA Merrill Lynch subtracted from the range of implied EVs the amount of Valspar’s net debt as of January 29, 2016, and divided the result by the number of diluted shares of Valspar common stock outstanding as of March 18, 2016, calculated using information provided by Valspar management, to derive a reference range of implied per share values for Valspar of $68.10 to $85.80 (each, rounded to the nearest $0.05).

Using the foregoing, BofA Merrill Lynch’s analyses of the selected companies and BofA Merrill Lynch’s professional judgment and experience, BofA Merrill Lynch applied a reference range of Fiscal Year 2017 P/E Multiples of 13.5x to 16.5x to Valspar’s Fiscal Year 2017 estimated adjusted EPS, which were derived from the Forecasts, to calculate a range of implied per share values for Valspar of $75.50 to $92.30 (each, rounded to the nearest $0.05).

Present Value of Future Stock Price and Dividends

The Financial Advisors derived illustrative ranges of implied present values per share of Valspar common stock as of March 18, 2016, using (1) theoretical future values for the Valspar common stock as of October 31, 2016, and each subsequent year through 2020, calculated using the Valspar Forecasts and (2) the dividends per share forecasted to be paid through each such October 31, as reflected in the Valspar Forecasts.

The Financial Advisors derived a range of theoretical future values for shares of Valspar common stock as of October 31, 2016 and each subsequent year through 2020, by:

•	applying, with respect to each October 31, illustrative one-year forward EV to adjusted EBITDA multiples ranging from 9.5x to 11.5x to estimates of Valspar’s adjusted EBITDA for the following year, as reflected in the Valspar Forecasts, to derive a range of implied EVs for Valspar as of such October 31;

•	subtracting estimated net debt as of each such October 31, as reflected in the Valspar Forecasts, from the resulting range of implied EVs, to yield a range of implied equity values for Valspar as of each such October 31; and

•	dividing the resulting range of implied equity values by the estimated fully diluted shares of Valspar common stock outstanding for each such October 31, as reflected in the Valspar Forecasts.

The future stock price was then discounted based on year-end convention, and the cumulative future dividends per share were discounted based on mid-year convention.

BofA Merrill Lynch

By applying an illustrative discount rate of 10%, which reflected the approximate mid-point of BofA Merrill Lynch’s estimated range for Valspar’s cost of equity, BofA Merrill Lynch discounted to present value as of January 29, 2016 the range of theoretical future values it derived, as of October 31 of each of 2016 through 2020, and the dividends per share forecasted to be paid through each such October 31, as reflected in the Valspar Forecasts, to yield a range of each year’s illustrative present values per share of Valspar common stock (rounded to the nearest $0.05). The results of this analysis are summarized in the table below:

Present Value of Future Stock Price and Dividends

Valspar Valuation Range
Fiscal Year 2016E	$69 to $88
Fiscal Year 2017E	$73 to $93
Fiscal Year 2018E	$77 to $96
Fiscal Year 2019E	$80 to $101
Fiscal Year 2020E	$82 to $103

Goldman Sachs

By applying an illustrative discount rate of 8.2%, which reflected Goldman Sachs’ estimate of Valspar’s cost of equity, Goldman Sachs discounted to present value as of January 29, 2016 the range of theoretical future values it derived, as of October 31 of each of 2016 through 2020, and the dividends per share forecasted to be paid through each such October 31, as reflected in the Valspar Forecasts, to yield a range of each year’s illustrative present values per share of Valspar common stock. The results of this analysis are summarized in the table below:

Present Value of Future Stock Price and Dividends

Valspar Valuation Range
Fiscal Year 2016E	$70 to $89
Fiscal Year 2017E	$76 to $95
Fiscal Year 2018E	$80 to $101
Fiscal Year 2019E	$85 to $107
Fiscal Year 2020E	$89 to $111

Discounted Cash Flow Analysis

Using the Valspar Forecasts, each of the Financial Advisors performed a discounted cash flow analysis of Valspar to derive a range of illustrative present values per share of Valspar common stock.

BofA Merrill Lynch

Using discount rates ranging from 7.50% to 9.50%, which reflected BofA Merrill Lynch’s estimate of Valspar’s weighted average cost of capital (“WACC”), BofA Merrill Lynch discounted to present value as of January 29, 2016, (1) estimates of the unlevered free cash flow for Valspar during the period from January 30, 2016 through October 31, 2020, such estimates as approved by Valspar management after being calculated by BofA Merrill Lynch using information set forth in the Valspar Forecasts, and (2) a range of illustrative terminal values for Valspar as of October 31, 2020, which was calculated by applying perpetuity growth rates ranging from 1.5% to 2.5% to estimated terminal year normalized free cash flow for Valspar, as reflected in the Valspar Forecasts. BofA Merrill Lynch derived ranges of illustrative EVs for Valspar by adding the ranges of present values it derived in (1) and (2) above. BofA Merrill Lynch then subtracted from the range of illustrative EVs it derived, Valspar’s net debt as of January 29, 2016, as provided by Valspar management, and divided the results by the number of diluted shares of Valspar common stock outstanding as of March 18, 2016, calculated using information provided by Valspar management, to derive a range of illustrative present values per share of Valspar common stock ranging from $67.40 to $118.05 (each, rounded to the nearest $0.05).

Goldman Sachs

Using discount rates ranging from 6.75% to 8.25%, which reflected Goldman Sachs’ estimate of Valspar’s WACC, Goldman Sachs discounted to present value as of January 31, 2016, (1) estimates of the unlevered free cash flow for Valspar during the period from January 30, 2016 through October 31, 2020, such estimates as approved by Valspar management after being calculated by Goldman Sachs using information set forth in the Valspar Forecasts, and (2) a range of illustrative terminal values for Valspar as of October 31, 2020, which were calculated by applying perpetuity growth rates ranging from 1.5% to 2.5% to estimated terminal year normalized free cash flow for Valspar, as reflected in the Valspar Forecasts. Goldman Sachs derived ranges of illustrative EVs for Valspar by adding the ranges of present values it derived in (1) and (2) above. Goldman Sachs then subtracted from the range of illustrative EVs it derived, Valspar’s net debt as of January 29, 2016, as provided by Valspar management, and divided the results by the number of diluted shares of Valspar common stock outstanding as of March 18, 2016, calculated using information provided by Valspar management, to derive a range of illustrative present values per share of Valspar common stock ranging from $84 to $143.

Selected Precedent Transactions Analysis

The Financial Advisors analyzed certain publicly available information relating to the selected coatings industry acquisition transactions listed below. Goldman Sachs performed its analysis with respect to all companies below (which we refer to as the “Goldman Sachs selected transactions”). BofA Merrill Lynch considered all of the companies below and focused its analysis on the BofA Merrill Lynch selected transactions, which are indicated below.

Date Announced	Acquiror	Target
June 2014	PPG Industries, Inc.*	Consorcio Comex, S.A. de C.V.
Nov. 2012	The Sherwin-Williams Company	Consorcio Comex, S.A. de C.V.
Oct. 2012	Advent International Corporation	Cytec Coatings Resins
Aug. 2012	The Carlyle Group	DuPont Performance Coatings
Aug. 2007	Akzo Nobel N.V.*	Imperial Chemical Industries PLC
July 2007	PPG Industries, Inc.*	SigmaKalon Group
Feb. 2006	Wendel Investissement	Materis SAS
Oct. 2004	Cytec Industries Inc.	UCB Surface Specialties
Nov. 2000	Berkshire Hathaway Inc.	Benjamin Moore & Co.

(*)	BofA Merrill Lynch selected transactions.

The Financial Advisors calculated the EV for each target company by multiplying the amount of the announced per share consideration paid or payable in the applicable transaction by the number of diluted outstanding shares of the target company, and adding to the result the amount of the target company’s net debt and non-controlling interest as of the date of the target company’s most recent balance sheet prior to the announcement of the transaction, in each case, which were based upon publicly available information for the target company. (If the necessary information to perform this calculation was not available for a particular transaction, the Financial Advisors instead used the respective transaction value for each transaction as publicly disclosed as each target company’s EV).

Using the EV for each of the transactions, the Financial Advisors calculated the EV as a multiple of last 12-month EBITDA of the target company (“LTM EBITDA Multiple”). The LTM EBITDA Multiples for the BofA Merrill Lynch selected transactions ranged from approximately 10.0x to 11.7x. The mean for the BofA Merrill Lynch selected transactions was 11.1x. The LTM EBITDA Multiples for the Goldman Sachs selected transactions ranged from approximately 6.8x to 14.5x. The median for the Goldman Sachs selected transactions was 10.0x.

Although none of the selected transactions are directly comparable to the proposed merger, the target companies in the selected transactions were companies with operations that, for the purposes of analysis, may be considered similar to certain of Valspar’s operations, and as such, for purposes of the Financial Advisors’ analysis, the selected transactions may be considered similar to the merger.

BofA Merrill Lynch

Using the foregoing, BofA Merrill Lynch’s analyses of the BofA Merrill Lynch selected transactions and BofA Merrill Lynch’s professional judgment and experience, BofA Merrill Lynch applied a reference range of LTM EBITDA Multiples of 9.5x to 12.5x to Valspar’s LTM adjusted EBITDA to derive a range of implied EVs for Valspar. BofA Merrill Lynch subtracted from the range of implied EVs the amount of Valspar’s net debt as of January 29, 2016 and divided the result by the number of diluted shares of Valspar common stock outstanding as of March 18, 2016, which were calculated using information provided by Valspar management, to derive a reference range of implied per share values for Valspar of $57.70 to $82.55 (rounded to the nearest $0.05).

Goldman Sachs

Using the foregoing, Goldman Sachs’ analyses of the Goldman Sachs selected transactions and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of LTM EBITDA Multiples of 6.8x to 14.5x to Valspar’s LTM adjusted EBITDA to derive a range of implied EVs for Valspar. Goldman Sachs subtracted from the range of implied EVs the amount of Valspar’s net debt as of January 29, 2016 and divided the result by the number of diluted shares of Valspar common stock outstanding as of March 18, 2016, which was calculated using information provided by Valspar management, to derive a reference range of implied per share values for Valspar of $34 to $99.

Acquisition Premium for United States Cash Transactions

Goldman Sachs

Using Thomson Financial Securities Data as of March 18, 2016, Goldman Sachs calculated the median premium paid in completed deals for each year from 2010 to 2015 that were valued over $1 billion, and involved 100% cash consideration for publicly traded U.S. targets in which the acquirer held no ownership in the target prior to the acquisition. Goldman Sachs calculated each premium using the target’s price one day before the announcement of the acquisition. These calculations resulted in a range of median acquisition premia for the selected transactions of 26% to 37%. Applying these acquisition premia to the closing share price of Valspar common stock on March 18, 2016, Goldman Sachs calculated a range of implied per share values of Valspar common stock of $106 to $115.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Financial Advisors’ respective opinions. In arriving at their respective fairness determinations, each of the Financial Advisors considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, each Financial Advisor made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in the above analyses as a comparison is directly comparable to Valspar or the merger.

The analyses by the Financial Advisors do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Valspar, BofA Merrill Lynch, Goldman Sachs, Sherwin-Williams, the Sherwin-Williams board of directors, Sherwin-Williams’ financial advisor or any other person assumes responsibility if future results are materially different from those forecasts.

Financing

In connection with execution of the merger agreement, Sherwin-Williams received debt financing commitments in the amount of $9.3 billion from Citigroup Global Markets Inc., Citibank, N.A. and certain of their affiliates. The merger, however, is not conditioned upon receipt of this or other financing by Sherwin-Williams. See the section entitled “The Merger Agreement — Financing and Financing Cooperation.”

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Valspar board of directors that you vote to adopt the merger agreement, you should be aware that aside from their interests as stockholders of the Company, the Valspar directors and executive officers may have interests in the merger that are different from, or in addition to, those of other stockholders of the Company generally. The members of the Valspar board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the stockholders of the Company that the merger agreement be adopted. The Company’s stockholders should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified within the narrative disclosure and the table below. The transactions contemplated by the merger agreement will constitute a “change in control,” “change of control” or term of similar meaning for purposes of the Company’s executive compensation and benefit plans and agreements described below. Since the Company’s named executive officers are its only executive officers, the disclosure set forth below relates to the Company’s directors and named executive officers.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	The relevant price per share of the Company common stock is $113, which is the amount of the cash merger consideration if a triggering divestiture does not occur;

•	The effective time is April 13, 2016, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section;

•	Each named executive officer of the Company experiences a qualifying termination, including a termination by the Company without “cause” or resignation by the named executive officer for “good reason,” as such terms are defined in the relevant Company plans and agreements as in effect on the date hereof, immediately following the assumed effective time of April 13, 2016.

Equity Compensation

Treatment of Stock Options

At the effective time, each Company stock option granted prior to the date of the merger agreement, including each such Company stock option held by a named executive officer or non-employee director of the Company, that is outstanding as of the effective time, whether vested or unvested, will be cancelled in consideration for the right to receive a cash payment (without interest and less applicable withholding taxes) equal to the product of (1) the number of shares of Company common stock subject to such option as of the effective time and (2) the excess, if any, of the merger consideration over the exercise price per share of Company common stock subject to such option as of the effective time. No Company stock options have been granted to the named executive officers after the date of the merger agreement and prior to the date of this proxy statement, and the Company does not expect to grant any Company stock options to the named executive officers after the date of this proxy statement and prior to the effective time of the merger.

Treatment of Time-Based and Performance-Based Restricted Stock Units

At the effective time, each Company time-based restricted stock unit award and each Company performance-based restricted stock unit award, including each such award held by a named executive officer of the Company, that is outstanding as of the effective time will, if granted prior to the date of the merger agreement, be cancelled in consideration for the right to receive a cash payment (without interest and less applicable withholding taxes) equal to the product of (1) the number of shares of Company common stock subject to such award as of the effective time (with respect to each performance-based restricted stock unit award, determined by assuming the actual level of achievement of the applicable performance goals in respect of fiscal years completed prior to the effective time and the target level of achievement of the applicable performance goals in respect of all other fiscal years) and (2) the merger consideration. At the effective time, each Company time-based restricted stock unit award granted after the date of the merger agreement, including each such award that is granted to a named executive officer of the Company, that is outstanding as of immediately prior to the effective time will be converted into a Sherwin-Williams restricted stock unit award, on the same terms and conditions applicable to such Company time-based restricted stock unit award immediately prior to the effective time (including vesting and any applicable accelerated vesting) relating to the number of shares of Sherwin-Williams common stock (rounded up to the nearest whole number of shares) equal to the product of (a) the equity award exchange ratio, multiplied by (b) the number of shares of Company common stock subject to such award as of immediately prior to the effective time. The “equity award exchange ratio” means the quotient (rounded to four decimal places) obtained by dividing the merger consideration by the volume weighted average trading price of Sherwin-Williams common stock for the five consecutive trading days ending with, and including, the trading day immediately prior to the closing date. Company time-based restricted stock unit awards granted after the date of the merger agreement, including any Company time-based restricted stock unit awards granted to the named executive officers, will vest (1) in full upon the holder’s qualifying termination of employment after the end of fiscal year 2017, and (2) pro-rata upon the holder’s qualifying termination of employment prior to the end of fiscal year 2017, based on the number of days worked by the holder in fiscal year 2017. As of the date of this proxy statement, no such Company time-based restricted stock unit awards have been granted to any named executive officer.

Treatment of Restricted Shares

At the effective time, each share of Company common stock subject to vesting, repurchase or other lapse restrictions pursuant to an award granted by the Company, including each such award held by a named executive officer or non-employee director, that is outstanding as of the effective time shall vest in full and become free of restrictions and shall be cancelled and converted automatically into the right of the holder to receive the merger consideration (less applicable withholding taxes).

Quantification of Equity Compensation

See the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger —Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger” for an estimate of the value of the unvested equity awards held by each of the Company’s named executive officers that will become vested at the effective time based on the assumptions described above under “— Certain Assumptions.” Also based on those assumptions, the estimated aggregate value of the unvested restricted shares held by four of the Company’s ten non-employee directors that will become vested at the effective time is $729,980; the remaining non-employee directors do not hold unvested equity awards. For more information on equity holdings of the Company’s non-employee directors and named executive officers, see the table entitled “Security Ownership of Certain Beneficial Owners and Management.”

Change in Control Employment Agreements

The Company has entered into a change in control employment agreement (a “CIC Agreement”) with each named executive officer providing for the continued employment of such officer for a period of up to two years following a change in control of the Company. Each CIC Agreement provides that, for so long as the named executive officer remains employed during such two-year period, his position, compensation and benefits will be commensurate with his position, compensation and benefits in effect prior to the change in control. Under each CIC Agreement, upon a termination of the named executive officer’s employment by the Company other than for cause, death or disability, or due to the named executive officer’s resignation for good reason, in each case within two years following a change in control, the officer is entitled to receive: (1) a lump sum cash severance payment equal to a multiple (three times in the case of Messrs. Hendrickson and Engh and two times in the case of

Messrs. Muehlbauer, Heckes and Ireland) of the sum of (a) the officer’s annual base salary (defined as 12 times the highest monthly base salary paid or payable to the officer in the one-year period preceding the month in which a change in control occurs) and (b) the officer’s target annual bonus (defined as the target annual cash incentive bonus for the fiscal year during which the qualifying termination of employment occurs), (2) a prorated cash bonus payment equal to the officer’s target annual cash incentive bonus multiplied by a fraction, the numerator of which is the number of days in the fiscal year through the date of the qualifying termination of employment and the denominator of which is 365, (3) for three years following such termination of employment, health care and life insurance benefits at least equal to, and at the same after-tax cost, as those which would have been provided absent a termination of employment or, if more favorable to the officer, as in effect generally from time to time with respect to other peer executives of the Company and its affiliates, and (4) at the Company’s sole expense, outplacement services substantially similar to those available to the officer immediately before the qualifying termination of employment.

In addition, each CIC Agreement provides that the Company will pay all legal fees and expenses that the named executive officer reasonably incurs as a result of any contest (regardless of the outcome thereof) respecting the validity or enforceability of, or liability under, any provision of the officer’s CIC Agreement or any guarantee of performance thereof (including as a result of any contest by the officer about the amount of any payment pursuant to the CIC Agreement), plus interest.

The CIC Agreement with each of Messrs. Hendrickson, Engh and Heckes provides for a gross-up of the excise tax imposed on the payments and benefits to each such named executive officer in connection with a change in control by reason of Sections 4999 and 280G of the Code. The CIC Agreement with each of Messrs. Muehlbauer and Ireland provides that if the payments and benefits to each such named executive officer in connection with a change in control would be subject to an excise tax by reason of Sections 4999 and 280G of the Code, the payments and benefits under the CIC Agreement will be reduced to the extent necessary to prevent any portion of the officer’s change in control-related payments and benefits from becoming subject to such excise tax, but only if, by reason of that reduction, the net after-tax benefit received by the officer exceeds the net after-tax benefit that the officer would receive if no reduction was made.

The CIC Agreements include a perpetual confidentiality covenant with respect to the confidential information of the Company and its affiliates. In addition, the CIC Agreement with each of Messrs. Muehlbauer and Ireland includes non-compete, employee non-solicit and no-hire and customer non-solicit and non-interference covenants that apply for three years following the officer’s termination of employment. In addition, each named executive officer has entered into a separate restrictive covenant agreement in connection with the receipt of equity awards from the Company that includes (1) with respect to Messrs. Ireland and Muehlbauer, non-compete and customer non-solicit covenants that apply for three years following termination of employment, (2) with respect to Messrs. Engh and Heckes, a non-compete covenant that applies for three years following termination of employment and (3) with respect to Mr. Hendrickson, a perpetual confidentiality covenant and non-compete, employee non-solicit and no-hire and customer non-solicit and non-interference covenants that apply for three years following termination of employment.

See the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger —Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger” for an estimate of the value of the severance benefits payable to each of the Company’s named executive officers upon a qualifying termination immediately following the effective time.

Rights to Post-Retirement Medical Coverage

The Company may amend its officer retiree medical plan effective immediately prior to, and contingent upon, the closing of the merger, to provide that (1) each of Messrs. Muehlbauer, Ireland and Heckes shall be deemed to have satisfied all eligibility requirements provided by the plan from and after the closing, so long as he remains actively employed as an officer of the Company through the closing or, if earlier, the time at which he actually satisfies all eligibility requirements provided by the plan (Messrs. Hendrickson and Engh have already satisfied all eligibility requirements), (2) for any named executive officer who becomes entitled to healthcare continuation coverage under the terms of a CIC Agreement, such officer’s coverage under the retiree medical plan will commence at the expiration of such continuation coverage period, and (3) the right of the named executive officers to participate in the officer retiree medical plan from and after the closing shall be nonforfeitable. See the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger” for an estimate of the potential value of the retiree medical coverage for each of Messrs. Muehlbauer, Ireland and Heckes as a result of the deemed satisfaction of the applicable eligibility requirements under the Company’s officer retiree medical plan.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, the Company non-employee directors and executive officers will be entitled to certain ongoing indemnification and coverage under certain directors’ and officers’ liability insurance policies following the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement — Indemnification and Insurance.”

Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of the Company that is based on, or otherwise relates to, the merger. The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger. For purposes of calculating such amounts, the following assumptions were used:

•	The relevant price per share of the Company common stock is $113, which is the amount of the cash merger consideration if a triggering divestiture does not occur;

•	The effective time is April 13, 2016, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section; and

•	Each named executive officer of the Company experiences a qualifying termination, including a termination by the Company without “cause” or resignation by the named executive officer for “good reason” as such terms are defined in the relevant Company plans and agreements as in effect on the date hereof, immediately following the assumed effective time of April 13, 2016.

Named Executive Officer	Cash ($)(1)	Equity($)(2)	Perquisites/ Benefits($)(3)	Tax Reimbursement ($)(4)	Total ($)
Gary E. Hendrickson	7,712,301	30,341,459	91,000	0	38,144,760
James L. Muehlbauer	2,419,748	8,255,859	460,000	N/A	11,135,607
Rolf Engh	2,639,972	2,280,258	85,000	0	5,005,230
Howard C. Heckes	2,179,040	4,963,079	502,000	0	7,644,119
Les H. Ireland	1,957,911	3,050,996	500,000	N/A	5,508,907

(1)

Cash. Includes (a) a lump sum cash severance payment equal to a multiple (three times in the case of Messrs. Hendrickson and Engh and two times in the case of Messrs. Muehlbauer, Heckes and Ireland) of the sum of (i) the officer’s annual base salary (defined as 12 times the highest monthly base salary paid or payable to the executive in the one-year period preceding the month in which a change in control occurs) and (ii) the officer’s target annual bonus (defined as the target annual cash incentive bonus for the fiscal year during which the qualifying termination of employment occurs), and (b) a prorated cash bonus payment equal to the officer’s target annual cash incentive bonus multiplied by a fraction, the numerator of which is the number of days in the fiscal year through the date of the qualifying termination of employment and the denominator of which is 365. Such payments are “double trigger” and payable only upon a qualifying termination of employment on or during the two-year period immediately following the effective time of the merger. The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Severance ($)	Prorated Bonus ($)	Total ($)
Gary E. Hendrickson	7,107,000	605,301	7,712,301
James L. Muehlbauer	2,206,050	213,698	2,419,748
Rolf Engh	2,485,740	154,232	2,639,972
Howard C. Heckes	1,986,600	192,440	2,179,040
Les H. Ireland	1,785,000	172,911	1,957,911

(2)	Equity. Includes unvested stock options, unvested restricted stock, unvested time-based restricted stock units, and unvested performance-based restricted stock units, in each case that are outstanding as of the assumed closing date of April 13, 2016. All such awards are “single trigger” and will become vested in full at the effective time. The amounts reflected exclude the estimated value of Company equity awards held by named executive officers who are retirement eligible as of the assumed closing date of April 13, 2016 ($8,951,777 for Mr. Hendrickson and $1,436,660 for Mr. Engh) that would vest upon retirement in the ordinary course and independent of the merger, pursuant to the terms of such awards as in effect on the grant date. The Company and Sherwin-Williams have agreed that time-based restricted stock unit awards granted after the date of the merger agreement as part of the Company’s ordinary annual compensation cycle relating to fiscal year 2017, including those granted to the named executive officers, will be “double trigger” and will vest following the effective time, either (1) in full, upon the holder’s qualifying termination of employment after the end of fiscal year 2017, or (2) pro-rata, upon the holder’s qualifying termination of employment prior to the end of fiscal year 2017, based on the number of days worked by the holder in fiscal year 2017. As of the date of this proxy statement, no such double trigger awards have been granted to named executive officers and therefore no estimated value is included with respect to such awards. For further details regarding the treatment of the Company equity awards in connection with the merger, see above under “Interests of the Company’s Directors and Executive Officers in the Merger — Equity Compensation.” The estimated value of the single trigger awards is shown in the following table:

Named Executive Officer	Stock Options ($)	Restricted Stock ($)	Restricted Stock Units ($)	Performance- Based Restricted Stock Units ($)	Total ($)
Gary E. Hendrickson	7,775,041	N/A	16,658,686	5,907,732	30,341,459
James L. Muehlbauer	3,410,906	1,348,881	1,997,275	1,498,797	8,255,859
Rolf Engh	1,013,404	N/A	506,240	760,614	2,280,258
Howard C. Heckes	1,742,290	731,110	1,424,026	1,065,653	4,963,079
Les H. Ireland	1,027,300	670,090	540,140	813,466	3,050,996

(3)

Perquisites/Benefits. Includes (a) for three years following termination of employment, health care and life insurance benefits at least equal to, and at the same after-tax cost, as those which would have been provided absent a termination of employment or, if more favorable to the officer, as in effect generally from time to time with respect to other peer executives of the Company and its affiliates, and (b) at the Company’s sole expense, outplacement services substantially similar to those available to the officer immediately before the qualifying termination of employment. Such benefits are “double trigger” and are provided only upon a qualifying termination of employment on or during the two-year period immediately following the effective time of the merger. Also includes, with respect to Messrs. Muehlbauer, Heckes and Ireland, an estimate of the potential value of the retiree medical coverage as a result of the deemed satisfaction of the applicable eligibility requirements under the Company’s officer retiree medical plan, as described above under

“Interests of the Company’s Directors and Executive Officers in the Merger—Rights to Post-Retirement Medical Coverage.” Such waiver of the eligibility requirements under the Company’s officer retiree medical plan is “single trigger.” In accordance with applicable SEC rules, the estimated value of (i) for each named executive officer, the health care and life insurance benefits, and (ii) for Messrs. Muehlbauer, Heckes and Ireland, the potential value of the retiree medical coverage, was calculated based on the same assumptions used for financial reporting purposes. The estimated value of these benefits is shown in the following table:

Named Executive Officer	Healthcare and Life Insurance Benefits ($)	Outplacement Services ($)	Retiree Medical - Waiver of Eligibility Requirements ($)	Total ($)
Gary E. Hendrickson	61,000	30,000	N/A	91,000
James L. Muehlbauer	63,000	30,000	367,000	460,000
Rolf Engh	55,000	30,000	N/A	85,000
Howard C. Heckes	56,000	30,000	416,000	502,000
Les H. Ireland	58,000	30,000	412,000	500,000

(4)	Tax Reimbursements. Each of Messrs. Hendrickson, Engh and Heckes is entitled to receive, under the terms of such officer’s CIC Agreement, a gross-up payment for the excise tax imposed on the payments and benefits to such officer in connection with a change in control by reason of Sections 4999 and 280G of the Code. Based on the estimated values of such payments and benefits as described in this proxy statement, no gross-up payment would be due to any such officer. Messrs. Muehlbauer and Ireland are not entitled to receive a gross-up payment under the terms of their CIC Agreements.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of common stock whose shares are exchanged for cash pursuant to the merger. This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. holders. This discussion is based on the provisions of the Code, applicable U.S. Treasury Regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is for general information purposes only and does not purport to be a complete analysis of all potential tax consequences. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the IRS with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of shares of common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to U.S. holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, tax-qualified retirement plans, banks and other financial institutions, mutual funds, certain expatriates, partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes), S corporations, or other pass-through entities, or investors in such partnerships, S corporations or other pass-through entities, real estate investment trusts, regulated investment companies, U.S. holders who hold shares of common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, U.S. holders who will hold (actually or constructively) an equity interest in the surviving corporation immediately after the merger, and U.S. holders who acquired their shares of common stock through the exercise of employee stock options or other compensation arrangements). This discussion also does not address the U.S. federal income tax consequences to holders of shares of common stock who exercise appraisal rights in connection with the merger under the DGCL.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner in a partnership holding shares of common stock, you should consult your tax advisor.

This summary of material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any other U.S. federal, or state, local, foreign or other tax laws.

The receipt of cash by U.S. holders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of common stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares.

Any such gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the shares of common stock surrendered in the merger is greater than one year as of the date of the merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of common stock.

Information Reporting and Backup Withholding

Payments made in exchange for shares of common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying that such U.S. holder is a U.S. person, that the taxpayer identification number provided is correct, and that such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

Regulatory Approvals

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. On April 8, 2016, both the Company and Sherwin-Williams filed their respective Notification and Report Forms with the Antitrust Division and the FTC. On May 9, 2016, the FTC issued a Second Request to each of Sherwin-Williams and Valspar in connection with the FTC’s regulatory review of the transaction. The Second Request extends the waiting period for 30 calendar days following the date both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier by the FTC or extended by agreement or court order.

Completion of the merger is further subject to notification or receipt of certain regulatory approvals, including notification, clearance and/or approval in Australia, Brazil, Canada, China, Ecuador, the European Union, Mexico and Russia.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally permit completion of the merger subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither Valspar nor Sherwin-Williams believes that the merger will violate the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

If necessary to obtain the requisite antitrust clearances, Sherwin-Williams has agreed, among other things, to take or commit to the sale, divestiture, license, holding separate or other disposition of, or restriction on, the businesses, assets, properties, product lines or equity interests of, or changes to the conduct of business of, Valspar, Sherwin-Williams and their respective subsidiaries (including the surviving corporation and its subsidiaries). However, Sherwin-Williams will not be required to sell, divest, license, hold separate or otherwise dispose of businesses, assets, properties, product lines and equity interests (1) representing, in the aggregate, more than $1.5 billion of net sales or (2) of Sherwin-Williams’ “Sherwin-Williams,” “Krylon” or “Ronseal” trademark or trade name, or any businesses or product lines using any such trademarks or trade names, in any jurisdiction other than Australia. See the section entitled “The Merger Agreement — Efforts to Complete the Merger — Divestitures and Triggering Divestiture.” However, if Sherwin-Williams is required, in order to obtain the necessary regulatory approvals, to commit to a triggering divestiture, as described in the section entitled “The Merger Agreement — Efforts to Complete the Merger — Divestitures and Triggering Divestiture,” then the merger consideration will be $105.00 per share in cash, without interest, and subject to any applicable withholding taxes. See the section entitled “The Merger (Proposal 1) — Regulatory Approvals.”

For purposes of the regulatory approvals provisions of the merger agreement, the calculation of “net sales” with respect to any asset, business or product line will be measured by reference to the net sales of Valspar’s corresponding asset, business or product line for the fiscal year ended October 30, 2015, regardless of which asset, business or product line is actually divested. However, the net sales associated with any asset, business or product line of Valspar or its subsidiaries involved in the manufacture, distribution or sale of architectural coatings in Australia will not count toward calculating the $650 million when determining whether a triggering divestiture has occurred or toward calculating the $1.5 billion in net sales that represents the limit of Sherwin-Williams’ divestiture obligations. The net sales associated with any asset, business or product line of Sherwin-Williams or its subsidiaries involved in the manufacture, distribution or sale of architectural coatings in Australia will count toward the aforesaid $650 million and $1.5 billion calculations.

If any governmental entity requires Sherwin-Williams to take action in order to obtain necessary approvals under the antitrust laws that amount to a triggering divestiture, as described in the section entitled “The Merger Agreement — Efforts to Complete the Merger — Divestitures and Triggering Divestiture,” holders of Valspar common stock will receive $105.00 per share in cash, and not $113.00 per share in cash. Regulatory authorities may impose conditions that will lead to a triggering divestiture, or impose conditions on the completion of the merger or require changes to the terms of the transaction.

Delisting and Deregistration of Company Common Stock

If the merger is completed, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to provide any factual information about Valspar or modify or supplement any factual disclosures about Valspar in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Valspar. The merger agreement contains representations and warranties by and covenants of Valspar, Sherwin-Williams and Merger Sub which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Valspar’s public disclosures. The representations, warranties and covenants in the merger agreement and any descriptions thereof should be read in conjunction with the disclosures in Valspar’s periodic and current reports, proxy statements and other documents filed with the SEC. See the section entitled “Where You Can Find Additional Information.” Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

Additional information about Valspar may be found elsewhere in this proxy statement and Valspar’s other public filings. See the section entitled “Where You Can Find Additional Information.”

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time, Merger Sub will merge with and into Valspar, and the separate corporate existence of Merger Sub will cease. Valspar will be the surviving corporation in the merger and will continue its corporate existence as a Delaware corporation and a wholly owned subsidiary of Sherwin-Williams. The certificate of incorporation and bylaws of Merger Sub that are in effect immediately before the effective time will become the certificate of incorporation and bylaws of the surviving corporation, although the certificate of incorporation and bylaws will be amended to reflect the name of the surviving corporation as “The Valspar Corporation.”

The individuals holding positions as directors and officers of Merger Sub immediately before the effective time will become the initial directors and officers of the surviving corporation.

When the Merger Becomes Effective

The closing of the merger will take place at 10:00 a.m. local time at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019 on the third business day following the day on which the last of the conditions set forth in the merger agreement to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions) shall be satisfied or waived in accordance with the merger agreement, or at such other place, date and time as Valspar and Sherwin-Williams may agree in writing.

On the closing date, Valspar and Merger Sub will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective at such time as the certificate of merger has been filed with the Secretary of State of the State of Delaware, or at such time as is agreed between the parties and specified in the certificate of merger.

As of the date of this proxy statement, we expect to complete the merger by the end of the first quarter of 2017. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, which are described below and include various regulatory clearances and approvals, and it is possible that factors outside the control of Valspar or Sherwin-Williams could delay the completion of the merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Effect of the Merger on the Common Stock

At the effective time, each share of Company common stock outstanding immediately before the effective time (other than shares owned by Valspar, Sherwin-Williams or Merger Sub or any of their subsidiaries, which will be cancelled, and other than dissenting shares) will be converted into the right to receive the merger consideration.

The merger consideration will be $113.00 per share in cash, without interest, and subject to any applicable withholding taxes. However, if Sherwin-Williams is required, in order to obtain the necessary antitrust approvals, to commit to a triggering divestiture, as described in the section entitled “The Merger Agreement — Efforts to Complete the Merger — Divestitures and Triggering Divestiture,” then the merger consideration will be $105.00 per share in cash, without interest, and subject to any applicable withholding taxes. See the section entitled “The Merger Agreement — Efforts to Complete the Merger — Divestitures and Triggering Divestiture.”

For purposes of the regulatory approval provisions of the merger agreement, the calculation of “net sales” with respect to any asset, business or product line will be measured by reference to the net sales of Valspar’s corresponding asset, business or product line for the fiscal year ended October 30, 2015, regardless of which asset, business or product line is actually divested. However, the net sales associated with any asset, business or product line of Valspar or its subsidiaries involved in the manufacture, distribution or sale of architectural coatings in Australia will not count toward calculating the $650 million when determining whether a triggering divestiture has occurred or toward calculating the $1.5 billion in net sales that represents the limit of Sherwin-Williams’ divestiture obligations. The net sales associated with any asset, business or product line of Sherwin-Williams or its subsidiaries involved in the manufacture, distribution or sale of architectural coatings in Australia will count toward the aforesaid $650 million and $1.5 billion calculations.

Sherwin-Williams has agreed to use its reasonable best efforts to satisfy the applicable closing conditions without taking, or committing to take, any action that would constitute a triggering divestiture, unless and until (1) Valspar has requested that Sherwin-Williams offer a triggering divestiture or (2) Sherwin-Williams reasonably determines, after communications between Sherwin-Williams and a governmental entity (to which Valspar was a participant) and after further consultation with Valspar, that a triggering divestiture is necessary in order to permit the satisfaction of the applicable closing conditions by the end date, as described in the section entitled “The Merger Agreement — Efforts to Complete the Merger — Divestitures and Triggering Divestiture.”

There can be no assurance that a triggering divestiture will not occur, and accordingly there can be no assurance that holders of Valspar common stock will receive $113.00 per share in cash instead of

$105.00 per share in cash. See the section entitled “The Merger (Proposal 1) — Regulatory Approvals.”At the effective time, each share of Company common stock outstanding immediately before the effective time that is owned or held in treasury by Valspar or any of its direct or indirect subsidiaries and any shares of Company common stock owned by Sherwin-Williams, Merger Sub or any other direct or indirect subsidiary of Sherwin-Williams other than, in each case, shares of Company common stock held on behalf of third parties, will be cancelled, and no consideration will be delivered in exchange for such cancellation.

At the effective time, each share of common stock, par value $0.50 per share, of Merger Sub issued and outstanding immediately prior to the effective time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.50 per share, of the surviving corporation, and such shares will constitute the only outstanding shares of capital stock of the surviving corporation.

Treatment of Company Equity Awards; Stock Purchase Program

Stock Options. At the effective time, each Company stock option that is outstanding as of the effective time, whether vested or unvested, will, if granted prior to the date of the merger agreement, be cancelled in consideration for the right to receive a cash payment (without interest and less applicable withholding taxes) equal to the product of (1) the number of shares of Company common stock subject to such option as of the effective time and (2) the excess, if any, of the merger consideration over the exercise price per share of Company common stock subject to such option as of the effective time. All Company stock options granted prior to the date of the merger agreement with an exercise price equal to, or in excess of, the merger consideration will be cancelled as of immediately prior to the effective time for no consideration. At the effective time, each Company stock option, if granted after the date of the merger agreement, that is outstanding as of the effective time, whether vested or unvested, will be converted into an option to acquire, on the same terms and conditions applicable to such Company stock option immediately prior to the effective time (including vesting and any applicable accelerated vesting), a number of shares of Sherwin-Williams common stock equal to the product (rounded down to the nearest whole number of shares) of (a) the number of shares of Company common stock subject to such option immediately prior to the effective time, multiplied by (b) the equity award exchange ratio, at a price per share (rounded up to the nearest whole cent) equal to the price per share of such option immediately prior to the effective time divided by the equity award exchange ratio. The “equity award exchange ratio” means the quotient (rounded to four decimal places) obtained by dividing the merger consideration by the volume weighted average trading price of Sherwin-Williams common stock for the five consecutive trading days ending with, and including, the trading day immediately prior to the closing date.

Time-Based and Performance-Based Restricted Stock Unit Awards. At the effective time, each Company time-based restricted stock unit award and each Company performance-based restricted stock unit award that is outstanding as of the effective time will, if granted prior to the date of the merger agreement, be cancelled in consideration for the right to receive a cash payment (without interest and less applicable withholding taxes) equal to the product of (1) the number of shares of Company common stock subject to such award as of the effective time (with respect to each performance-based restricted stock unit award, determined by assuming the actual level of achievement of the applicable performance goals in respect of fiscal years completed prior to the effective time and the target level of achievement of the applicable performance goals in respect of all other fiscal years) and (2) the merger consideration. At the effective time, each Company time-based restricted stock unit award granted after the date of the merger agreement that is outstanding as of immediately prior to the effective time will be converted into a Sherwin-Williams restricted stock unit award, on the same terms and conditions applicable to such Company time-based restricted stock unit award immediately prior to the effective time (including vesting and any applicable accelerated vesting), relating to the number of shares of Sherwin-Williams common stock (rounded up to the nearest whole number of shares) equal to the product of (a) the equity award exchange ratio, multiplied by (b) the number of shares of Company common stock subject to such award as of immediately prior to the effective time.

Restricted Shares. At the effective time, each share of Company common stock subject to vesting, repurchase or other lapse restrictions pursuant to an award granted by the Company that is outstanding as of the effective time shall vest in full and become free of restrictions and shall be cancelled and converted automatically into the right of the holder to receive the merger consideration (less applicable withholding taxes).

Company Stock Purchase Program. Effective immediately prior to the effective time, the Company’s Stock Purchase Program provided through Computershare Shareowner Services will be terminated and all accumulated employee payroll deductions held pursuant to such program as of the effective time will be refunded to employees.

Payment for Common Stock in the Merger

Prior to the effective time, Sherwin-Williams will deposit, or cause to be deposited, with a paying agent (reasonably acceptable to Valspar), in trust for the benefit of the holders of Company common stock, cash sufficient to pay the aggregate merger consideration. As promptly as practicable (and no later than the third business day) after the effective time, Sherwin-Williams will cause the paying agent to mail to each holder of record of shares of Company common stock whose shares were converted into the right to receive the merger consideration (1) a letter of transmittal and (2) instructions for use in effecting the surrender of certificates or book-entry shares formerly representing shares of the common stock in exchange for payment of the merger consideration. Upon surrender of certificates or book-entry shares, as applicable, to the paying agent together with the letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the paying agent, the holder of such certificates or book-entry shares will be entitled to receive the merger consideration (less any amount that may be withheld with respect to any applicable withholding taxes).

Representations and Warranties

The merger agreement contains representations and warranties of Valspar, subject to certain exceptions in the merger agreement, in the disclosure schedules delivered in connection with the merger agreement and in Valspar’s public filings, as to, among other things:

•	organization, good standing and qualification to do business;

•	capital stock and indebtedness;

•	corporate authority, consents and approvals relating to the execution, delivery and performance of the merger agreement;

•	the reports, forms, documents and financial statements of Valspar required by the SEC;

•	the establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting;

•	the absence of undisclosed liabilities;

•	compliance with applicable laws and permits;

•	the absence of lawsuits against Valspar pertaining to environmental laws and Valspar’s compliance with such laws;

•	certain details with respect to the employee benefit plans and other agreements, plans and policies with or concerning employees of Valspar and its subsidiaries;

•	the absence of certain material changes or events in the business of Valspar, including that there has not been a material adverse effect with respect to Valspar;

•	the receipt of notice or pendency of any investigations or litigation;

•	the accuracy and completion of the information supplied for the purposes of this proxy statement;

•	certain details pertaining to Valspar’s and its subsidiaries’ tax returns, filings and other tax matters;

•	certain details with respect to Valspar’s and its subsidiaries’ employee relations, labor matters and compliance with workplace safety and workers’ compensation laws;

•	certain details pertaining to Valspar’s and its subsidiaries’ intellectual property;

•	the receipt by the Valspar board of directors of the opinion from each of Goldman Sachs and BofA Merrill Lynch as to the fairness from a financial point of view, as of the date of each such opinion, of the consideration to be received by the holders of shares of Valspar common stock pursuant to the merger;

•	material contracts;

•	broker’s and finder’s fees;

•	state takeover statutes;

•	insurance policies;

•	warranties and products liability; and

•	Valspar’s top customers and suppliers.

The merger agreement also contains representations and warranties of Sherwin-Williams and Merger Sub, subject to certain exceptions in the merger agreement and the disclosure schedules delivered in connection with the merger agreement, as to, among other things:

•	organization, good standing and qualification to do business;

•	corporate authority, consents and approvals relating to the execution, delivery and performance of the merger agreement;

•	the absence of changes or events that would have a material adverse effect with respect to Sherwin-Williams;

•	the reports, forms, documents and financial statements of Sherwin-Williams required by the SEC;

•	compliance with applicable laws;

•	the accuracy and completion of the information supplied for the purposes of this proxy statement;

•	broker’s and finder’s fees;

•	the delivery to Valspar by Sherwin-Williams of evidence of debt commitments for the financing required to consummate the transaction and the enforceability of such commitments;

•	the ownership and operations of Merger Sub;

•	any ownership of Valspar common stock; and

•	the absence of a need for a vote of Sherwin-Williams stockholders on the merger.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “material adverse effect” qualification with respect to either Valspar or Sherwin-Williams, as discussed below.

For purposes of the merger agreement, a “material adverse effect” with respect to Valspar means any change, fact, effect, event, occurrence or development that has a material adverse effect on the business, operations or financial condition of Valspar and its subsidiaries taken as a whole. However, a material adverse effect is not deemed to include the impact of:

•	any changes or developments in domestic or any foreign market or domestic, foreign or global economic conditions generally, including (1) any changes or developments in or affecting the domestic or any foreign securities, equity, credit or financial markets or (2) any changes or developments in or affecting domestic or any foreign interest or exchange rates;

•	changes in GAAP or any official interpretation or enforcement thereof;

•	changes in applicable laws or any changes or developments in the official interpretation or enforcement thereof by governmental entities;

•	changes in domestic, foreign or global political conditions (including the outbreak or escalation of war, military actions, or acts of terrorism), including any worsening of such conditions threatened or existing on the date of the merger agreement;

•	changes or developments in the business or regulatory conditions affecting the industries in which Valspar or any of its subsidiaries operate;

•	the announcement of the merger agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of Valspar or any of its subsidiaries with employees, labor unions, financing sources, customers, suppliers or partners);

•	weather conditions or other acts of God (including storms, earthquakes, tornados, floods or other natural disasters);

•	the loss of business with customers that are or become major customers of Sherwin-Williams or its subsidiaries;

•	a decline in the trading price or trading volume of Valspar common stock or any change in the ratings or ratings outlook for Valspar or any of its subsidiaries, but not, in any case, the underlying causes thereof;

•	the failure to meet any projections, guidance, budgets, forecasts or estimates, but not, in any case, including the underlying causes thereof;

•	any action taken or omitted to be taken by Valspar or any of its subsidiaries at the written request of Sherwin-Williams; and

•	any actions or claims made or brought by any of the current or former stockholders of Valspar (or on their behalf or on behalf of Valspar) against Valspar or any of its directors, officers or employees arising out of the merger agreement or the merger;

however, with respect to the matters described in the foregoing first, second, third, fourth, fifth and seventh bullet points above, such impact will be taken into account to the extent that it is disproportionately adverse to Valspar and its subsidiaries, taken as a whole, relative to others in the industry or industries in which Valspar and its subsidiaries operate.

For the purpose of the merger agreement, a “material adverse effect” with respect to Sherwin-Williams means any fact, change, event, occurrence or development that has a material adverse effect on Sherwin-Williams’ ability to timely consummate the transactions contemplated by the merger agreement (including the merger and obtaining the financing necessary to pay the merger consideration or any other merger amount).

Conduct of Business Pending the Merger

The merger agreement provides that, during the period from March 19, 2016 until the earlier of the termination of the merger agreement in accordance with its terms and the effective time, except as required by applicable law, with Sherwin-Williams’ prior written consent (which shall not be unreasonably withheld, conditioned or delayed), as required by the merger agreement or as set forth in the disclosure schedules to the merger agreement, Valspar will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice, will use commercially reasonable efforts to maintain and preserve intact, in all material respects, its business organization, assets, key employees, present lines of business, rights, franchises, permits and business relationships with customers (generally) and suppliers and will not, and will not permit any of its subsidiaries to take, any of the following actions:

•	amend its governing organizational documents or otherwise take any action to exempt any person from any provision of its governing organizational documents or the governing organizational documents of any of the Company’s significant subsidiaries;

•	split, including a reverse stock split, combine, exchange, reclassify or take any similar action with respect to any of its capital stock, voting securities or other equity interests;

•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (1) dividends paid by any of the subsidiaries of Valspar to Valspar or any of their wholly owned subsidiaries, respectively, (2) the acceptance of shares of Company common stock as payment for the exercise price of company options, or (3) the acceptance of shares of Company common stock, or withholding of shares of Company common stock otherwise deliverable, to satisfy withholding taxes incurred in connection with the exercise, vesting and/or settlement of Company equity awards, except that Valspar may make, declare and pay quarterly cash dividends (and, with respect to Company equity awards, as and if applicable, dividends or dividend equivalents) in an amount per share not in excess of $0.33 per quarter for dividends declared in the fiscal year ending October 28, 2016, and not in excess of $0.37 per quarter for dividends declared in the fiscal year ending October 27, 2017, and not in excess of $0.42 per quarter thereafter, and with record dates consistent with the record dates customarily used by Valspar for the payment of quarterly cash dividends, including with respect to the quarter in which the effective time occurs, unless the effective time precedes the record date for such quarter;

•	grant any Company equity awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

•	issue, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the due exercise, vesting and/or settlement of Company equity awards outstanding as of March 19, 2016 in accordance with their terms, or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the merger;

•	incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or issue or sell any debt securities or any rights to acquire any debt securities, except for (1) any indebtedness for borrowed money among Valspar and/or its wholly owned subsidiaries or among wholly owned subsidiaries of Valspar, (2) guarantees by Valspar of indebtedness for borrowed money of subsidiaries of Valspar or guarantees by subsidiaries of Valspar of indebtedness for borrowed money of Valspar or any of its subsidiaries, which indebtedness is incurred in compliance with the terms of this bullet point or is outstanding on March 19, 2016, (3) indebtedness for commercial paper, (4) indebtedness incurred from time to time pursuant to agreements entered into by Valspar or any subsidiary of Valspar in effect prior to the execution of the merger agreement, and (5) additional indebtedness for borrowed money incurred by Valspar or any of its subsidiaries not to exceed $100 million in aggregate principal amount outstanding;

•	except as otherwise permitted or required by the merger agreement or for transactions between or among Valspar and/or its wholly owned subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise terminate any indebtedness for borrowed money of Valspar or any subsidiary, other than (1) indebtedness under Valspar’s revolving credit facilities, receivables facilities, commercial paper arrangements and any other working capital facilities and (2) any prepayment, redemption, repurchase, defeasance, cancellation or other termination of indebtedness made within 90 days of the same becoming due;

•	other than in accordance with contracts or agreements in effect on March 19, 2016, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets having a value in excess of $10 million individually or $50 million in the aggregate to any person (other than to Valspar or a wholly owned subsidiary of Valspar and other than (1) sales of inventory, (2) sales of obsolete or worthless equipment, or (3) commodity, purchase, sale or hedging agreements that can be terminated upon 90 days or less notice without penalty, and power contracts in each case in the ordinary course of business consistent with past practice, or other than in accordance with contracts or agreements in effect on March 19, 2016, cancel, release or assign any material indebtedness for borrowed money of any such person owed to it or any claims held by it against any such person other than indebtedness by Valspar or any wholly owned subsidiary to any other wholly owned subsidiary, or by any wholly owned subsidiary to Valspar;

•	acquire any assets (other than acquisitions of assets in the ordinary course of business consistent with past practice) or any other person or business of any other person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any person, in each case other than a wholly owned subsidiary of Valspar (or any assets thereof), either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any person other than a wholly owned subsidiary of Valspar, if such acquisition or investment is in excess of $20 million individually or $100 million in the aggregate;

•	make any capital expenditures in excess of $125 million in any fiscal year or that materially deviate from Valspar’s categories of capital expenditures (i.e., Growth, Maintenance/HSE and Productivity);

•	except as required by any collective bargaining agreement in effect as of March 19, 2016, or the terms of any company benefit plan existing as of March 19, 2016, (1) establish, adopt, amend or terminate any material collective bargaining agreement or company benefit plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a company benefit plan if it were in existence as of March 19, 2016, except for adoptions, amendments or terminations in the ordinary course of business that do not materially increase the cost of such collective bargaining agreement or benefit plan to Valspar and its subsidiaries, taken as a whole, (2) grant any new awards under any company benefit plan, (3) amend or modify any outstanding award under any company benefit plan, (4) enter into any third-party contract with respect to a company benefit plan (including contracts for the provision of services to such company benefit plan, including benefits administration) having a term of greater than one year that is not terminable on 90 calendar days’ notice or less, (5) increase in any manner the compensation (including bonus, incentive, severance, change-in-control and retention compensation) or benefits (including pension, welfare, fringe or other benefits) of any current or former directors, officers, employees or consultants (who are natural persons) of Valspar or its subsidiaries, (6) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than pursuant to the currently existing terms of any company benefit plan, (7) accelerate any rights or benefits under, or, other than in the ordinary course of business consistent with past practice, make any material determinations or interpretations with respect to, any company benefit plan, (8) accelerate the time of funding or payment of, or increase the amount required to fund, any company benefit plan, or fund any rabbi trust or similar arrangement associated with or intended to satisfy liabilities under any company benefit plan, (9) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization, other than in connection with the expiration of any existing collective bargaining agreement to which Valspar or any of its subsidiaries is a party that is scheduled to expire during the 18-month period beginning on March 19, 2016, or (10) forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business) to any of its or its subsidiaries’ directors, officers, contractors or employees;

•	implement or adopt any change in its financial accounting principles or its methods, other than as may be required by GAAP or applicable law;

•	except as otherwise provided in the merger agreement, settle or compromise any litigation, claim, suit, action or proceeding (other than any litigation, claim, suit, action or proceeding in respect of taxes or tax matters or in which Valspar or one of its subsidiaries is the plaintiff), except for (1) settlements or compromises that involve monetary remedies with a value not in excess of, with respect to any individual litigation, claim, suit, action or proceeding, $2 million or, in the aggregate with respect to all litigation, claims, suits, actions and proceedings, $10 million, and do not impose any material restriction on the business of Valspar or the business of its subsidiaries, (2) settlements of any workers’ compensation or U.S. Equal Employment Opportunity Commission charges or ordinary course of business consistent with past practice U.S. Department of Labor matters, or (3) the commencement of any litigation, claim, suit, action or proceeding in the ordinary course of business;

•	make, change or revoke any material tax election, other than in the ordinary course of business, enter into any closing agreement within the meaning of Section 7121 of the Internal Revenue Code (or any similar provision of state, local or foreign tax law) with respect to a material amount of taxes for an amount materially in excess of the amount reserved therefor, in accordance with GAAP, by Valspar, settle or compromise any material tax litigation, claim, suit action or proceeding for an amount materially in excess of the amount reserved therefor, in accordance with GAAP, by Valspar, or consent to any extension or waiver of the statute of limitations for any U.S. federal income tax return, obtain any material tax ruling that would be binding on Sherwin-Williams for any tax period (or portion thereof) beginning after the closing date, or file any material amended tax return;

•	except in the ordinary course of business consistent with past practice, enter into any contract that falls within certain categories of contracts specified in the merger agreement, or materially amend any contract in effect as of March 19, 2016 that falls within such categories, or

•	agree to take, or make any commitment to take, any of the foregoing actions.

Sherwin-Williams has also agreed that, during the period from March 19, 2016 until the earlier of the termination of the merger agreement in accordance with its terms and the effective time, Sherwin-Williams will not, and will not permit any of its subsidiaries to knowingly take any action that would prevent, materially delay or materially impede the consummation of the financing to fund the merger consideration.

Both Valspar and Sherwin-Williams agreed that, during the period from March 19, 2016 until the earlier of the termination of the merger agreement in accordance with its terms and the effective time, both Sherwin-Williams and Valspar will not, and will not permit any of their subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, any person or enter into any new line of business, if such acquisition, agreement or entry would reasonably be expected to (1) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Sherwin-Williams or Valspar to procure, any authorizations, consents, orders, declarations or approvals of any governmental entity or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated hereby, (2) materially increase the risk of any governmental entity entering an order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated by the merger agreement, or (3) result in Sherwin-Williams or Valspar being required pursuant to the terms of the merger agreement to take, or cause to be taken, or commit to take, or commit to cause to be taken, any action constituting a triggering divestiture, as described in the section entitled “— Efforts to Complete the Merger — Divestitures and Triggering Divestiture.”

Access

Subject to certain exceptions and limitations, during the period from March 19, 2016 until the earlier of the termination of the merger agreement in accordance with its terms and the effective time, Valspar must afford

Sherwin-Williams and its controlled affiliates, and its and their respective representatives, reasonable access during normal business hours to Valspar’s and its subsidiaries’ personnel, properties, contracts, commitments, tax returns, books and records and such other information concerning its business, properties and personnel (other than certain highly confidential information or information that would jeopardize the attorney-client privilege or conflict with any law or contract to which Valspar or its subsidiaries are bound).

Alternative Proposals; No Solicitation

Except as permitted by the merger agreement, Valspar will, will cause each of its subsidiaries and its and their respective officers, directors, employees and agents, and will direct each of its financial advisors, investment bankers, attorneys, accountants and other representatives, to:

•	not, directly or indirectly, solicit, initiate, or knowingly encourage or facilitate any inquiries regarding, or the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or could reasonably be expected to lead to, a company takeover proposal (as defined below);

•	not, directly or indirectly, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a company takeover proposal (although, solely in response to an unsolicited company takeover proposal, the Valspar board of directors may take such action to ascertain facts from the person making such company takeover proposal for the sole purpose of informing itself about such proposal), or approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to a company takeover proposal; or

•	immediately cease and cause to be terminated any discussions or negotiations with any persons (other than Sherwin-Williams and Merger Sub) that may be ongoing with respect to a company takeover proposal.

Pursuant to the merger agreement, a “company takeover proposal” means any bona fide proposal or offer made by any person or group of related persons (other than Sherwin-Williams and its subsidiaries), and whether involving a transaction or series of related transactions, for (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Valspar, (2) the acquisition by any person or group of related persons (other than Sherwin-Williams and its subsidiaries) of more than 20% of the assets of Valspar and its subsidiaries, on a consolidated basis (in each case, including securities of the subsidiaries of Valspar), or (3) the direct or indirect acquisition by any person or group of related persons (other than Sherwin-Williams and its subsidiaries) of more than 20% of the shares of Company common stock then issued and outstanding.

Existing Discussions or Negotiations

Under the terms of the merger agreement, Valspar has agreed to use reasonable best efforts to enforce to the fullest extent, and not release any third party from, or waive, amend or modify any provision of, or grant permission under, any standstill provision in any agreement to which Valspar is a party or any confidentiality provision in any agreement to which Valspar is a party. However, if the Valspar board of directors determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, Valspar may waive any such standstill provision solely to the extent necessary to permit a third party to make a company takeover proposal to the Valspar board of directors.

Receipt of Company Takeover Proposals

Notwithstanding the provisions of the merger agreement described above, if at any time after March 19, 2016 and prior to the time the requisite company vote is obtained, Valspar receives a bona fide written company takeover proposal from a third party (that did not result from a breach of the non-solicitation provisions of the merger agreement), and if the Valspar board of directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such company takeover proposal constitutes or could reasonably be expected to lead to a company superior proposal (as defined below), then Valspar and its representatives may take the following actions:

•	furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to Valspar and its subsidiaries to the person that has made such company takeover proposal and its representatives; provided that Valspar must substantially concurrently provide to Sherwin-Williams any non-public information concerning Valspar or any of its subsidiaries that is provided or made available to such person or its representatives, unless such non-public information has been previously provided to Sherwin-Williams; and

•	engage in or otherwise participate in discussions or negotiations with the person making such company takeover proposal and its representatives regarding such proposal.

Valspar will promptly (and in any event within 24 hours) notify Sherwin-Williams in writing if Valspar furnishes such information or engages or otherwise participates in discussions or negotiations with a person making a company takeover proposal or such person’s representatives regarding such company takeover proposal.

Pursuant to the merger agreement, a “company superior proposal” means any bona fide proposal or offer made by any person or group of related persons (other than Sherwin-Williams and its subsidiaries), and whether involving a transaction or series of related transactions, for (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Valspar, (2) the acquisition by any person or group of related persons (other than Sherwin-Williams and its subsidiaries) of more than 50% of the assets of Valspar and its subsidiaries, on a consolidated basis (in each case, including securities of the subsidiaries of Valspar), or (3) the direct or indirect acquisition by any person or group of related persons (other than Sherwin-Williams and its subsidiaries) of more than 50% of the shares of Company common stock then issued and outstanding, which the Valspar board of directors determines in good faith, after consultation with Valspar’s independent financial advisors and outside legal counsel, taking into account the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such proposal, including the financing terms thereof, and such other factors as the Valspar board of directors considers to be appropriate, to be more favorable to Valspar and its stockholders than the transactions contemplated by the merger agreement.

Valspar will promptly (and in no event later than 48 hours) notify Sherwin-Williams in writing in the event that Valspar or any of its representatives receives a company takeover proposal or any offer, proposal, inquiry or request for information or discussions relating to Valspar or its subsidiaries that would be reasonably likely to lead to or that contemplates a company takeover proposal, including the identity of the person making the company takeover proposal, offer, proposal, inquiry or request and the material terms and conditions thereof. Valspar will keep Sherwin-Williams reasonably informed, on a reasonably current basis (but in no event more often than once every 48 hours), as to the status of (including any material developments related thereto) such company takeover proposal, offer, proposal, inquiry or request, and provide Sherwin-Williams with copies of any draft agreements to the extent that any such drafts are or would reasonably be expected to be material to Sherwin-William’s ability to exercise its rights to propose revisions to the merger agreement as described in the section entitled “Alternative Proposals; No Solicitation — Changes in Board Recommendation.” Valspar has agreed to not enter into any agreement with any person after March 19, 2016, that prohibits Valspar from providing any information to Sherwin-Williams in accordance with, or otherwise complying with, these obligations.

Changes in Board Recommendation

The Valspar board of directors has unanimously recommended that Valspar stockholders vote “FOR” the proposal to adopt the merger agreement. The merger agreement permits the Valspar board of directors to make a “company adverse recommendation change” only in certain limited circumstances, as described below.

Except as expressly permitted by the merger agreement, neither the Valspar board of directors nor any committee thereof, nor any group of directors, formally or informally, acting intentionally and publicly, either directly or indirectly, in a manner that is materially inconsistent with the recommendation of the Valspar board of directors that stockholders adopt the merger agreement (which we refer to as the “company recommendation” in this proxy statement), will:

•	change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to Sherwin-Williams, the company recommendation;

•	approve or recommend to the stockholders of Valspar, or resolve to or publicly propose or announce its intention to approve or recommend to the stockholders of Valspar, a company takeover proposal;

•	authorize, cause or permit Valspar or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to, or that is intended or could reasonably be expected to lead to, any company takeover proposal (any such agreement referred to in this proxy statement as a “company acquisition agreement”); or

•	resolve, publicly propose or agree to do any of the foregoing.

The actions described in the first and second bullet points above are referred to in this proxy statement as a “company adverse recommendation change.”

However, at any time after March 19, 2016 and prior to the time the requisite company vote is obtained, the Valspar board of directors may make a company adverse recommendation change in response to an intervening event if prior to taking such action, the Valspar board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. Prior to making a company adverse recommendation change in response to an intervening event, Valspar must have given Sherwin-Williams at least four business days’ prior written notice of its intention to take such action, and at the end of such notice period, the Valspar board of directors must have considered in good faith any revisions to the terms of the merger agreement proposed in writing by Sherwin-Williams, and have determined, after consultation with independent financial advisors and outside legal counsel, that the failure to make a company adverse recommendation change would continue to be inconsistent with its fiduciary duties under applicable law. Under the merger agreement, an “intervening event” means any material change, event, effect, occurrence, consequence or development relating to Valspar that is unknown and not reasonably foreseeable as of March 19, 2016, and does not relate to any company takeover proposal.

Further, at any time after March 19, 2016 and prior to the time the requisite company vote is obtained, if the Valspar board of directors determines in good faith, after consultation with independent financial advisors and outside legal counsel, that a written company takeover proposal made after March 19, 2016 (that did not result from a breach of the non-solicitation provision of the merger agreement) constitutes a company superior proposal, then the Valspar board of directors may (1) make a company adverse recommendation change or (2) cause Valspar to terminate the merger agreement in order to enter into a definitive agreement relating to such company superior proposal, subject to paying the $300 million termination fee due to Sherwin-Williams under the terms of the merger agreement. Prior to making any such company adverse recommendation change or terminating the merger agreement to enter into a definitive agreement relating to a company superior proposal, (1) Valspar must have given Sherwin-Williams at least four business days’ prior written notice of its intention to take such action, and have provided Sherwin-Williams the material terms and conditions of, and the identity of the person making, any such company superior proposal and copies of the company superior proposal and any proposed company acquisition agreements and (2) at the end of such notice period, the Valspar board of directors must have considered in good faith any revisions to the terms of the merger agreement proposed in writing by Sherwin-Williams, and have determined, after consultation with its independent financial advisors and outside legal counsel, that the company superior proposal would nevertheless continue to constitute a company superior proposal if the revisions proposed by Sherwin-Williams were to be given effect.

In the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms and conditions of the company superior proposal, Valspar must satisfy the notice requirement described above with a new written notice to Sherwin-Williams, and comply with the negotiation requirements described above (provided that any such subsequent notice period will only be two business days).

The non-solicitation provisions of the merger agreement do not prohibit Valspar or the Valspar board of directors from taking and disclosing to the stockholders of Valspar a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act. However, if such disclosure does not reaffirm the company recommendation or state that the company recommendation remains unchanged, such disclosure will be deemed to be a company adverse recommendation change. Any “stop, look and listen” disclosure in and of itself will not be considered a company adverse recommendation change.

Valspar Stockholders’ Meeting

Subject to Valspar’s right to terminate the merger agreement to enter into a definitive agreement relating to a company superior proposal, as described in the section entitled “— Changes in Board Recommendation,” (1) Valspar will take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Valspar common stock as promptly as reasonably practicable after the date of mailing of this proxy statement (and in any event no more than 25 business days) to consider and vote upon the adoption of the merger agreement (which meeting, and any adjournment or postponement thereof, is referred to in this proxy statement as the “Valspar stockholders’ meeting”) and (2) unless Valspar has made a company adverse recommendation change, the Valspar board of directors will use its reasonable best efforts to solicit the requisite company vote at the Valspar stockholders’ meeting.

Prior to the mailing of this proxy statement, Valspar will engage a proxy solicitor that is reasonably satisfactory to Sherwin-Williams. Valspar will keep Sherwin-Williams reasonably informed regarding its solicitation efforts and proxy tallies following the mailing of this proxy statement, including by allowing Sherwin-Williams and its representatives to participate in any substantive meeting or discussion with such proxy solicitor, in each case, to the extent practicable, except that Sherwin-Williams and its representatives will not have a right to participate in meetings or discussions from and after the time the Valspar board of directors makes a company adverse recommendation change.

Valspar may only postpone or adjourn the Valspar stockholders’ meeting (1) to solicit additional proxies for the purpose of obtaining the requisite company vote, (2) for the absence of a quorum, (3) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Valspar has determined after consultation with outside legal counsel is necessary under applicable law, and for such supplemental or amended disclosure to be disseminated and reviewed by Valspar’s stockholders prior to the Valspar stockholders’ meeting, or (4) with the written consent of Sherwin-Williams, which may be withheld in Sherwin-Williams’ sole discretion.

Financing and Financing Cooperation

In connection with signing the merger agreement, Sherwin-Williams delivered to Valspar a true, complete and correct copy of the fully executed debt commitment letter, dated as of March 19, 2016, pursuant to which, upon the terms and subject to the conditions set forth therein, Citigroup Global Markets Inc., Citibank, N.A. and certain of their affiliates agreed to lend Sherwin-Williams a total of $9.3 billion for the purpose of funding the merger consideration and related amounts. Sherwin-Williams has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper, in each case, regardless of whether the merger consideration is $113.00 per share or $105.00 per share, to obtain the financing contemplated by the commitment letter on or prior to the closing date. Valspar will, and will cause its subsidiaries to, use reasonable best efforts to provide all customary cooperation reasonably requested by Sherwin-Williams that is necessary, proper or advisable in connection with the financing. The merger agreement permits Sherwin-Williams to conduct offers to purchase or exchange, and consent solicitations with respect to, Valspar’s outstanding senior notes and requires Valspar to use its reasonable best efforts to cooperate with Sherwin-Williams in connection therewith.

Employee Matters

The merger agreement provides that, effective as of the effective time and during the one-year period immediately following the effective time (the “continuation period”), Sherwin-Williams will provide, or will cause the surviving corporation to provide, to each employee of Valspar or its subsidiaries who continues to be employed by Sherwin-Williams or the surviving corporation or any of their respective subsidiaries following the effective time (collectively, the “Company employees”), (1) an annual base salary or wage rate, target and maximum short-term annual incentive compensation opportunities and target equity-based incentive compensation opportunities that, in each case, are no less than those provided to such Company employee immediately prior to the effective time and (2) employee benefits that are substantially similar in the aggregate to the employee benefits provided to such Company employee immediately prior to the effective time.

Pursuant to the merger agreement, (1) during the continuation period, the non-discretionary matching contribution opportunity in effect for each Company employee under any 401(k) plan maintained by Sherwin-Williams or any of its subsidiaries (including the surviving corporation and its subsidiaries) (a “Sherwin-Williams 401(k) plan”) in which such Company employee participates will be no less favorable than that in effect for such Company employee immediately prior to the effective time under the applicable 401(k) plan maintained by the Company or any of its subsidiaries (a “Company 401(k) plan”), (2) a profit sharing contribution will be made to the applicable Sherwin-Williams 401(k) plan for each Company employee participant in respect of (a) calendar year 2016, if the effective time occurs in such calendar year, and (b) calendar year 2017, in each case based on a percentage of eligible compensation equal to 8%, and (3) any amounts calculated in accordance with the preceding item (2) that cannot be contributed to the applicable Sherwin-Williams 401(k) plan due to applicable limitations under the Code will instead be paid to the applicable Company employee in a manner consistent with the Company’s past practice regarding such excess amounts. Further, during the continuation period, Sherwin-Williams has agreed to continue to maintain or cause to be maintained, without amendment, the merger-related severance plan adopted by the Company prior to the effective time in accordance with the terms agreed to between the Company and Sherwin-Williams (the “Company severance plan”), and to provide, or cause to be provided in accordance with the terms of the Company severance plan, to each Company employee who experiences a severance-qualifying termination under such Company severance plan, the severance benefits specified in the Company severance plan. However, if any such Company employee is entitled to severance benefits under an individual severance, employment or similar agreement, such Company employee will receive the severance benefits provided under the terms of such agreement and not the severance benefits set forth in the Company severance plan.

Under the merger agreement, following the closing date, Sherwin-Williams will, or will cause the surviving corporation to, cause any employee benefit plans sponsored or maintained by Sherwin-Williams or the surviving corporation or their subsidiaries in which the Company employees are eligible to participate following the closing date (collectively, the “post-closing plans”) to recognize the service of each Company employee with the Company and its subsidiaries (and any predecessor thereto) prior to the closing date for purposes of eligibility, vesting and level of benefits under such post-closing plans. However, such recognition of service will not

(1) apply for purposes of any post-closing plan that is a defined benefit retirement plan or any post-closing plan that provides retiree welfare benefits, (2) operate to duplicate any benefits of a Company employee with respect to the same period of service, or (3) apply for purposes of any plan, program or arrangement (a) under which similarly situated employees of Sherwin-Williams and its subsidiaries do not receive credit for prior service or (b) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any post-closing plan that provides medical, dental or vision insurance benefits, for the plan year in which such Company employee is first eligible to participate during the continuation period, Sherwin-Williams has agreed to use reasonable best efforts to (A) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company employee to the extent such limitation would have been waived or satisfied under the Company benefit plan in which such Company employee participated immediately prior to the effective time and (B) credit each Company employee for any co-payments or deductibles incurred by such Company employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such post-closing plan, and such credited expenses will also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

Efforts to Complete the Merger

Valspar and Sherwin-Williams have agreed that prior to the closing of the merger, Sherwin-Williams, Merger Sub and Valspar will use their respective reasonable best efforts to obtain all regulatory approvals needed to complete the merger as promptly as practicable, including (1) preparing and filing all forms, registrations and notifications required (whether by law or in order to satisfy the condition that the waiting periods under the HSR Act or receipt of specified notices, approvals or clearances, have been satisfied or waived) to be filed to consummate the merger, (2) using reasonable best efforts to satisfy the conditions to consummating the merger, (3) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, order or approval of, waiver or any exemption by, any governmental entity required to be obtained or made by Sherwin-Williams, Merger Sub, Valspar or any of their respective subsidiaries in connection with the merger, (4) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger, (5) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable to consummate the merger, and (6) the execution and delivery of any reasonable additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement.

Valspar and Sherwin-Williams will each keep the other apprised of the status of matters relating to the completion of the merger and work cooperatively to obtain all required consents, authorizations, orders or approvals of, or any exemptions by, any governmental entity that are required under the merger agreement. Valspar and Sherwin-Williams have each agreed that, prior to the closing, each will promptly (1) consult with the other parties to the merger agreement with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to all notices, submissions or filings made by or on behalf of such party with any governmental entity and (2) inform the other parties to the merger agreement of any substantive communication from or to any governmental entity regarding the merger, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication or submission with any such governmental entity.

Valspar and Sherwin-Williams have also agreed to use reasonable best efforts to make or file with the appropriate governmental entity all filings, forms, registrations and notifications required to consummate the merger under any applicable antitrust law, and to furnish all requested information and documentary material under the HSR Act or any other antitrust law. Sherwin-Williams is entitled to devise and implement the antitrust strategy, but must keep Valspar informed of any substantive communications from any governmental entity and allow Valspar to participate in any meeting or substantive communications with any governmental entity. In the event that the parties receive a Request for Additional Information and Documentary Material (which we refer to in this proxy statement as a “Second Request”) pursuant to the HSR Act, Sherwin-Williams must certify compliance with such second request by October 20, 2016.

For purposes of the merger agreement, a “substantive communication” means any communication relating to merits, remedies (including divestitures and potential divestiture buyers, any consent decree or other settlement agreement or any regulatory commission vote), timing agreement or timing of any significant decision or significant action in connection with any regulatory approval or clearance.

Divestitures and Triggering Divestiture

If necessary to obtain the requisite antitrust clearances, Sherwin-Williams has agreed to (1) propose, negotiate, commit to, effect and agree to the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, Valspar, Sherwin-Williams and their respective subsidiaries (including the surviving corporation and its subsidiaries) and take such action or actions that would in the aggregate have a similar effect, (2) create, terminate, or divest relationships, ventures, contractual rights or obligations of Valspar, Sherwin-Williams and their respective subsidiaries, and (3) otherwise take or commit to take any action that would limit Sherwin-Williams’ freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Valspar, Sherwin-Williams and their respective subsidiaries. However, Sherwin-Williams will not be required to divest, license, hold separate or otherwise dispose of businesses, assets, properties, product lines and equity interests:

•	representing, in the aggregate, more than $1.5 billion of net sales (as defined below); or

•	Sherwin-Williams’ “Sherwin-Williams,” “Krylon” or “Ronseal” trademark or trade name, or any businesses or product lines using any such trademarks or trade names, in any jurisdiction other than Australia.

Sherwin-Williams also has agreed to use its reasonable best efforts to satisfy the conditions to closing pertaining to regulatory approvals. Prior to the earlier of December 19, 2016 and the commencement of any litigation by a governmental entity to prohibit the merger, Sherwin-Williams cannot offer, propose, or commit to take, any action that constitutes a triggering divestiture (as defined below), unless and until Valspar has requested that Sherwin-Williams offer a triggering divestiture. Thereafter, Sherwin-Williams may offer, propose, or commit to take, any action that constitutes a triggering divestiture if (1) Valspar requests that Sherwin-Williams offer a triggering divestiture, or (2) Sherwin-Williams reasonably determines, after communications between Sherwin-Williams and a government entity (in which Valspar participates) and further consultation with Valspar, that a triggering divestiture would be necessary to satisfy such closing conditions. In addition, Sherwin-Williams cannot agree to any arrangement that would prevent the parties from completing the merger before February 20, 2017.

Under the merger agreement, a “triggering divestiture” is the divestiture, license, hold separate, sale or other disposition of the assets, businesses or product lines of Valspar, Sherwin-Williams or any of their respective subsidiaries representing, in the aggregate, in excess of $650 million of net sales to fulfill the conditions pertaining to regulatory approvals. A “triggering event” is deemed to occur when Sherwin-Williams is required pursuant to the regulatory efforts covenant in the merger agreement to take, or cause to commit to be taken, or commit to take, or cause to be taken, an action constituting a triggering divestiture. For purposes of the regulatory approvals provisions of the merger agreement, the calculation of “net sales” with respect to any asset, business or product line will be measured by reference to the net sales of Valspar’s corresponding asset, business or product line for the fiscal year ended October 30, 2015, regardless of which asset, business or product line is actually divested. However, the net sales associated with any asset, business or product line of Valspar or its subsidiaries involved in the manufacture, distribution or sale of architectural coatings in Australia will not count toward calculating the $650 million when determining whether a triggering divestiture has occurred or toward calculating the $1.5 billion in net sales that represents the limit of Sherwin-Williams’ divestiture obligations. The net sales associated with any asset, business or product line of Sherwin-Williams or its subsidiaries involved in the manufacture, distribution or sale of architectural coatings in Australia will count toward the aforesaid $650 million and $1.5 billion calculations.

If a triggering divestiture occurs, the merger consideration will be $105.00 per share in cash and not $113.00 per share in cash (in each case, without interest, and subject to any applicable withholding taxes). There can be no assurance that a triggering divestiture will not occur, and accordingly there can be no assurance that holders of Valspar common stock will receive $113.00 per share in cash instead of $105.00 per share in cash. See the section entitled “The Merger (Proposal 1) — Regulatory Approvals.”

Indemnification and Insurance

Sherwin-Williams and Merger Sub have agreed that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time (including any matters arising in connection with the transactions contemplated by the merger agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of Valspar or any of its subsidiaries (which we refer to as the “indemnified parties”) as provided in Valspar’s governing organizational documents and the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each subsidiary of Valspar or in any agreement set forth in the disclosure schedule in the merger agreement, each as in effect on March 19, 2016, will survive the merger and continue in full force and effect in accordance with their terms. For a period of not less than six years after the effective time, Sherwin-Williams will cause the surviving corporation to indemnify, defend and hold harmless, and advance expenses to, the indemnified parties with respect to all acts or omissions by them in their capacities as such at any time prior to the effective time, to the fullest extent provided by: (1) the Valspar organizational documents or the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each subsidiary of Valspar as in effect on March 19, 2016, (2) any such agreement between any such indemnified party, on the one hand, and Valspar or any of its subsidiaries, on the other hand, as in effect on March 19, 2016 and (3) applicable law.

In addition, Sherwin-Williams will obtain, or cause the surviving corporation to obtain, for a period of not less than six years after the effective time, for the indemnified parties who are insured under Valspar’s directors’ and officers’ insurance and indemnification policy, an insurance and indemnification policy that provides coverage for events occurring at or prior to the effective time that is no less favorable than the existing policy of Valspar, with certain qualifications.

Coordination on Litigation

Valspar and Sherwin-Williams have agreed to coordinate with respect to litigation relating to the merger. Each party will, subject to the preservation of privilege and confidential information, give the other parties to the merger agreement the opportunity to participate in (but not control) its defense or settlement of any stockholder litigation or other litigation or proceeding against it and/or its directors or executive officers or representatives relating to the merger agreement, the merger and/or the other transactions contemplated by the merger agreement, and will give due consideration to such other parties’ advice with respect to such litigation or proceeding. No party will cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to such litigation or proceeding commenced without the prior written consent of the other parties to the merger agreement (which cannot be unreasonably withheld, conditioned or delayed).

Other Covenants and Agreements

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement, covenants relating to regulatory filings and approvals (which are described under the section entitled “The Merger (Proposal 1) — Regulatory Approvals”), reporting requirements under Section 16 of the Exchange Act, the treatment of certain indebtedness and delisting and deregistration of the Valspar common stock, and public announcements with respect to the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by the requisite company vote;

•	no injunction by any court or other tribunal of competent jurisdiction having been entered and continuing to be in effect and no law having been adopted that remains in effect or be effective, in each case that prevents, enjoins, prohibits or makes illegal the consummation of the merger; and

•	all waiting periods applicable to the merger under the HSR Act having expired or been terminated and all other specified filings, notices, approvals and clearances having been obtained or filed or shall have occurred.

The respective obligations of Sherwin-Williams and Merger Sub to complete the merger are subject to the satisfaction or waiver (in writing) of the following additional conditions:

•	the accuracy of the representations and warranties of the Company both at and as of March 19, 2016 and at and as of the closing date (except for any such representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), subject to a “material adverse effect” or other materiality standard provided in the merger agreement;

•	the Company having performed and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by it prior to the closing date; and

•	Sherwin-Williams’ receipt of a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that each of the conditions described in the two preceding bullet points have been satisfied.

The obligation of the Company to complete the merger is subject to the satisfaction or waiver (in writing) of the following additional conditions:

•	the accuracy of the representations and warranties of Sherwin-Williams and Merger Sub both at and as of March 19, 2016 and at and as of the closing date (except for any such representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), subject to a “material adverse effect” or other materiality standard provided in the merger agreement;

•	each of Sherwin-Williams and Merger Sub having performed and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by it prior to the closing date; and

•	the Company’s receipt of a certificate signed on behalf of Sherwin-Williams by a senior executive officer of Sherwin-Williams to the effect that each of the conditions described in the two preceding bullet points have been satisfied.

Termination

The merger agreement may be terminated and abandoned at any time prior to the effective time in the following circumstances:

•	by the mutual written consent of Valspar and Sherwin-Williams;

•	by either Valspar or Sherwin-Williams, if:

•	the merger has not been completed by March 21, 2017 (referred to in this proxy statement as the “end date”), provided that (1) if all of the conditions to closing, other than those pertaining to an injunction under antitrust laws, waiting periods under the HSR Act or receipt of specified notices, approvals or clearances, have been satisfied or waived at such time, the end date may be extended by either Valspar or Sherwin-Williams to June 21, 2017 and (2) following the initial extension of the end date, if all of the conditions to closing, other than those pertaining to an injunction under antitrust laws, waiting periods under the HSR Act or receipt of specified notices, approvals or clearances, have been satisfied or waived at such time, the end date may be extended further by either Valspar or Sherwin-Williams to September 21, 2017;

•	an order by a governmental entity of competent jurisdiction has been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, and such order has become final and nonappealable, except that a party will not have the right to terminate if such order resulted due to the intentional material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement; or

•	if the requisite company vote has not been obtained at the Valspar stockholders’ meeting or at any adjournment or postponement of the Valspar stockholders’ meeting; or

•	by Valspar, if:

•	Sherwin-Williams or Merger Sub has breached or there is any inaccuracy in any of its representations or warranties, or has breached or failed to perform any of its covenants or other agreements contained in the merger agreement, which (1) would result in a failure of a condition to the obligations of Valspar to effect the merger and (2) is either not curable or is not cured by the earlier of the end date and the date that is 30 days following written notice from Valspar to Sherwin-Williams describing such breach or failure; or

•	at any time prior to the time the requisite company vote is obtained, in accordance with the provisions relating to Valspar’s right to terminate the merger agreement to enter into a company superior proposal; or

•	by Sherwin-Williams, if:

•	Valspar has breached or there is any inaccuracy in any of its representations or warranties, or has breached or failed to perform any of its covenants or other agreements contained in the merger agreement (with certain exceptions), which (1) would result in a failure of a condition to the obligations of Sherwin-Williams and Merger Sub to effect the merger and (2) is either not curable or is not cured by the earlier of the end date and the date that is 30 days following written notice from Sherwin-Williams to Valspar describing such breach or failure; or

•	the Valspar board of directors has effected a company adverse recommendation change; or

•	Valspar has breached (except for any de minimis breach) any of its obligations under the non-solicitation provisions of the merger agreement or specified provisions of the merger agreement related to preparing this proxy statement and obtaining the requisite company vote.

Termination Fee

Valspar will pay Sherwin-Williams a termination fee in an amount equal to $300 million in immediately available funds if the merger agreement is terminated in the following circumstances:

•	if the merger agreement is terminated by Valspar in accordance with the provisions regarding its right to terminate the merger agreement to enter into a definitive agreement relating to a company superior proposal;

•	if the merger agreement is terminated by Sherwin-Williams because (1) the Valspar board of directors has effected a company adverse recommendation change or (2) Valspar has breached (except for any de minimis breach) any of its obligations under the non-solicitation provisions of the merger agreement or specified provisions of the merger agreement related to preparing this proxy statement and obtaining the requisite company vote; or

•	(1) after March 19, 2016, a qualifying transaction (as defined below) has been publicly made and not withdrawn, (2) the merger agreement is thereafter terminated by Valspar or Sherwin-Williams (as applicable) because (i) the merger agreement has not been completed by the end date (if Valspar is in material breach of its regulatory efforts obligations under the merger agreement), (ii) Valspar breached or there was any inaccuracy in any of its representations or warranties, leading to a termination right, or (iii) the requisite company vote was not obtained, and (3) at any time on or before the 12-month anniversary of such termination, Valspar or any of its subsidiaries enters into a definitive agreement with respect to any qualifying transaction or completes a qualifying transaction.

Pursuant to the merger agreement, a “qualifying transaction” is deemed to occur if Valspar receives a bona fide proposal or offer made by any person or group of related persons (other than Sherwin-Williams and its subsidiaries), and whether involving a transaction or series of related transactions, for (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Valspar, (2) the acquisition by any person or group of related persons (other than Sherwin-Williams and its subsidiaries) of more than 50% of the assets of Valspar and its subsidiaries, on a consolidated basis (in each case, including securities of the subsidiaries of Valspar), or (3) the direct or indirect acquisition by any person or group of related persons (other than Sherwin-Williams and its subsidiaries) of more than 50% of the shares of Company common stock then issued and outstanding.

Limitation on Remedies

In the event of the termination of the merger agreement pursuant to the provisions described in the section entitled “— Termination,” the merger agreement will be terminated, and there will be no further liability on the part of Valspar, Sherwin-Williams or Merger Sub, except that the confidentiality agreement, certain provisions of the merger agreement relating to the financing, the sections of the merger agreement relating to termination and Article VIII of the merger agreement (which contains miscellaneous provisions) will survive termination. However, no such termination will relieve any party from any liability for failure to consummate the transactions contemplated by the merger agreement, including the merger, of from liability for a willful breach of its covenants or agreements prior to such termination.

If the termination fee is due and payable, from and after the termination of the agreement and payment of the termination fee in full pursuant to the merger agreement, Valspar will have no further liability of any kind for any reason in connection with the merger agreement or its termination, except for any liability arising from a willful breach of the merger agreement. In no event will Sherwin-Williams be entitled to payment of the termination fee on more than one occasion.

Expenses; Transfer Taxes

Except as otherwise provided in the merger agreement, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated in the merger agreement will be paid by the party incurring or required to incur such expenses. Except as otherwise provided in the merger agreement, all transfer, documentary, sales, use, stamp, registration and other such similar non-income taxes imposed with respect to the transfer of Company common stock pursuant to the merger will be borne by Sherwin-Williams or Merger Sub and expressly are not a liability of holders of Company common stock.

Amendment and Modification

At any time prior to the effective time, any provision of the merger agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Valspar, Sherwin-Williams and Merger Sub, except that certain provisions in the merger agreement relating to the financing may not be amended, supplemented, waived or otherwise modified in a manner adverse to the financing sources without their prior written consent.

Jurisdiction; Specific Enforcement

The parties have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement are not performed, or are threatened to be not performed, and that money damages would not be an adequate remedy in such a situation. Accordingly, the parties have agreed that, in addition to any other remedy available, including monetary damages, each of the parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Pursuant to the merger agreement, the parties irrevocably waived, and agreed not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to the merger agreement, (1) any claim that it is not personally subject to the jurisdiction of the above named courts, (2) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts, and (3) to the fullest extent permitted by applicable law, any claim that the suit, action or proceeding in such court is brought in an inconvenient forum, the venue of such suit, action or proceeding is improper or the merger agreement, or the subject matter thereof, may not be enforced in or by such courts.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION

(PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is providing its stockholders with a separate advisory (non-binding) vote to approve certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as described in the table entitled “Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger” under “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger,” including the footnotes to the table and related narrative discussion.

The Valspar board of directors unanimously recommends that the stockholders of the Company approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, and the agreement or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger”, including the footnotes to the table and the related narrative discussion, is hereby APPROVED.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either the Company or Sherwin-Williams. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto under the applicable compensation agreements and arrangements, regardless of the outcome of the non-binding, advisory vote of the Company’s stockholders.

The above resolution approving the merger-related compensation of the Company’s named executive officers on an advisory basis requires the affirmative vote of holders of a majority of the shares of common stock present at the meeting (in person or represented by proxy) and entitled to vote thereon.

The Valspar board of directors unanimously recommends that the stockholders of the Company vote “FOR” the named executive officer merger-related compensation proposal.

VOTE ON ADJOURNMENT (PROPOSAL 3)

The Company’s stockholders are being asked to approve a proposal that will give the Valspar board of directors authority to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum. If this adjournment proposal is approved, the special meeting could be adjourned by the Valspar board of directors to any date. In addition, the Valspar board of directors could postpone the special meeting before it commences. Pursuant to the merger agreement, Valspar may only postpone or adjourn the Valspar stockholders’ meeting (1) to solicit additional proxies for the purpose of obtaining the requisite company vote, (2) for the absence of a quorum, (3) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Valspar has determined after consultation with outside legal counsel is necessary under applicable law, and for such supplemental or amended disclosure to be disseminated and reviewed by Valspar’s stockholders prior to the Valspar stockholders’ meeting, or (4) with the written consent of Sherwin-Williams, which may be withheld in Sherwin-Williams’ sole discretion. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time before their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares of common stock will be voted in favor of the adjournment proposal.

The Company does not anticipate calling a vote on this proposal if Proposal 1 is approved by the requisite number of shares of common stock at the special meeting.

The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to approve and adopt the merger agreement and vote not to approve the adjournment proposal and vice versa.

Approval of the adjournment proposal requires the affirmative vote of holders of a majority of the shares of common stock present at the meeting (in person or represented by proxy) and entitled to vote thereon.

The Valspar board of directors unanimously recommends that the stockholders of the Company vote “FOR” the adjournment proposal, if a vote on such proposal is called.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

Valspar’s common stock is traded on the NYSE under the symbol “VAL.”

The following table sets forth during the periods indicated the high and low sales prices of common stock as reported on the NYSE, and the cash dividends declared per share for the periods indicated:

	Market Price		Dividend Declared
	High	Low
Fiscal 2014
First Quarter	$73.74	$68.18	$0.26
Second Quarter	$76.18	$66.94	$0.26
Third Quarter	$82.00	$71.78	$0.26
Fourth Quarter	$82.26	$72.15	$0.26

Fiscal 2015
First Quarter	$88.36	$80.97	$0.30
Second Quarter	$90.91	$81.04	$0.30
Third Quarter	$88.17	$78.66	$0.30
Fourth Quarter	$84.05	$70.58	$0.30

Fiscal 2016
First Quarter	$86.59	$72.98	$0.33
Second Quarter (through May 12, 2016)	$107.71	$75.19	$0.33

The closing sale price of our common stock on March 18, 2016, which was the last trading day before the merger was publicly announced, was $83.83 per share. On May 12, 2016, the most recent practicable date before the filing of this proxy statement, the closing price for our common stock was $106.91 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 11, 2016 by: (1) each of our directors; (2) each of our named executive officers; (3) all of our directors and executive officers as a group; and (4) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock. Unless otherwise indicated, the persons or entities identified in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Information with respect to beneficial ownership has been furnished by each director and executive officer. With respect to beneficial owners of more than 5% of our outstanding common stock, information is based on information filed with the SEC. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules require inclusion of shares of common stock issuable pursuant to Company equity awards within 60 days after May 11, 2016. These shares are deemed to be outstanding and beneficially owned by the person holding the Company equity awards for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percentage of Shares Outstanding

Jack J. Allen	10,005		*

John M. Ballbach	12,796	(3)	*

John S. Bode	61,606	(4)	*

William M. Cook	20,557		*

Jeffrey H. Curler	133,793		*

Shane D. Fleming	5,075		*

Ian R. Friendly	38,779	(5)	*

Janel S. Haugarth	36,183		*

Mae C. Jemison, M.D.	16,585		*

David R. Lumley	1,919		*

Gary E. Hendrickson	989,839	(6)(8)	1.2%

James L. Muehlbauer	127,717	(8)	0.16%

Rolf Engh	766,803	(7)(8)	0.97%

Howard C. Heckes	213,522	(8)	0.27%

Les H. Ireland	9,917	(8)	0.01%

The Vanguard Group	5,823,752	(9)	7.4%
100 Vanguard Blvd.
Malvern, PA 19355

Iridian Asset Management LLC	5,543,962	(10)	7.0%
276 Post Road West
Westport, CT 06880

BlackRock, Inc.	5,334,104	(11)	6.8%
55 East 52nd Street
New York, NY 10055

C. Angus Wurtele	4,893,900	(12)	6.2%
4900 IDS Center
80 South 8th Street
Minneapolis, MN 55402

Capital Research Global Investors	4,222,585	(13)	5.3%
333 South Hope Street
Los Angeles, CA 90071

All directors and executive officers as a group (15 persons)	2,445,096		3.1%

*	Less than 1% of our outstanding common stock.
(1)	The address for all of the directors and executive officers set forth above is c/o The Valspar Corporation, 1101 South 3rd Street, Minneapolis, Minnesota 55415-1461.
(2)	Includes all options and other rights to acquire shares exercisable on or within 60 days of May 11, 2016, including the following: Mr. Friendly, 17,750 shares; Ms. Haugarth, 12,600 shares; Mr. Hendrickson, 768,987 shares; Mr. Muehlbauer, 108,410 shares; Mr. Engh, 210,181 shares; Mr. Heckes, 165,381 shares; Mr. Ireland, 3,835 shares; and the directors and executive officers as a group, 1,287,144 shares.
(3)	Includes 50 shares held by Mr. Ballbach’s daughters and 25 shares for which Mr. Ballbach is custodian for a minor child.
(4)	Includes 18,406 shares held in a trust.
(5)	Includes 14,378 shares held in a trust.
(6)	Includes 136,713 shares held in trusts.
(7)	Includes 319,816 shares that Mr. Engh has pledged as security.
(8)	Includes shares indirectly owned as of May 11, 2016 through the Valspar Savings and Retirement Plan by the following: Mr. Hendrickson, 12,215 shares; Mr. Muehlbauer, 221 shares; Mr. Engh, 56,389 shares; Mr. Heckes, 2,260 shares; Mr. Ireland, 152 shares; and executive officers as a group, 71,123 shares.
(9)	Based on information contained in a Schedule 13G filed with the SEC on February 11, 2016, reflecting the shareholder’s beneficial ownership as of December 31, 2015. The Vanguard Group reports sole voting power over 55,556 shares; sole dispositive power over 5,768,796 shares; shared voting power over 4,000 shares; and shared dispositive power over 54,956 shares.
(10)	Based on information contained in a Schedule 13G filed with the SEC on January 26, 2016, reflecting the shareholder’s beneficial ownership as of December 31, 2015. Iridian Asset Management LLC (“Iridian”), David L. Cohen and Harold J. Levy report shared voting and dispositive power over 5,512,409 shares and Mr. Levy reports sole voting and dispositive power over 31,553 shares of which he has direct beneficial ownership. Iridian has direct beneficial ownership of the shares in the accounts for which it serves as the investment adviser under its investment management agreements. Messrs. Cohen and Levy may be deemed to possess beneficial ownership of the shares beneficially owned by Iridian by virtue of their indirect controlling ownership of Iridian, and having the power to vote and direct the disposition of shares as joint Chief Investment Officers of Iridian. Messrs. Cohen and Levy disclaim beneficial ownership of such shares.
(11)	Based on information contained in a Schedule 13G filed with the SEC on January 27, 2016, reflecting the shareholder’s beneficial ownership as of December 31, 2015. BlackRock, Inc. reports sole voting power over 5,041,983 shares; sole dispositive power over 5,334,104 shares.
(12)	Based on information contained in a Schedule 13G filed with the SEC on January 11, 2016, reflecting the shareholder’s beneficial ownership as of December 31, 2015. Mr. Wurtele reports sole voting and dispositive power over 2,427,750 shares, and shared voting and dispositive power over 2,466,150 shares owned by his spouse of which he disclaims beneficial ownership.
(13)	Based on information contained in a Schedule 13G filed with the SEC on February 16, 2016, reflecting the shareholder’s beneficial ownership as of December 31, 2015.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in the loss or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of common stock of the Company unless otherwise indicated.

Beneficial owners of shares of common stock who do not also hold such shares of record may have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. In the event a record owner, such as a broker, who holds shares of common stock as a nominee for others, exercises his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, we recommend that the written demand state the number of shares of common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Section 262 of the DGCL requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the merger in connection with which appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes our notice to the Company’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL and a copy of the full text of Section 262 of the DGCL is attached hereto as Annex D. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex D to this proxy statement since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the adoption and approval of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. A stockholder’s failure to make a written demand before the vote with respect to the merger is taken will constitute a waiver of appraisal rights.

•	You must not vote in favor of, or consent in writing to, the adoption and approval of the merger agreement and the merger. A vote in favor of the adoption and approval of the merger agreement and merger, by proxy submitted by mail, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement and the merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.

•	You must continue to hold your shares of common stock from the date of making the demand through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers the shares before the effective date of the merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal pursuant to Section 262 of the DGCL should be addressed to the Company in care of the Corporate Secretary at P.O. Box 1461, Minneapolis, Minnesota 55440-1461, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock.

Within 10 days after the effective date of the merger, the surviving corporation (i.e., The Valspar Corporation) must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the merger consideration specified by the merger agreement for his or her shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 of the DGCL will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Company, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of the Company to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the surviving corporation. At the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving corporation and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, by the surviving corporation to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the surviving corporation of the certificates representing such stock.

In determining the fair value of the shares of common stock and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL.

Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of common stock is less than the per share merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date before the effective time; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective date of the merger or thereafter with the written approval of the Company, then the right of that stockholder to appraisal will cease. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the merger consideration that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. Each stockholder will receive a separate proxy card. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to the Company in care of the Corporate Secretary at P.O. Box 1461, Minneapolis, Minnesota 55440-1461, or by calling (612) 851-7000. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

Depending on if and when the merger is completed, we may not hold an annual meeting of stockholders in 2017. If the merger is completed, we will not hold an annual meeting of stockholders in 2018. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders. If any such annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for such annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our bylaws.

If you would like to submit a proposal for us to include in the proxy statement for our 2017 annual meeting, you must comply with Rule 14a-8 under the Exchange Act and the advance notice provisions of our bylaws. You must also make sure that we receive your proposal at our executive offices (sent c/o Corporate Secretary) by September 24, 2016. Any stockholder proposal included in our proxy statement will also be included on our form of proxy so that stockholders can indicate how they wish to vote their shares on the proposal.

If you would like to recommend a person for consideration as a nominee for election as a director at our 2017 annual meeting, you must comply with the advance notice provisions of our bylaws. These provisions require that we receive your nomination at our executive offices (sent c/o Corporate Secretary) no earlier than October 27, 2016 and no later than November 26, 2016.

If you would like to present a proposal at our 2017 annual meeting without including it in our proxy statement, you must comply with the advance notice provisions of our bylaws. These provisions require that we receive your proposal at our executive offices (sent c/o Corporate Secretary) no earlier than October 27, 2016, and no later than November 26, 2016.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at its address above, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company will make available a copy of its public reports, without charge, on its website at http://investors.valspar.com as soon as reasonably practicable after the Company files the reports electronically with the SEC. In addition, you may obtain a copy of the reports, without charge, by contacting the Company at the following address and phone number: The Valspar Corporation, c/o Corporate Secretary at P.O. Box 1461, Minneapolis, Minnesota 55440, telephone (612) 851-7000. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of Company common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents before the special meeting, any such request should be made promptly to the Company.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the special meeting:

•	Valspar’s Annual Report on Form 10-K for the fiscal year ended October 30, 2015;

•	Valspar’s Quarterly Reports on Form 10-Q for the fiscal quarter ended January 29, 2016;

•	Valspar’s Definitive Proxy Statement for the 2016 Annual Meeting; and

•	Valspar’s Current Reports on Form 8-K, to the extent filed and not furnished with the SEC on February 25, 2016, March 21, 2016 (for the avoidance of doubt, including both Current Reports on Form 8-K filed on such date) and May 12, 2016.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON. THIS PROXY STATEMENT IS DATED [                    ], 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT AND WILL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

THE VALSPAR CORPORATION,

THE SHERWIN-WILLIAMS COMPANY

and

VIKING MERGER SUB, INC.

Dated as of March 19, 2016

-i-

-ii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 19, 2016, is by and among The Valspar Corporation, a Delaware corporation (the “Company”), The Sherwin-Williams Company, an Ohio corporation (“Parent”), and Viking Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

WITNESSETH:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, and each outstanding share of Company Common Stock (other than Cancelled Shares and Dissenting Shares) shall be converted into the right to receive an amount in cash, without interest, equal to the Per Share Price (the “Merger Consideration”);

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the holders of shares of Company Common Stock adopt this Agreement;

WHEREAS, the Boards of Directors of each of Parent and Merger Sub have approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and adopted this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), including Section 251 of the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its existence under Delaware law as the surviving company in the Merger (the “Surviving Company”) and a wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. local time at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019 on the third

Business Day following the day on which the last of the conditions set forth in Article VI to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date, the Company and Merger Sub shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, all as provided under the DGCL.

Section 1.5 Organizational Documents of the Surviving Company.

(a) Subject to the requirements set forth in Section 5.10, at the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Company shall be “The Valspar Corporation.”

(b) Subject to the requirements set forth in Section 5.10, at the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Company shall be “The Valspar Corporation.”

Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. Except as otherwise determined by Parent prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any shares of Company Common Stock or common stock of Merger Sub:

(i) Common Stock of Merger Sub. Each share of common stock, par value $0.50 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.50 per share, of the Surviving Company. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(ii) Cancellation of Certain Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held by any wholly owned Subsidiary of the Company, and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or any of its wholly owned Subsidiaries (including Merger Sub), other than, in each case, shares of Company Common Stock held on behalf of third parties, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall be automatically converted into the right to receive the Merger Consideration.

All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1.

(b) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, if a Person (a “Dissenting Stockholder”) who has complied with all the provisions of the DGCL concerning the right of holders of shares of Company Common Stock to require appraisal (the “Appraisal Provisions”) of their shares of Company Common Stock has demanded appraisal under the Appraisal Provisions with respect to any issued and outstanding shares of Company Common Stock held by such Dissenting Stockholder (“Dissenting Shares”), to the extent the Appraisal Provisions are applicable, shall not be converted into the right to receive the Merger Consideration as described in Section 2.1(a)(iii), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, each Dissenting Share shall thereupon be treated as though such share of Company Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(iii). The Company shall give Parent prompt notice (but in any event within 48 hours of receipt thereof) of any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(c) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2 Exchange of Certificates.

(a) Appointment of Paying Agent. Prior to the Closing, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as payment agent (the “Paying Agent”) for the payment of the Merger Consideration and shall enter into a paying agent agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities under this Agreement.

(b) Deposit of Merger Consideration. Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of Company Common Stock, cash sufficient to pay the aggregate Merger Consideration (such aggregate Merger Consideration, the “Payment Fund”).

(c) Exchange Procedures. As promptly as practicable (and no later than the third Business Day) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 2.1(a)(iii) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent shall reasonably designate) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration.

(d) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Paying Agent together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid to any such transferee if such Certificate or Book-Entry Share is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the Merger Consideration payable upon surrender of any Certificate or Book-Entry Share.

(e) No Further Ownership Rights in Company Common Stock. From and after the Effective Time, subject to applicable Law in the case of Dissenting Shares, all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(d), without interest. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Company, Parent or the Paying Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(f) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent; provided that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Payment Fund. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g) Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares that has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration that such holder has the right to receive pursuant to this Article II without any interest thereon.

(h) No Liability. Subject to applicable Law, none of Parent, the Company, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Subject to applicable Law, notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares as of immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(i) Withholding Rights. Each of the Company, the Surviving Company, Parent, Merger Sub and the Paying Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amounts required to be deducted or withheld with respect to the making of such payment under applicable Tax Law. To the extent that any amounts are so deducted, withheld and timely remitted to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.2(g), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration in accordance with the terms of this Agreement.

Section 2.3 Treatment of Company Equity Awards; Stock Purchase Program.

(a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (a “Company Option”) that is outstanding as of the Effective Time, whether vested or unvested, shall be cancelled by virtue of the Merger and without any action on the part of the holder thereof, in consideration for the right to receive, as promptly as practicable (but no later than fifteen calendar days) following the Effective Time, a cash payment (without interest and less applicable withholding Taxes) with respect thereto equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option as of the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option as of the Effective Time. For the avoidance of doubt, any Company Option with an exercise price equal to or in excess of the Merger Consideration shall be cancelled by virtue of the Merger without any action on the part of the holder thereof and without any payment to the holder thereof. Notwithstanding the foregoing, at the Effective Time, each Company Option granted after the date of the Agreement, whether or not vested, that is outstanding and unexercised as of immediately prior to the Effective Time, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Company Option immediately prior to the Effective Time, including vesting (and any applicable accelerated vesting), a number of shares of Parent common stock equal to the product (rounded down to the nearest whole number of shares) of the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Equity Award Exchange Ratio (as defined below) at a price per share (rounded up to the nearest whole cent) of Parent common stock equal to the price per share under such Company Option immediately prior to the Effective Time divided by the Equity Award Exchange Ratio (each Company Option, as so adjusted, an “Adjusted Option”). “Equity Award Exchange Ratio” shall mean the quotient (rounded to four decimal places) obtained by dividing the Merger Consideration by the volume weighted average trading price of Parent common stock for the five consecutive trading days ending with, and including, the trading day immediately prior to the Closing Date.

(b) At the Effective Time, each time-vesting restricted stock unit award granted by the Company in respect of shares of Company Common Stock (a “Company RSU Award”) and each performance-based restricted stock unit award granted by the Company in respect of shares of Company Common Stock (a “Company PSU Award”) that is outstanding as of the Effective Time shall be cancelled by virtue of the Merger and without any action on the part of the holder thereof, in consideration for the right to receive, as promptly as practicable (but no later than fifteen calendar days) following the Effective Time, a cash payment (without interest and less applicable withholding Taxes) with respect thereto equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU Award or Company PSU Award as of the Effective Time (with respect to each Company PSU Award, such number of shares shall be determined, in accordance with the applicable award terms, by assuming the actual level of achievement of the applicable performance goals in respect of fiscal years during the performance period that are completed prior to the Effective Time and the target level of achievement of the applicable performance goals in respect of all other fiscal years during the performance period) and (ii) the Merger Consideration; provided, however, that to the extent that any such Company RSU Award or Company PSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code. Notwithstanding the foregoing, at the Effective Time, each Company RSU Award granted after the date of this Agreement that is outstanding as of immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into a Parent restricted stock unit award with the same terms and conditions, including vesting (and any applicable accelerated vesting), as were applicable to such Company RSU Award immediately prior to the Effective Time, and relating to the number of shares of Parent common stock (rounded up to the nearest whole number of shares) equal to the product of (a) the Equity Award Exchange Ratio, multiplied by (b) the number of shares of Company Common Stock subject to such Company RSU Award as of immediately prior to the Effective Time (each Company RSU Award, as so adjusted, an “Adjusted RSU Award”).

(c) At the Effective Time, each share of Company stock subject to vesting, repurchase or other lapse restrictions pursuant to an award granted by the Company (a “Company Restricted Share”) that is outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and become free of restrictions and shall be cancelled and converted automatically, in accordance with the procedures set forth in this Agreement, into the right of the holder to receive the Merger Consideration (less applicable withholding Taxes).

(d) Prior to the Effective Time, the Company shall take the actions necessary to effectuate the following: (i) cause the Company Stock Purchase Program provided through Computershare Shareowner Services (the “Stock Purchase Program”), to be terminated subject to, and effective as of immediately prior to, the Effective Time and (ii) cause all accumulated employee payroll deductions held pursuant to the Stock Purchase Program as of the Effective Time to be refunded to employees as promptly as practicable following the Effective Time.

(e) Prior to the Effective Time, the Company, the Company Board of Directors or the Compensation Committee of the Company Board of Directors, as applicable, shall adopt any resolutions that are necessary to effectuate the provisions of this Section 2.3, and shall provide notices to holders of Company Options regarding the treatment of Company Options pursuant to this Section 2.3. As of no later than the Effective Time, Parent shall file a registration statement with the SEC on Form S-8 (or other applicable form) with respect to the shares of Parent common stock subject to the Adjusted Options and Adjusted RSU Awards, and Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Adjusted Options and Adjusted RSU Awards remain outstanding.

Section 2.4 Further Assurances. Subject to Section 5.7(d), if at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in any SEC Document of the Company publicly filed with or publicly furnished to the SEC from and after November 1, 2014 and prior to the date hereof (excluding any disclosures set forth in any “risk factors,” “forward-looking statements” or “market risk” sections or other forward-looking disclosures that are not specific or are cautionary or predictive in nature) or (b) as disclosed in the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (provided that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of any disclosed event, item or occurrence in such section or subsection to such other section or subsection is reasonably apparent), the Company represents and warrants to Parent as follows:

Section 3.1 Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had or would not reasonably be expected to have, individually or in the aggregate, (i) a Material Adverse Effect or (ii) a material adverse effect on the Company’s and its Subsidiaries’ ability to timely consummate the transactions contemplated hereby (including the Merger). Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized and validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, (i) a Material Adverse Effect or (ii) a material adverse effect on the Company’s and its Subsidiaries’ ability to timely consummate the transactions contemplated hereby (including the Merger).

(b) The Company has made available to Parent a true and complete copy of (i) the Company’s certificate of incorporation and bylaws (collectively, the “Company Organizational Documents”) and (ii) each Significant Subsidiary’s certificate of incorporation, bylaws or similar organizational documents (collectively, the “Significant Subsidiaries Organizational Documents”), in each case, as amended through the date hereof. The Company Organizational Documents and the Significant Subsidiaries Organizational Documents are in full force and effect, and neither the Company nor any Significant Subsidiary is in material violation of any of their provisions. Section 3.1(b) of the Company Disclosure Schedule sets forth a list, true and complete in all respects, of all Subsidiaries of the Company and any joint ventures, partnerships or similar arrangements in which the Company or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest).

Section 3.2 Capital Stock and Indebtedness.

(a) The authorized capital stock of the Company consists of 120,000,000 shares of common stock, par value $0.50 per share (the “Company Common Stock”). As of March 18, 2016 (the “Specified Date”), (i) 79,156,963 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), of which 169,848 shares were Company Restricted Shares, (ii) 39,285,661 shares of Company Common Stock were held in treasury, (iii) 4,618,230 shares of Company Common Stock were issuable upon the exercise of outstanding Company Options, which had a weighted average exercise price of $40.08, (iv) 538,306 shares were subject to Company RSU Awards, (v) 366,736 shares were subject to Company PSU Awards (assuming achievement of the applicable performance goals at the maximum level), and (vi) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 3.2(a) or as expressly permitted by Section 5.1(b), there are no outstanding subscriptions, options, warrants, calls, puts, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (1) obligating the Company or any of its Subsidiaries to (I) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (II) grant, extend or enter into any such subscription, option, warrant, call, put, convertible securities, exchangeable securities or other similar right, agreement or commitment relating to the capital stock or other equity interest of the Company or any Subsidiary of the Company, (III) redeem or otherwise acquire any such shares of capital stock or other equity interests, (IV) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (V) make any payment to any Person the value of which is derived from or calculated based on the value of Company Common Stock, or (2) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. Since the Specified Date through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Equity Awards in accordance with their respective terms) or granted any Company Equity Awards.

(b) The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights in favor of any Person other than the Company or a wholly owned Subsidiary of the Company. Except for equity interests in the Company’s Subsidiaries, as of the date hereof, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person) other than equity interests that are not material to the Company and Subsidiaries, taken as a whole. As of the date hereof, neither the Company nor any of its Subsidiaries has any obligation to acquire any material equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

Section 3.3 Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject only to adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”), to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Company Board of Directors and, except for the Requisite Company Vote and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the consummation of the transactions contemplated hereby, including the Merger. The Company Board of Directors has unanimously (i) resolved to recommend that the holders of shares of Company Common Stock adopt this Agreement (the “Company Recommendation”), (ii) declared it advisable to enter into the Merger Agreement, (iii) determined that this Agreement and the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and the Company’s stockholders and (iv) approved this Agreement and the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws affecting creditor’s rights generally and the availability of equitable relief and any implied covenant of good faith and fair dealing (the “Enforceability Exceptions”).

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a proxy statement relating to the Stockholders Meeting to be held in connection with this Agreement, the Merger and the other transactions contemplated hereunder (as it may be amended or supplemented, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), (iii) the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iv) the rules and regulations of the New York Stock Exchange and (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and as set forth in Section 3.3(b) of the Company Disclosure Schedule (covering the applicable Laws or other legal restraints of foreign countries designed to govern competition or trade regulation or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws” and each such law individually an “Antitrust Law”)) (collectively, the “Transaction Approvals”), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings that are not required to be made or obtained prior to the consummation of such transactions or that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, (x) a Material Adverse Effect or (y) a material adverse effect on the Company’s and its Subsidiaries’ ability to timely consummate the transactions contemplated hereby (including the Merger).

(c) The execution and delivery by the Company of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of, or trigger the grant of any material rights or material change to the payment terms under, any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, Permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, except for any of the foregoing as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or (iii) conflict with or violate any provision of the Significant Subsidiaries Organizational Documents or any applicable Laws, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except in the case of clauses (i), (ii), and (iii) above as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company’s and its Subsidiaries’ ability to timely consummate the transactions contemplated hereby (including the Merger).

Section 3.4 Reports and Financial Statements.

(a) The Company has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since November 1, 2014 (all such forms, documents and reports filed or furnished by the Company since such date, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the applicable requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Documents, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since November 1, 2014 has been, required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (the “Company Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not material and to any other adjustments described therein, including the notes thereto), (ii) were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply as to form in all material respects with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC. As of the date of this Agreement, Ernst & Young LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs

(e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended October 30, 2015, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof. Each of the Company and its Subsidiaries has substantially addressed any such deficiency, material weakness or fraud.

Section 3.6 No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) except for (i) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Annual Report on Form 10-K for the annual period ended October 30, 2015 (including any notes thereto), (ii) Liabilities arising in connection with the transactions contemplated hereby or in connection with obligations under existing Contracts or applicable Law (other than any Liability that has arisen due to a breach or violation of any such Contract or Law), (iii) Liabilities incurred in the ordinary course of business since October 30, 2015, (iv) Liabilities that have been discharged or paid in full in the ordinary course of business and (v) Liabilities that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any material, or to the Company’s knowledge, immaterial, off-balance sheet partnership, joint venture or any similar arrangement (including any Contract relating to any transaction or relationship between or among the Company and/or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any material, or to the Company’s knowledge, immaterial, “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Securities Act).

Section 3.7 Compliance with Law; Permits.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries are, and since November 1, 2014 have been, in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements of Governmental Entities (collectively, “Laws” and each, a “Law”). Since November 1, 2014, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Entity regarding any actual or alleged failure to comply with or violation of any Law in a material respect.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries hold all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities (“Permits”), and all rights under all Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (collectively, the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith. Except as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Company Permits are valid and in full force and effect, (ii) all Company Permits are, to the knowledge of the Company, not subject to any administrative or judicial proceeding that could result in any material modification, termination or revocation thereof, (iii) the Company and its Subsidiaries are in compliance with the terms and requirements of all such Company Permits and, (iv) to the Company’s knowledge, no suspension or cancellation of any such Company Permit is threatened or pending.

(c) None of the Company or its Subsidiaries, or to the Company’s knowledge, any director, officer, employee, agent of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; (iii) violated or is in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or is in violation of any similar Law or other applicable Bribery Legislation; (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (v) made, promised or authorized any fraudulent entry on the books or records of the Company or any of its Subsidiaries; (vi) made any unlawful bribe, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries; or (vii) violated any provision of the USA PATRIOT Act applicable to the Company and its Subsidiaries; in each case other than as would be material to the Company and its Subsidiaries, taken as a whole.

(d) None of the Company or its Subsidiaries, or to the Company’s knowledge, any director, officer, employee or agent of the Company or any of its Subsidiaries (i) is a Sanctioned Person, (ii) has in the past five years engaged in, has any plan or commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of its Subsidiaries, except pursuant to a license from the United States, or (iii) has in the past five years violated, or engaged in any conduct sanctionable under, any Sanctions Law, nor to the Company’s knowledge, been the subject of an investigation or allegation of such a violation or sanctionable conduct, other than, in the case of clauses (ii) and (iii), as would be material to the Company and its Subsidiaries, taken as a whole.

(e) Notwithstanding anything contained in this Section 3.7, no representation or warranty shall be deemed to be made in this Section 3.7 in respect of the matters specifically covered in any other Section of this Article III, including the provisions of environmental, Tax, employee benefits or labor matters.

Section 3.8 Environmental Laws and Regulations. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no suits, actions, claims, proceedings, arbitrations, demands or, to the knowledge of the Company, investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging actual or potential non-compliance with or other Liability under any Environmental Law or arising from the Release of or exposure to any Hazardous Materials, (b) the Company and its Subsidiaries are and have since October 26, 2013 been, and, to the Company’s knowledge as of the date hereof, have between October 29, 2011 and October 26, 2013 been, in compliance with all Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Company Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (c) there has been no Release at, on, in, under or migrating to or from any real property that the Company or any of its Subsidiaries operates, uses or occupies or has the right to operate, use or occupy pursuant to a lease, sublease or other agreement (such property subject to a lease, sublease or other agreement, collectively, the “Company Leased Real Property”) or at, on, in, under or migrating to or from any real property owned by the Company and its Subsidiaries (“Company Owned Real Property”) of Hazardous Materials by the Company or any of its Subsidiaries or, to the knowledge of the Company, as a result of any operations or activities of the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other Persons, in each case that would reasonably be expected to give rise to any Liability to the Company or its Subsidiaries, (d) to the Company’s knowledge, no Hazardous Materials are present at, on, in, under or migrating to or from any property currently or formerly owned, operated or leased by the Company or its Subsidiaries that would reasonably be expected to result in Liabilities under applicable Environmental Laws, (e) none of the Company and its Subsidiaries is subject to any Order or any indemnity obligation or other Contract with any Person that would reasonably be expected to result in Liabilities to the Company or any of its Subsidiaries under applicable Environmental Laws or concerning Hazardous Materials or Releases, (f) since October 26, 2013 through the date of this Agreement, and, to the Company’s knowledge as of the date hereof, between October 29, 2011 and October 26, 2013, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity alleging non-compliance by, or potential liability to, the Company or any of its Subsidiaries with respect to any Environmental Law or Company Permit required by applicable Environmental Law in connection with the ownership or operation of their respective businesses and (g) no Liens (other than Permitted Liens) pursuant to Environmental Laws are imposed on the property owned or operated by the Company or its Subsidiaries, and, to the Company’s knowledge, no such Liens (other than Permitted Liens) have been threatened in writing; it being understood that for purposes of clause (g) of this Section 3.8, the definition of “Permitted Liens” shall not include clause (G) set forth in that definition. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any investigation or remediation activities or notice to or consent of any Governmental Entity or third party pursuant to any Environmental Law.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a list of each material U.S. Company Benefit Plan in effect as of the date hereof. With respect to each material U.S. Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been made available to Parent by the Company: (i) all plan documents (including all written amendments thereto) (which, for the avoidance of doubt, with respect to any material U.S. Company Benefit Plan for which a form agreement is used, shall consist of a copy of such form); (ii) all related trust documents; (iii) all insurance contracts or other funding arrangements; (iv) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”); (v) the most recent determination, opinion or advisory letter from the IRS for any U.S. Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; (vi) the most recent summary plan description; and (vii) all material correspondence to or from the IRS, the United States Department of Labor (“DOL”), the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Authority received in the last three years with respect to such material U.S. Company Benefit Plan. No award agreement governing any Company Equity Award prohibits the treatment of such Company Equity Award in the manner set forth in Section 2.3.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each U.S. Company Benefit Plan (including any related trusts), (i) such U.S. Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code; and (ii) all contributions required to be made to any U.S. Company Benefit Plan (or related trusts) by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any U.S. Company Benefit Plan, for any period in the prior three years through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(c) Section 3.9(c) of the Company Disclosure Schedule identifies each U.S. Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”). With respect to each Qualified Plan, (i) the IRS has issued a favorable determination, opinion or advisory letter with respect to each

Qualified Plan and its related trust, and such letter has not been revoked (nor has revocation been threatened in writing), and (ii) to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust.

(d) Each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code is listed on Section 3.9(d) of the Company Disclosure Schedule and: (i) each such Company Benefit Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived; (ii) no Lien in favor of any such Company Benefit Plan has arisen under Section 430(k) of the Code or Section 303(k) of ERISA; (iii) such Company Benefit Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (iv) the Company has delivered or made available to Parent a copy of the most recent actuarial valuation report for such Company Benefit Plan and such report is complete and accurate in all material respects; (iv) the PBGC has not instituted proceedings to terminate such Company Benefit Plan; and (v) except as would not reasonably be expected to have, individually in the aggregate, a Material Adverse Effect, there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) during the last six years as to which the 30-day advance notice requirement has not been waived.

(e) None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has, in the past six years, maintained, established, contributed to, been obligated to contribute to, or has any Liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(f) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, (i) there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Company’s knowledge, no set of circumstances exists that would reasonably be expected to give rise to a claim or lawsuit, against the Company, the U.S. Company Benefit Plans, any fiduciaries thereof with respect to their duties to the U.S. Company Benefit Plans and for whom the Company has an obligation to indemnify, or the assets of any of the trusts under any of the U.S. Company Benefit Plans; and (ii) and there are no audits or other proceedings by a Governmental Authority pending, or to the knowledge of the Company, threatened with respect to any U.S. Company Benefit Plan.

(g) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company, any U.S. Company Benefit Plan nor, to the knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary duty or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which could subject the Company or any ERISA Affiliate to any Liability, tax or penalty under ERISA or the Code.

(h) Except as required by Section 4980B of the Code, no U.S. Company Benefit Plan provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, and neither of the Company nor any of its Subsidiaries has any obligation to provide such benefits.

(i) Except as has not, and would not reasonably be expected to, result in material liability to the Company, each U.S. Company Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been maintained in documentary and operational compliance with Section 409A of the Code. The Company is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code.

(j) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Non-U.S. Company Benefit Plan (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, (iii) has been maintained in compliance with all applicable Laws and (iv) there is no pending, or to the knowledge of the Company, threatened litigation relating to any Non-U.S. Company Benefit Plan.

(k) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (i) entitle any current or former employee, director, or officer of the Company or any of its Subsidiaries to severance pay or any increase in severance pay, accrued pension benefit or any other payment under a U.S. Company Benefit Plan or, except as would not reasonably be expected to result in a material Liability to the Company and its Subsidiaries, taken as a whole, any Non-U.S. Company Benefit Plan, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, or officer under a U.S. Company Benefit Plan or, except as would not reasonably be expected to result in a material Liability to the Company and its Subsidiaries, taken as a whole, any Non-U.S. Company Benefit Plan, (iii) except as would not reasonably be expected to result in a material Liability to the Company, entitle any independent contractor (who is a natural person) to any severance pay, increase in severance pay or any other payment under a U.S. Company Benefit Plan, or accelerate the time of payment or vesting, or increase the amount of compensation due to any independent contractor (who is a natural person), (iv) trigger any funding obligation under any U.S. Company Benefit Plan or, except as would not reasonably be expected to result in a material Liability to the Company and its Subsidiaries, taken as a whole, any Non-U.S. Company Benefit Plan, or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code.

Section 3.10 Absence of Certain Changes or Events.

(a) Since January 29, 2016, and through the date of this Agreement, (i) the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business and (ii) neither the Company nor any of its Subsidiaries has taken any action of the types described in Sections 5.1(b)(G), 5.1(b)(H) or 5.1(b)(M) which would have been a breach of any such Section if taken after the date hereof.

(b) Since January 29, 2016, there has not been any fact, change, effect, event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, (i) a Material Adverse Effect, or (ii) a material adverse effect on the Company’s and its Subsidiaries’ ability to timely consummate the transactions contemplated hereby (including the Merger).

Section 3.11 Investigations; Litigation. Except as are not or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, (a) there is no suit, action, claim, proceeding, arbitration, or investigation pending or, to the knowledge of the Company, threatened (i) against the Company or any of its Subsidiaries before (or, if threatened, that would be before) or by any Governmental Entity or (ii) to which any of the properties or assets of the Company or any of its Subsidiaries are subject; and (b) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or, to the knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective properties or assets.

Section 3.12 Company Information. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will not, at the time any such document is filed with the SEC, amended or supplemented, or first published, sent or provided to holders of shares of Company Common Stock, or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 3.13 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) (i) The Company and each of its Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are true, complete and accurate, and (ii) the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold and pay over to an applicable Taxing Authority (including, in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other third party), except, in each case of clauses (i) and (ii), with respect to matters for which adequate reserves have been established, in accordance with GAAP, by the Company.

(b) There is no deficiency for any amount of Taxes which has been proposed, asserted or assessed, in each case, in writing, by any Taxing Authority against the Company or any of its Subsidiaries that has not been paid or for which adequate reserves have not been established, in accordance with GAAP, by the Company. There are no audits, suits, proceedings, examinations, investigations or other administrative or judicial proceedings ongoing, pending or, to the knowledge of the Company, threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, in each case, other than in respect of matters for which adequate reserves have been established, in accordance with GAAP, by the Company.

(c) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens (within the meaning of clause (A) of such term).

(d) Neither the Company nor any Subsidiary of the Company has been a “controlled corporation” or a “distributing corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to be governed by Section 355 of the Code and for which the applicable statute of limitations has not expired.

(e) Neither the Company nor any of its Subsidiaries (i) is a party to any agreement or arrangement relating to the apportionment, sharing or allocation of any Taxes (other than (x) an agreement or arrangement solely among the Company and/or its Subsidiaries or (y) pursuant to leases, credit agreements, employment agreements, purchase agreements or supply or other commercial agreements or other contracts, agreements or arrangements not primarily relating to Taxes) or (ii) has any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law) or as transferee or successor.

(f) None of the Company or any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b) (or any transaction requiring disclosure to a Taxing Authority under any similar provision of state, local or foreign Tax Law).

(g) Neither the Company nor any of its Subsidiaries would reasonably be expected to be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date, as a result of any: (i) change in method of accounting pursuant to Section 481(a) of the Code or any similar provision of applicable Tax Law made on or prior to the Closing;

(ii) installment sale made on or prior to the Closing; (iii) closing agreement described in Section 7121 of the Code or any similar provision of applicable Tax Law executed on or prior to the Closing; (iv) intercompany transaction described in Treasury Regulations Section 1.1502-13 or excess loss account described in Treasury Regulations Section 1.1502-19 (in each case, or any similar provision of applicable state, local or foreign Tax Law) entered into or existing, respectively, prior to the Closing; or (v) indebtedness discharged in connection with any election under Section 108(i) of the Code.

(h) Other than in the ordinary course of business, neither the Company nor any of its Subsidiaries has obtained any ruling from or entered into any settlement or written agreement with any Taxing Authority with respect to income or value added Taxes that would be binding on Parent for any Tax period (or portion thereof) ending after the Closing Date.

(i) Neither the Company nor any Subsidiary is a party to any advance pricing agreement or any similar material agreement with any Taxing Authority.

(j) Since October 30, 2015, the Company and its Subsidiaries have not incurred, individually or in the aggregate, any material liability for Taxes outside the ordinary course of business (unless required by applicable Law).

(k) Neither the Company nor any Subsidiary has participated in an international boycott within the meaning of Section 999 of the Code.

(l) Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 3.13 and, to the extent expressly referring to Code sections, Section 3.9 are the sole and exclusive representations of the Company with respect to Taxes and Tax matters of the Company and each of its Subsidiaries.

Section 3.14 Employment and Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each, a “Collective Bargaining Agreement”) covering employees in the United States or Canada. To the knowledge of the Company, as of the date hereof, there are no material activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, (i) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Company’s knowledge, threatened; (ii) there is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity; (iii) none of the Company and its Subsidiaries are a party, or to the knowledge of the Company otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (iv) the Company and its Subsidiaries have complied with all Laws regarding employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices) and other Laws in respect of any reduction in force (including notice, information and consultation requirements), and no claims relating to non-compliance with the foregoing are pending or, to the Company’s knowledge, threatened; and (v) to the knowledge of the Company, there are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts required to be paid that are due or owing by the Company pursuant to any workplace safety and insurance/workers’ compensation Laws.

(b) Neither the Company nor any of its Subsidiaries has incurred or expects to incur any material liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law in the United States, which material liability or obligation remains unsatisfied.

Section 3.15 Intellectual Property.

(a) The Patents, pending Patent applications, registered Marks, pending applications for registration of Marks and registered Copyrights owned by the Company or any of its Subsidiaries are referred to collectively as the “Company Registered Intellectual Property.” No registrations or applications for Company Registered Intellectual Property have expired or been cancelled or abandoned except in accordance with the expiration of the term of such rights, other than for the non-payment of maintenance and similar costs prior to the expiration of the term of such rights, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all of the Company Registered Intellectual Property, with the exception of pending applications and domain names, are valid and enforceable; and (ii) to the Company’s knowledge, no third Person is challenging the validity or enforceability of the Company Registered Intellectual Property.

(c) The Company and its Subsidiaries solely own all right, title, and interest, free and clear of all Liens (except for Permitted Liens) to, or otherwise have a valid and enforceable right, or any necessary license, to use all Intellectual Property necessary for or used in the conduct of the business of the Company and its Subsidiaries as currently conducted, except as has not had or would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect.

(d) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries does not infringe, violate or constitute misappropriation of any Intellectual Property of any third Person; (ii) to the Company’s knowledge, no third Person is infringing, violating, or misappropriating any Intellectual Property owned by the Company or its Subsidiaries; and (iii) as of the date hereof, there is no pending claim or asserted claim in writing, or, to the knowledge of the Company, any threatened claim (including any “cease and desist” letters and invitations to license) asserting that the Company or any Subsidiary has infringed, violated or misappropriated, or is infringing, violating or misappropriating any Intellectual Property rights of any third Person.

(e) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries have implemented (x) commercially reasonable measures to protect the confidentiality, integrity and security of the Company’s and its Subsidiaries’ Trade Secrets and material IT Assets (and the information and transactions stored or contained therein or transmitted thereby); and (y) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan; and (ii) the IT Assets used by the Company and its Subsidiaries perform the functions necessary to carry on the conduct of their respective businesses.

(f) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the Trade Secrets of the Company and its Subsidiaries and third party confidential information provided to the Company or any Subsidiary that the Company or such Subsidiary is obligated to maintain in confidence; (ii) the Company and its Subsidiaries comply in all material respects with their internal policies and procedures and with the Payment Card Industry Data Security Standard and any other legally binding credit card company and other legal requirements, to the extent applicable, relating to privacy, data protection, and the collection, retention, protection and use of Sensitive Data and personal information collected, used, or held for use by (or on behalf of) the Company and its Subsidiaries; (iii) there are no claims pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any third Person’s privacy or personal information or data rights; and (iv) since October 26, 2013, to the Company’s knowledge, there has been no unauthorized access, unauthorized acquisition or disclosure, or any loss or theft, of Sensitive Data of the Company, its Subsidiaries or its customers while such Sensitive Data is in the possession or control of the Company, its Subsidiaries or third-party vendors.

Section 3.16 Opinion of Financial Advisor. The Company Board of Directors has received the opinion of each of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated the date of this Agreement, to the effect that, as of the date of each such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in each such opinion, the Merger Consideration (whether or not a Triggering Event occurs) to be received by the holders of shares of the Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.17 Material Contracts.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) (other than any Company Benefit Plan);

(ii) any Contract with any of its directors or officers (other than any Company Benefit Plan);

(iii) any Contract that (A) imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person or solicit any client or customer or (B) following the Closing will materially restrict the ability of Parent or its Subsidiaries to so compete or solicit;

(iv) any material Contract with a customer that obligates the Company or its Subsidiaries (or following the Closing, Parent or its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis or that contains “most favored nation” or similar covenants;

(v) any Contract relating to Indebtedness (other than intercompany Indebtedness owed by the Company or any wholly owned Subsidiary to any other wholly owned Subsidiary, or by any wholly owned Subsidiary to the Company) of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $50,000,000.00, other than the Credit Agreement and the Company Notes and related indentures;

(vi) any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(vii) any Contract that provides for the acquisition or disposition, directly or indirectly, of any assets (other than acquisitions or dispositions of sale in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person, and with any outstanding obligations as of the date of this Agreement, in each case with a value in excess of $10,000,000.00;

(viii) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any material joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(ix) any Contract with an affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(x) any Contract (A) with any customer that is one of the Top Customers or (B) with any supplier that is one of the Top Suppliers;

(xi) any Contract pursuant to which the Company or any of its Subsidiaries has purchased, licensed or sold during the twelve months prior to the date hereof, goods or services that involved payment by or to the Company and its Subsidiaries in excess of $40,000,000.00 during such period or that provides for payments in excess of such amount over the remaining term of such agreement (in each case, whether under a single agreement or a series of related agreements);

(xii) any Contract pursuant to which (A) the Company or any of its Subsidiaries grants to any third party any license, release, covenant not to sue or similar right with respect to any material Intellectual Property owned by the Company or any of its Subsidiaries, or (B) the Company or any of its Subsidiaries receives a license, release, covenant not to sue or similar right with respect to any material Intellectual Property owned by a third party (other than generally commercially available software in object code form); and

(xiii) any material Contract or any other Contract that contains “most favored nation” or similar covenant with respect to pricing terms or requires on-going reporting obligations of the Company and/or its Subsidiaries, in each case to which the Company or any of its Subsidiaries is a party and any counterparty is a Governmental Entity (or the counterparty has represented in writing to the Company or any of its Subsidiaries that it is a prime contractor or subcontractor to a Governmental Entity).

All contracts of the types referred to in clauses (i) through (xiii) above are referred to herein as “Company Material Contracts.”

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default in any respect under the terms of any Company Material Contract and, to the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default in any respect under the terms of any Company Material Contract, and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s knowledge, prior to the date hereof through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach of or default or result in the termination of or a right of termination or cancelation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit under the terms of any Company Material Contract, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and (ii) is in full force and effect, subject to the Enforceability Exceptions, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no disputes pending or, to the Company’s knowledge, threatened with respect to any Company Material Contract, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, nor to the Company’s knowledge, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.18 Finders or Brokers. Except for Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is or would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.19 State Takeover Statutes. Assuming the accuracy of the Parent’s representations and warranties set forth in Section 4.10, no state “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other anti-takeover or similar Law (including Section 203 of the DGCL) is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Company Board of Directors has taken all actions necessary to render all potentially applicable Takeover Statutes and anti-takeover provisions of the Company Organizational Documents inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 3.20 Insurance. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all insurance policies and surety bonds carried by or covering the Company and its Subsidiaries (collectively, the “Insurance Policies”), together with adequately capitalized self-insured arrangements, provide coverage in such amounts and with respect to such risks and losses as is customary for the industries in which the Company and its Subsidiaries operate and that the management of the Company has in good faith determined to be adequate for the respective businesses and operations of the Companies and its Subsidiaries; (b) the Insurance Policies are in full force and effect, and, as of the date of this Agreement, no notice of cancellation has been received by the Company or any of its Subsidiaries with respect to any Insurance Policy which has not been cured by the payment of premiums that are due; (c) all premiums, audits, adjustments or collateralization requirements on the Insurance Policies have been paid, and the Company and its Subsidiaries have complied with the terms and provisions of the Insurance Policies; and (d) the insurance coverage provided by the Insurance Policies (including as to deductibles and self-insured retentions) is substantially consistent with the Company’s past practices. To the knowledge of the Company, as of the date hereof, there is no reason that the Company or any of its Subsidiaries will not be able to (a) renew its existing Insurance Policies as and when such policies expire or (b) obtain comparable coverage from insurers as may be necessary to continue its business without a significant increase in cost.

Section 3.21 Warranties/Product Liability. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) except as specifically reflected, reserved against in accordance with GAAP or otherwise disclosed on the consolidated balance sheet of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 30, 2015, or incurred since October 30, 2015 in the ordinary course of business, (i) neither the Company nor any of its Subsidiaries has received any written notice of any material suit, action, claim, proceeding or investigation by or before any Governmental Entity relating to any product that is or has been developed, manufactured, marketed, sold or distributed by the Company or any of its Subsidiaries (each, a “Company Product”), including the packaging and advertising related thereto, or any services provided by the Company or any of its Subsidiaries, nor is there any suit, action, claim, proceeding or investigation involving a Company Product pending or, to the knowledge of the Company, threatened by any Person, (ii) there has not been, nor is there under consideration by the Company or any of its Subsidiaries, any recall or post-sale warning of a material nature concerning any Company Product, (iii) there are no pending or, to the knowledge of the Company, threatened claims with respect to any such warranty, and (iv) there are no pending or, to the knowledge of the Company, threatened product liability claims with respect to any Company Product; and (b) since November 1, 2014, there have not been and there are no material defects or deficiencies in such Company Products. None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, its predecessors or Affiliates, has manufactured, sold, distributed, marketed or installed any asbestos or lead-containing products, where the asbestos or lead quantities or qualities in such products would have been in breach in any material respect of the standards permitted by the applicable Law in force during such period Neither the Company nor any of its Subsidiaries has in the last five years received in connection with any product containing asbestos or lead manufactured, sold or distributed by the Company or any of its Subsidiaries notice of any (A) claim or allegation of personal injury, death, or property or economic damages, (B) product recall, (C) claim for punitive or exemplary damages, (D) claim for contribution or indemnification or (E) claim for injunctive relief, in each case, related to asbestos or lead containing products.

Section 3.22 Customers and Suppliers.

(a) Section 3.22(a) of the Company Disclosure Schedule sets forth the Top Customers of the Company and its Subsidiaries as of the date hereof. As of the date of this Agreement, none of the Top Customers has cancelled or otherwise terminated, or, to the knowledge of the Company, threatened in writing to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any such Top Customer, nor does the Company have knowledge, that such Top Customer intends to cancel or otherwise materially and adversely modify its relationship (including by seeking to renegotiate contractual terms) with the Company or any of its Subsidiaries.

(b) Section 3.22(b) of the Company Disclosure Schedule sets forth the Top Suppliers of the Company and its Subsidiaries as of the date hereof. As of the date of this Agreement, none of the Top Suppliers has cancelled or otherwise terminated, or, to the knowledge of the Company, threatened in writing to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any such Top Supplier, nor does the Company have knowledge, that any such Top Supplier intends to cancel or otherwise materially and adversely modify its relationship (including by seeking to renegotiate contractual terms) with the Company or any of its Subsidiaries.

Section 3.23 No Other Representations. Except for the representations and warranties contained in Article IV, the Company agrees and acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) (provided that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of any disclosed event, item or occurrence in such section or subsection to such other section or subsection is reasonably apparent), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2 Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger and the Financing. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger and the Financing, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate action or proceedings on the part of either Parent or Merger Sub, or other vote of Parent’s or Merger Sub’s stockholders, is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Financing. The Board of Directors of each of Parent and Merger Sub has unanimously (i) determined that this Agreement and the Merger are fair to and in the best interests of Parent’s or Merger Sub’s (as the case may be) stockholders and (ii) approved this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

(b) Other than in connection with or in compliance with the Transaction Approvals, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, including the Financing, except for such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings that are not required to be made or obtained prior to the consummation of such transactions or that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby, including the Financing, and compliance with the provisions hereof will not, (i) result in any loss, or suspension, limitation or impairment of any right of Parent or Merger Sub to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of, or trigger the grant of any material rights or material change to the payment terms under, any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, Permit, concession, franchise, right or license binding upon Parent or Merger Sub or by which or to which any of their respective properties, rights or assets are bound or subject or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of the Parent or Merger Sub, except for any of the foregoing as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the charter or bylaws or other equivalent organizational document, of Parent or Merger Sub or (iii) conflict with or violate any provision of the organizational documents of any Significant Subsidiary of Parent (other than Merger Sub, to the extent it would be a Significant Subsidiary) or any applicable Laws, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Absence of Certain Changes or Events. Since December 31, 2015, there has not been any fact, change, effect, event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Reports and Financial Statements.

(a) Parent has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since December 31, 2015 (all such forms, documents and reports filed or furnished by Parent since such date, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and none of the Parent SEC Documents, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is, or at any time since December 31, 2014 has been, required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in or incorporated by reference into the Parent SEC Documents (the “Parent Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not material and to any other adjustments described therein, including the notes thereto), (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply as to form in all material respects with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC. As of the date of this Agreement, Ernst & Young LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 4.5 Compliance with Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries are, and since December 31, 2014 have been, in compliance with all Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since December 31, 2014, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s knowledge, other communication from any Governmental Entity regarding any actual or alleged failure to comply with or violation of any Law in a material respect.

Section 4.6 Parent and Merger Sub Information. The information supplied or to be supplied by Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement will not, at the time any such document is filed with the SEC, amended or supplemented, or first published, sent or provided to holders of shares of Company Common Stock, or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by the Company for inclusion or incorporation by reference therein.

Section 4.7 Finders or Brokers. Except for Citigroup Global Markets Inc., neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.8 Financing.

(a) Parent has delivered to the Company a true, complete and correct copy of the fully executed debt commitment letter, together with any related fee letters (in the case of the fee letters, redacted in a customary manner), dated as of the date of this Agreement, by and between Citigroup Global Markets Inc. and Parent providing for debt financing as described therein (together, including all exhibits, schedules and annexes, the “Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, Citigroup Global Markets Inc. has agreed to lend the amounts set forth therein, for the purpose of, among other things, paying the Merger Amounts.

(b) As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable in accordance with its terms, in each case, subject to the Enforceability Exceptions. There are no conditions precedent related to the funding of the full amount of the Financing contemplated by the Commitment Letter, other than the conditions precedent set forth the Commitment Letter (such conditions precedent, the “Financing Conditions”).

(c) As of the date of this Agreement, the Commitment Letter has not been amended or modified in any manner, and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Parent or, to the knowledge of Parent, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Parent or, to the knowledge of Parent, any other party thereto, other than mandatory reductions expressly contemplated thereby.

(d) As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company made to Parent such that the condition set forth in Section 6.2(a) is satisfied, assuming the conditions set forth in Section 6.1 are satisfied, and assuming the Company’s compliance with its obligations under this Agreement such that the condition set forth in Section 6.2(b) is satisfied, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Financing contemplated by the Commitment Letter will not be available to Parent on the Closing Date.

(e) As of the date of this Agreement, Parent is not in default or breach under the terms and conditions of the Commitment Letter.

(f) As of the date of this Agreement, there are no side letters, understandings or other agreements or arrangements relating to funding of the full amount of the Financing to which Parent or any of its Affiliates is a party that would be reasonably likely to affect the Financing contemplated by the Commitment Letter in any respect, other than those set forth in the Commitment Letter.

(g) Parent or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees and amounts required by the Commitment Letter to be paid on or prior to the date of this Agreement.

(h) In each case, regardless of whether the Adjusted Per Share Price or the Baseline Per Share Price is the Per Share Price and regardless of any actions taken or committed to be taken by Parent or its Subsidiaries pursuant to Section 5.7, Parent will have at and as of the Closing Date sufficient available funds to consummate the Merger and to make all payments required to be made in connection therewith, including payment of the Merger Consideration, any payments made in respect of equity compensation obligations to be paid in connection with the transactions contemplated hereby, the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger (including all Indebtedness of the Company and its Subsidiaries required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger and the other transactions contemplated hereby) and all premiums and fees required to be paid in connection therewith and all other amounts to be paid pursuant to this Agreement and associated costs and expenses of the Merger (such amounts, collectively, the “Merger Amounts”). As of the date of this Agreement, Parent has no reason to believe that the representation contained in the immediately preceding sentence will not be true at and as of the Closing Date. In no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letter) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 4.9 Merger Sub. Merger Sub is a wholly owned subsidiary of Parent. As at the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value of $0.50 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Since its date of incorporation, Merger Sub has not and prior to the Effective Time will not have carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and has and prior to the Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.10 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries is, or has been at any time during the period commencing three years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

Section 4.11 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded in order for Parent to consummate the transactions contemplated by this Agreement, including the Merger and the Financing.

Section 4.12 No Other Representations. Except for the representations and warranties contained in Article III, each of Parent and Merger Sub agrees and acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business.

(a) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as required by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company shall and shall cause each of its Subsidiaries to, (x) conduct its business in all material respects in the ordinary course consistent with past practice and (y) subject to compliance with the other restrictions in this Section 5.1, use commercially reasonable efforts to maintain and preserve intact, in all material respects, its business organization, assets, key employees, present lines of business, rights, franchises, permits and business relationships with customers (generally) and suppliers.

(b) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as required by applicable Law, (ii) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (iii) as required by this Agreement, or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

(A) amend the Company Organizational Documents or otherwise take any action to exempt any Person from any provision of the Company Organizational Documents or the Significant Subsidiaries Organizational Documents;

(B) split, including a reverse stock split, combine, exchange, reclassify or take any similar action with respect to any of its capital stock, voting securities or other equity interests;

(C) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (1) dividends paid by any of the Subsidiaries of the Company to the Company or any of their wholly owned Subsidiaries, respectively, (2) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Options, or (3) the acceptance of shares of Company Common Stock, or withholding of shares of Company Common Stock otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Company Equity Awards; provided that the Company may make, declare and pay quarterly cash dividends (and, with respect to the Company Equity Awards, as and if applicable, dividends or dividend equivalents) in an amount per share not in excess of $0.33 per quarter for dividends declared in the fiscal year ending October 28, 2016, and not in excess of $0.37 per quarter for dividends declared in the fiscal year ending October 27, 2017 and not in excess of $0.42 per quarter thereafter, and with record dates consistent with the record dates customarily used by the Company for the payment of quarterly cash dividends, including with respect to the quarter in which the Effective Time occurs unless the Effective Time precedes the record date for such quarter;

(D) grant any Company Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(E) (1) issue, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the due exercise, vesting and/or settlement of Company Equity Awards outstanding as of the date hereof in accordance with their terms or (2) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

(F) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger;

(G) incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness for borrowed money or issue or sell any debt securities or any rights to acquire any debt securities, except for (1) any Indebtedness for borrowed money among the Company and/or its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, (2) guarantees by the Company of Indebtedness for borrowed money of Subsidiaries of the Company or guarantees by Subsidiaries of the Company of Indebtedness for borrowed money of the Company or any of its Subsidiaries, which Indebtedness is incurred in compliance with this clause (G) or is outstanding on the date hereof, (3) Indebtedness for commercial paper, (4) Indebtedness incurred from time to time pursuant to agreements entered into by the Company or any Subsidiary of the Company in effect prior to the execution of this Agreement, and (5) additional Indebtedness for borrowed money incurred by the Company or any of its Subsidiaries not to exceed $100,000,000.00 in aggregate principal amount outstanding;

(H) except as otherwise permitted or required by this Agreement or for transactions between or among the Company and/or its wholly owned Subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise terminate any Indebtedness for borrowed money of the Company or any Subsidiary other than (1) Indebtedness under the Company’s revolving credit facilities, receivables facilities, commercial paper arrangements and any other working capital facilities and (2) any prepayment, redemption, repurchase, defeasance, cancellation or other termination of Indebtedness made within 90 days of the same becoming due;

(I) (1) other than in accordance with Contracts or agreements in effect on the date hereof, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets having a value in excess of $10,000,000.00 individually or $50,000,000.00 in the aggregate to any Person (other than to the Company or a wholly owned Subsidiary of the Company and other than (w) sales of inventory, (x) sales of obsolete or worthless equipment, or (y) commodity, purchase, sale or hedging agreements that can be terminated upon 90 days or less notice without penalty, and power contracts in each case in the ordinary course of business consistent with past practice, or (2) other than in accordance with Contracts or agreements in effect on the date hereof, cancel, release or assign any material Indebtedness for borrowed money of any such Person owed to it or any claims held by it against any such Person other than Indebtedness by the Company or any wholly owned Subsidiary to any other wholly owned Subsidiary, or by any wholly owned Subsidiary to the Company;

(J) acquire any assets (other than acquisitions of assets in the ordinary course of business consistent with past practice) or any other Person or business of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person, in each case other than a wholly owned Subsidiary of the Company (or any assets thereof), either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any Person other than a wholly owned Subsidiary of the Company, if such acquisition or investment (x) is in excess of $20,000,000.00 individually or $100,000,000.00 in the aggregate;

(K) make any capital expenditures (i) in excess of $125,000,000.00 in any fiscal year or (ii) that materially deviate from the Company’s categories of capital expenditures (Growth, Maintenance/HSE and Productivity);

(L) except as required by any Collective Bargaining Agreement in effect as of the date hereof or the terms of any Company Benefit Plan existing as of the date hereof, (1) establish, adopt, amend or terminate any material Collective Bargaining Agreement or Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, except for adoptions, amendments or terminations in the ordinary course of business that do not materially increase the cost of such Collective Bargaining Agreement or Company Benefit Plan to the Company and its Subsidiaries, taken as a whole, (2) grant any new awards under any Company Benefit Plan, (3) amend or modify any outstanding award under any Company Benefit Plan, (4) enter into any third-party Contract with respect to a Company Benefit Plan (including Contracts for the provision of services to such Company Benefit Plan, including benefits administration) having a term of greater than one year that is not terminable on 90 calendar days’ notice or less, (5) increase in any manner the compensation (including bonus, incentive, severance, change-in-control and retention compensation) or benefits (including pension, welfare, fringe or other benefits) of any current or former directors, officers, employees or consultants (who are natural persons) of the Company or its Subsidiaries, (6) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than pursuant to the currently existing terms of any Company Benefit Plan, (7) accelerate any rights or benefits under, or, other than in the ordinary course of business consistent with past practice, make any material determinations or interpretations with respect to, any Company Benefit Plan, (8) accelerate the time of funding or payment of, or increase the amount required to fund, any Company Benefit Plan, or fund any rabbi trust or similar arrangement associated with or intended to satisfy liabilities under any Company Benefit Plan, (9) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization, other than in connection with the expiration of any Collective Bargaining Agreement that is scheduled to expire during the 18-month period beginning on the date of this Agreement, or (10) forgive any loans, or issue any loans (other than routine travel advances issued in the ordinary course of business) to any of its or its Subsidiaries’ directors, officers, contractors or employees;

(M) implement or adopt any change in its financial accounting principles or its methods, other than as may be required by GAAP or applicable Law;

(N) except as otherwise provided in Section 5.14, settle or compromise any litigation, claim, suit, action or proceeding (other than any litigation, claim, suit, action or proceeding in respect of Taxes or Tax matters or in which the Company or one of its Subsidiaries is the plaintiff), except for (1) settlements or compromises that (x) involve monetary remedies with a value not in excess of, with respect to any individual litigation, claim, suit, action or proceeding, $2,000,000.00 (net of any insurance and indemnity, contribution and similar obligations for the benefit of the Company or any of its Subsidiaries in respect thereof) or, in the aggregate with respect to all litigation, claims, suits, actions and proceedings, $10,000,000.00 (net of any insurance and indemnity, contribution and similar obligations for the benefit of the Company or any of its Subsidiaries in respect thereof) and (y) do not impose any material restriction on the business of the Company or the business of its Subsidiaries, (2) settlements of any (x) worker’s compensation or (y) U.S. Equal Employment Opportunity Commission charges or ordinary course of business consistent with past practice U.S. Department of Labor matters or (3) the commencement of any litigation, claim, suit, action or proceeding in the ordinary course of business;

(O) (1) make, change or revoke any material Tax election, other than in the ordinary course of business, (2) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) with respect to a material amount of Taxes for an amount materially in excess of the amount reserved therefor, in accordance with GAAP, by the Company, (3) settle or compromise any material Tax litigation, claim, suit action or proceeding for an amount materially in excess of the amount reserved therefor, in accordance with GAAP, by the Company, or consent to any extension or waiver of the statute of limitations for any U.S. federal income Tax Return, (4) obtain any material Tax ruling that would be binding on Parent for any Tax period (or portion thereof) beginning after the Closing Date, or (5) file any material amended Tax Return;

(P) agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 5.1(b); or

(Q) (1) except in the ordinary course of business consistent with past practice, enter into any Contract which would be considered, or materially amend any Contract in effect as of the date hereof that is considered, a Company Material Contract under Section 3.17(a)(iii) or (xii) or (2) enter into any Contract which would be considered, or materially amend any Contract in effect as of the date hereof that is considered, a Company Material Contract under Section 3.17(a)(iv) or (vi).

(c) During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, (i) Parent shall not, and shall not permit any of its Subsidiaries to, knowingly take any action that would prevent, materially delay or materially impede the consummation of the Financing, and (ii) neither Parent nor the Company shall, and shall not permit any of their respective Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, any Person (a “Specified Acquisition”) or enter into any new line of business, if the entering into of a definitive agreement relating to or the consummation of such a Specified Acquisition or the entering into of such new line of business, as applicable, would reasonably be expected to (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent or the Company to procure, any authorizations, consents, orders, declarations or approvals of any Governmental Entity or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated hereby, (B) materially increase the risk of any Governmental Entity entering an order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated hereby or (C) result in Parent or the Company being required pursuant to Section 5.7 to take, or cause to be taken, or commit to take, or commit to cause to be taken, any action constituting a Triggering Divestiture.

(d) Prior to making any written communications (or oral communications in the nature of a webcast, wide-participant conference call or “town hall”-style meeting), in any case intended for broad-based and general distribution to the employees of the Company or any of its Subsidiaries that relate to compensation and benefit matters and the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on the communication; provided that the Company may make any such communications without prior review and comment from Parent if its content is consistent with information contained in any previously issued press release, public announcement or public filing, or any other communication previously made in accordance with this Section 5.1(d); provided, further, that this Section 5.1(d) shall not apply to any communication with respect to any Company Takeover Proposal or from and after a Company Adverse Recommendation Change.

(e) From and after the date of this Agreement, the Company will notify Parent reasonably promptly of any notice or other communication received by the Company or any of its Subsidiaries from the PBGC regarding any defined benefit pension plan of the Company or any of its Subsidiaries and will take the actions described in Section 5.1 of the Company Disclosure Schedule.

Section 5.2 Access.

(a) For purposes of furthering the transactions contemplated hereby, the Company shall afford Parent and its controlled Affiliates, and its and their employees, accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives, reasonable access during normal business hours upon reasonable advance notice to the Company, throughout the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, to its and its Subsidiaries’ personnel, properties, contracts, commitments, Tax Returns, books and records and such other information concerning its business, properties and personnel as Parent may reasonably request. All access pursuant to this Section 5.2(a) shall be (A) conducted in such a manner as not to interfere unreasonably with the normal operations of the Company or any of its Subsidiaries and (B) coordinated through the General Counsel of the Company or a designee thereof.

(b) Notwithstanding anything to the contrary contained in this Section 5.2, no party to this Agreement nor any of its Subsidiaries shall be required to provide any access, or make available any document, correspondence or information, if doing so would, in such party’s and its outside legal counsel’s reasonable judgment, (i) jeopardize the attorney-client privilege of such party or any of its Subsidiaries or (ii) conflict with any (A) Law applicable to such party or any of its Subsidiaries or the assets, or operation of the business, of such party or any of its Subsidiaries or (B) Contract to which such party or any of its Subsidiaries is a party or by which any of their assets or properties are bound; provided, however, that in such instances such party shall inform the other party of the general nature of the information being withheld and, upon the other party’s request, reasonably cooperate with the other party to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii).

(c) The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidentiality agreement, dated as of January 18, 2016, between the Company and Parent (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

Section 5.3 No Solicitation.

(a) Except as permitted by this Section 5.3, the Company shall, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees and agents, and shall direct each of its financial advisors, investment bankers, attorneys, accountants and other representatives (collectively, “Representatives”) to not, directly or indirectly, (A) solicit, initiate, or knowingly encourage or facilitate any inquiries regarding, or the making of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with or for the purpose of encouraging or facilitating, any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal (other than, solely in response to an unsolicited Company Takeover Proposal, to ascertain facts from the Person making such Company Takeover Proposal for the sole purpose of the Company Board of Directors informing itself about such Company Takeover Proposal and the Person that made it and to refer the inquiring Person to this Section 5.3 and to limit its conversation or other communication exclusively to such referral and such ascertaining of facts), or (C) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to a Company Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives acting by or on behalf of the Company shall be deemed to be a breach of this Section 5.3 by the Company.

(b) The Company shall immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than Parent and Merger Sub) that may be ongoing with respect to a Company Takeover

Proposal. The Company shall (i) use reasonable best efforts to enforce to the fullest extent, and (ii) not release any third party from, or waive, amend or modify any provision of, or grant permission under, (x) any standstill provision in any agreement to which the Company is a party or (y) any confidentiality provision in any agreement to which the Company is a party; provided that if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit a third party to make a Company Takeover Proposal to the Company Board of Directors.

(c) Notwithstanding anything to the contrary contained in Section 5.3(a) or (b), if at any time after the date of this Agreement and prior to the time, but not after, the Requisite Company Vote is obtained, the Company receives a bona fide written Company Takeover Proposal from any Person that did not result from a breach of this Section 5.3, and if the Company Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal, then the Company and its Representatives may (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person that has made such Company Takeover Proposal and its Representatives; provided that the Company shall substantially concurrently with the delivery to such Person provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided to Parent and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal. The Company shall promptly (and in any event within 24 hours) notify Parent in writing if the Company takes any of the actions in clauses (i) and (ii) above.

(d) The Company shall promptly (and in no event later than 48 hours after receipt) notify Parent in writing in the event that the Company or any of its Representatives receives a Company Takeover Proposal or any offer, proposal, inquiry or request for information or discussions relating to the Company or its Subsidiaries that would be reasonably likely to lead to or that contemplates a Company Takeover Proposal, including the identity of the Person making the Company Takeover Proposal or offer, proposal, inquiry or request and the material terms and conditions thereof. The Company shall keep Parent reasonably informed, on a reasonably current basis (but in no event more often than once every 48 hours), as to the status of (including any material developments related thereto) such Company Takeover Proposal, offer, proposal, inquiry or request, it being understood that the Company shall also provide Parent with copies of any draft agreements to the extent that any such draft is or would reasonably be expected to be material to the ability of Parent to exercise its rights to propose revisions to this Agreement pursuant to the proviso in Section 5.3(f). The Company will not enter into any agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.3.

(e) Except as expressly permitted by this Section 5.3, neither the Company Board of Directors nor any committee thereof, nor group of directors, formally or informally, acting intentionally and publicly, either directly or indirectly, in a manner materially inconsistent with the Company Recommendation, shall (i) (A) change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to Parent, the Company Recommendation, (B) approve or recommend to the stockholders of the Company, or resolve to or publicly propose or announce its intention to approve or recommend to the stockholders of the Company, a Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to, or that is intended or could reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(c)) (a “Company Acquisition Agreement”) or resolve, publicly propose or agree to do any of the foregoing. Notwithstanding anything to the contrary set forth in this

Agreement, at any time after the date of this Agreement and prior to the time, but not after, the Requisite Company Vote is obtained, the Company Board of Directors may make a Company Adverse Recommendation Change if (1) such action is taken in response to an Intervening Event and (2) prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law; provided, however, that prior to making such Company Adverse Recommendation Change, (x) the Company has given Parent at least four Business Days prior written notice of its intention to take such action, and specifying, in reasonable detail, the reasons therefor, and (y) upon the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with independent financial advisors and outside legal counsel, that the failure to make a Company Adverse Recommendation Change would continue to be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law.

(f) Notwithstanding the foregoing, at any time after the date of this Agreement and prior to the time, but not after, the Requisite Company Vote is obtained, if the Company Board of Directors has determined in good faith, after consultation with independent financial advisors and outside legal counsel, that a written Company Takeover Proposal made after the date hereof that did not result from a breach of this Section 5.3 constitutes a Company Superior Proposal, then the Company Board of Directors may, subject to compliance with this Section 5.3(f), (x) make a Company Adverse Recommendation Change or (y) cause the Company to terminate this Agreement in accordance with Section 7.1(f) in order to enter into a definitive agreement relating to such Company Superior Proposal subject to paying the Company Termination Fee, which shall be paid prior to or concurrently with such termination in accordance with Section 7.3; provided, however, that prior to so making a Company Adverse Recommendation Change or terminating this Agreement, (A) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action, including the material terms and conditions of, and the identity of the Person making, any such Company Superior Proposal and has contemporaneously provided to Parent a copy of the Company Superior Proposal and a copy of any proposed Company Acquisition Agreements, (B) at the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its independent financial advisors and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed by Parent were to be given effect, and (C) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms and conditions of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (provided that the notice period thereunder shall only be two Business Days) during which time the Company shall be required to comply with the requirements of this Section 5.3(f) anew with respect to such additional notice, including clauses (A) through (C) above of this proviso.

(g) Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board of Directors from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided that (i) if such disclosure does not reaffirm the Company Recommendation or state that the Company Recommendation remains unchanged, such disclosure shall be deemed to be a Company Adverse Recommendation Change and (ii) the Company Board of Directors may not effect a Company Adverse Recommendation Change unless permitted to do so by this Section 5.3; provided, further, that notwithstanding anything herein to the contrary, any “stop, look and listen” disclosure in and of itself shall not be considered a Company Adverse Recommendation Change. Nothing contained in this Section 5.3 shall be deemed to limit the proviso set forth in Section 5.9.

Section 5.4 Proxy Filing; Information Supplied. The Company will prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, and in any event within 20 Business Days (subject to Parent’s compliance in all material respects with this Section 5.4), a Proxy Statement in preliminary form relating to the Stockholders Meeting. The Company shall use reasonable best efforts to provide to Parent a draft of the Proxy Statement as promptly as reasonably practicable after the date of this Agreement, and in any event within 17 Business Days after the date of this Agreement. Subject to Section 5.3(e), the Company Board of Directors shall include the Company Recommendation in the Proxy Statement. Parent shall cooperate with the Company in the preparation of the Proxy Statement and furnish all information concerning Parent and Merger Sub that is required in connection with the preparation of the Proxy Statement. The Company agrees, as to it and its Subsidiaries, that at the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting the Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Stockholders Meeting (or any adjournment or postponement thereof) any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company will promptly, and in any event, within 48 hours, notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and will promptly provide to Parent copies of all written correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. Subject to Section 5.7 and applicable attorney-client privilege, the Company and Parent will each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company will cause the definitive Proxy Statement to be mailed (i) if the SEC provides comments to the preliminary Proxy Statement, as promptly as reasonably practicable (and in any event within five Business Days) after the date the SEC staff advises that it has no further comments thereon or (ii) if, within 10 calendar days after the filing of the preliminary Proxy Statement, the SEC staff has not indicated that it expects to have comments to the preliminary Proxy Statement, as promptly as reasonably practicable (and in any event within five Business Days) after such 10th calendar day.

Section 5.5 Stockholders Meeting. Subject to Section 5.3, the Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Company Common Stock (the “Stockholders Meeting”) as promptly as reasonably practicable after the date of mailing of the Proxy Statement (and in any event no more than 25 Business Days) to consider and vote upon the adoption of this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.3, the Company’s obligations pursuant to the first sentence of this Section 5.5 will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or the Company Board of Directors making a Company Adverse Recommendation Change. Subject to Section 5.3(f), unless the Company shall have made a Company Adverse Recommendation Change, the Company Board of Directors will use its reasonable best efforts to solicit the Requisite Company Vote at the Stockholders Meeting. Prior to the mailing of the Proxy Statement, the Company will engage a proxy solicitor that is reasonably satisfactory to Parent. The Company shall keep Parent reasonably informed regarding its solicitation efforts and proxy tallies following the mailing of the Proxy Statement, including by allowing Parent and its Representatives to participate in any substantive meeting or discussion with such proxy solicitor, in each case, to the extent practicable; provided, however, that the foregoing right for Parent and its Representatives to participate in meetings or discussions shall not apply from and after a Company Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, the Company may only postpone or adjourn the Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Requisite Company Vote, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Company has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting, or (iv) with the written consent of Parent, which may be withheld in its sole discretion.

Section 5.6 Employee Matters.

(a) Effective as of the Effective Time and during the one-year period immediately following the Effective Time (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Company to provide, to each employee of the Company or its Subsidiaries who continues to be employed by Parent or the Surviving Company or any of their respective Subsidiaries following the Effective Time (collectively, the “Company Employees”), (i) an annual base salary or wage rate, target and maximum short-term annual incentive compensation opportunities and target equity-based incentive compensation opportunities that, in each case, are no less than those provided to such Company Employee immediately prior to the Effective Time and (ii) employee benefits that are substantially similar in the aggregate to the employee benefits provided to such Company Employee immediately prior to the Effective Time; provided that, notwithstanding the foregoing, (A) during the Continuation Period, the non-discretionary matching contribution opportunity in effect for each Company Employee under any 401(k) plan maintained by Parent or any of its Subsidiaries (including the Surviving Company and its Subsidiaries) (a “Parent 401(k) Plan”) in which such Company Employee participates shall be no less favorable than that in effect for such Company Employee immediately prior to the Effective Time under the applicable 401(k) plan maintained by the Company or any of its Subsidiaries (a “Company 401(k) Plan”), (B) a profit sharing contribution shall be made to the applicable Parent 401(k) Plan for each Company Employee participant in respect of (x) calendar year 2016, if the Effective Time occurs in such calendar year, and (y) calendar year 2017, in each case based on a percentage of eligible compensation equal to 8%, and (C) any amounts calculated in accordance with clause (B) that cannot be contributed to the applicable Parent 401(k) Plan due to applicable limitations under the Code shall instead be paid to the applicable Company Employee in a manner consistent with the Company’s past practice regarding such excess amounts. Notwithstanding anything contained herein to the contrary, during the one-year period immediately following the Effective Time, Parent shall continue to maintain or cause to be maintained, without amendment, the severance plan adopted by the Company prior to the Effective Time in accordance with Section 5.6 of the Company Disclosure Schedule (the “Company Severance Plan”), and shall provide, or cause to be provided in accordance with the terms of the Company Severance Plan, to each Company Employee who experiences a severance-qualifying termination under the Company Severance Plan, the severance benefits specified in the Company Severance Plan; provided, however, that if any such Company Employee is entitled to severance benefits under an individual severance, employment or similar agreement, such Company Employee shall receive the severance benefits provided under the terms of such agreement and not the severance benefits set forth in the Company Severance Plan.

(b) Following the Closing Date, Parent shall, or shall cause the Surviving Company to, cause any employee benefit plans sponsored or maintained by Parent or the Surviving Company or their Subsidiaries in which the Company Employees are eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to recognize the service of each Company Employee with the Company and its Subsidiaries (and any predecessor thereto) prior to the Closing Date for purposes of eligibility, vesting and level of benefits under such Post-Closing Plans; provided that such recognition of service shall not (i) apply for purposes of any Post-Closing Plan that is a defined benefit retirement plan or any Post-Closing Plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a Company Employee with respect to the same period of service or (iii) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Company Employee is first eligible to participate during the Continuation Period, Parent shall use reasonable best efforts to (A) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time and (B) credit each Company Employee for any co-payments or deductibles incurred by such Company Employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(c) Notwithstanding anything contained herein to the contrary, with respect to any Company Employees who are covered by a Collective Bargaining Agreement or who are based outside of the United States, Parent’s obligations under this Section 5.6 shall be in addition to, and not in contravention of, any obligations under the applicable Collective Bargaining Agreement or under the Laws of the foreign countries and political subdivisions thereof in which such Company Employees are based.

(d) Parent hereby acknowledges that a “change in control” of the Company or other event with similar import, within the meaning of the Company Benefit Plans that contain such terms, will occur upon the Effective Time.

(e) No later than 30 Business Days following the date hereof, the Company shall make available to Parent (i) a copy of each material Non-U.S. Company Benefit Plan, and the most recent summary plan description and actuarial valuation report relating to such material Non-U.S. Company Benefit Plan, to the extent applicable, and (ii) a list and copies of all Collective Bargaining Agreements covering employees outside of the United States.

(f) Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Company or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee or other service provider at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Surviving Company, the Company or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or Affiliates or (ii) alter or limit the ability of Parent, the Surviving Company or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or Affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.6 shall create any third-party beneficiary rights in any Company Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 5.7 Regulatory Approvals; Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 5.7(d)), prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all reasonable things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger as promptly as practicable, including (i) the preparation and filing of all forms, registrations and notifications required (whether by Law or in order to satisfy the condition set forth in Section 6.1(c)) to be filed to consummate the Merger, (ii) using reasonable best efforts to satisfy the conditions to consummating the Merger, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any Governmental Entity (which actions shall include furnishing all information and documentary material required under the HSR Act) required to be obtained or made (whether by Law or in order to satisfy the condition set forth in Section 6.1(c)) by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, (v) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable to consummate the Merger, and (vi) the execution and delivery of any reasonable additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b) Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required (whether by Law or in order to satisfy the condition set forth in Section 6.1(c)) consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.7. In that regard, prior to the Closing, each party to this Agreement shall promptly (i) consult with the other parties to this Agreement with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to (and, in the case of correspondence, provide the other parties (or their counsel) with copies of) all notices, submissions or filings made by or on behalf of such party with any Governmental Entity or any other information supplied by or on behalf of such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Merger, and (ii) inform the other parties to this Agreement, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of) any Substantive Communication from or to any Governmental Entity regarding the Merger, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication or submission with any such Governmental Entity; provided, however, that Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust consents or approvals and shall lead and direct all submissions to, meetings and communications with any Governmental Entity or other party in connection with antitrust matters, including litigation matters with respect to any Antitrust Law; provided, however, that no party shall participate in any meeting or Substantive Communication with any Governmental Entity in connection with this Agreement and the Merger unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate therein or thereat. Notwithstanding the foregoing and subject to the Confidentiality Agreement and the Joint Defense Agreement between Parent, the Company and their respective counsel dated February 3, 2016, Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.7(b) as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained in this Section 5.7, materials provided pursuant to this Section 5.7 may be redacted (i) to remove references concerning the valuation of the Company and the Merger, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns.

(c) The Company and Parent shall use reasonable best efforts to make or file with the appropriate Governmental Entity all filings, forms, registrations and notifications required (whether by Law or in order to satisfy the condition set forth in Section 6.1(c)) to be filed to consummate the Merger under any applicable Antitrust Law, and subsequent to such filings and subject to the terms and conditions of Section 5.7(b), the Company and Parent will, respond to inquiries from Governmental Entities, or provide any supplemental information that may be requested by Governmental Entities, in connection with filings made with such Governmental Entities. The Company and Parent shall file their notification and report forms under the HSR Act ten Business Days after the date of this Agreement or when advisable. Subject to Section 5.7(b) and the last sentence of this Section 5.7(c), in the event that the parties receive a request for information or documentary material pursuant to any Antitrust Law, including the HSR Act (any such request pursuant to the HSR Act, a “Second Request”), the parties will use their respective reasonable best efforts to submit an appropriate response to, and to certify compliance with, any such request for information or documentary material, and counsel for both parties will closely cooperate during the entirety of any review process pursuant to any Antitrust Law. Notwithstanding the foregoing, Parent may, if Parent in good faith believes it to be necessary or advisable to do so in order to permit the satisfaction of the conditions set forth in Section 6.1(b) and Section 6.1(c) or in order to avoid a Triggering Divestiture, elect not to certify compliance with any such Second Request until the date that is seven months after the date hereof, but in no event shall Parent delay certification of compliance with any such Second Request beyond such date that is seven months after the date hereof. Notwithstanding anything herein to the contrary, neither Parent nor the Company, without the other party’s prior written consent, shall (i) enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling, beyond the date that is eleven months after the date hereof, the expiration or termination of the waiting period applicable to the Merger under the HSR Act or, (ii) enter into any timing or similar agreement, or otherwise agree or commit to any arrangement, that would bind or commit the parties not to complete the Merger (or that would otherwise prevent or prohibit the parties from completing the Merger) prior to any date that is after the date that is eleven months from the date hereof.

(d) Notwithstanding anything to the contrary set forth in this Agreement, Parent and the Company shall, in order to permit the satisfaction of the conditions set forth in Section 6.1(b) and Section 6.1(c) as promptly as practicable (subject to the last sentence of this Section 5.7(d)), (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, the Company, Parent and their respective Subsidiaries (including the Surviving Company and its Subsidiaries) and take such action or actions that would in the aggregate have a similar effect, (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of the Company, Parent and their respective Subsidiaries (including the Surviving Company and its Subsidiaries), and (iii) otherwise take or commit to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of the Company, Parent and their respective Subsidiaries (including the Surviving Company and its Subsidiaries); provided that any such sales, divestitures, licenses, holdings, dispositions, restrictions, changes or similar effects are conditioned upon and become effective only from and after the Effective Time; provided, further, however, that nothing contained in this Agreement shall require Parent or the Company to take, or cause to be taken, or commit to take, or commit to cause to be taken, any divestiture, license, hold separate, sale or other disposition, of or with respect to (A) assets, businesses or product lines of the Company, Parent or any of their respective Subsidiaries (including the Surviving Company and its Subsidiaries) representing, in the aggregate, in excess of $1,500,000,000.00 of Net Sales or (B) Parent’s “Sherwin-Williams,” “Krylon” or “Ronseal” trademark or trade name or any businesses or product lines using any such trademarks or trade names, in each case, in any jurisdiction other than Australia. If requested by Parent, the Company shall agree to any action contemplated by this Section 5.7; provided that any such agreement or action is conditioned on the consummation of the Merger. Without limiting the foregoing, in no event shall the Company (and the Company shall not permit any of its Subsidiaries to) propose, negotiate, effect or agree to any such actions without the prior written consent of Parent. Parent shall use its reasonable best efforts to permit the satisfaction of the conditions set forth in Section 6.1(b) and Section 6.1(c) without taking, or causing to be taken, or committing to take, or committing to cause to be taken, any action that would constitute a Triggering Divestiture, unless and until the Company has requested that Parent offer a Triggering Divestiture or Parent reasonably determines, after communications between Parent and a Governmental Entity to which the Company was a participant and after further consultation with the Company, that undertaking a Triggering Divestiture is necessary in order to permit the satisfaction of the conditions set forth in Section 6.1(b) and Section 6.1(c) by the End Date. Notwithstanding anything herein to the contrary, prior to the earlier of (x) the date that is nine months after the date hereof and (y) the commencement by a Governmental Entity of litigation to prohibit the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, Parent shall not offer or propose, or cause to be offered or proposed, that it take, or cause to be taken, or commit to take, or commit to cause to be taken, any action constituting a Triggering Divestiture.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.7, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

(f) The parties agree and acknowledge that, notwithstanding anything herein to the contrary, no filing, notice, approval or clearance pursuant to any Antitrust Law, other than those set forth in Section 6.1(c), is a condition to any party’s obligation to effect the Merger and consummate the transactions contemplated by this Agreement.

Section 5.8 Takeover Statutes. The Company and its Subsidiaries shall not take any action that would cause the transactions contemplated by this Agreement, including the Merger, to be subject to requirements imposed by any takeover statute. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws (including Section 203 of the DGCL) and regulations (each, a “Takeover Statute”) may become, or may purport to be, applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.9 Public Announcements. The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the parties and that the parties shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement to the extent required by applicable Law or the applicable rules of any stock exchange; provided, further, that in the case of press releases or public announcements by the Company or Parent with respect to any Company Takeover Proposal or from and after a Company Adverse Recommendation Change, neither the Company nor Parent shall not be required to consult with the other but shall give such other party a copy of any such press release or public announcement prior to the issuance thereof.

Section 5.10 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or any of its Subsidiaries (the “Indemnified Parties”) as provided in the Company Organizational Documents and the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Subsidiary of the Company or in any agreement set forth on Section 5.10(a) of the Company Disclosure Schedule (an “Indemnity Agreement”), each as in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of not less than six years after the Effective Time, Parent shall cause the Surviving Company to indemnify, defend and hold harmless, and advance expenses to, the Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent provided by: (i) the Company Organizational Documents or the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Subsidiary of the Company as in effect on the date of this Agreement; (ii) any Indemnity Agreement between any such Indemnified Party on the one hand and the Company or any of its Subsidiaries on the other hand, as in effect on the date of this Agreement; and (iii) applicable Law.

(b) Without limiting the provisions of Section 5.10(a), from and after the Effective Time, Parent shall and shall cause the Surviving Company to, in each case, to the fullest extent permitted by applicable Law: (i) indemnify, defend and hold harmless each Indemnified Party from and against any costs or expenses

(including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement (including, in each case, any interest or assessments thereon) in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time; and (ii) pay the expenses of any Indemnified Party incurred in connection with any such claim, action, suit, proceeding or investigation, in each case, to the extent that such Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to the Company Organizational Documents, the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Subsidiary of the Company, any Indemnity Agreement or applicable Law. Notwithstanding the foregoing, the Indemnified Parties as a group may retain only one law firm to represent them (and local counsel in each necessary jurisdiction) with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

(c) For a period of six years after the Closing and at all times subject to applicable Law, Parent shall not (and shall not cause or permit the Surviving Company or any its Subsidiaries or any of Parent’s other Subsidiaries or Affiliates to) amend or modify in any way adverse to the Indemnified Parties, or to the beneficiaries thereof, the exculpation and indemnification provisions set forth in the organizational documents of the Surviving Company or its Subsidiaries to make them less favorable to the Indemnified Parties or the beneficiaries thereof than the provisions which are currently provided by the Company and its Subsidiaries. In addition, Parent will obtain, or cause the Surviving Company to obtain, for a period of not less than six years after the Effective Time, the Indemnified Parties who are insured under the Company’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy of the Company; provided that Parent and the Surviving Company shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium paid as of the date hereof by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage at any time exceed such amount, Parent or the Surviving Company shall obtain a policy which, in its good faith determination, provides the greatest coverage available for a cost not exceeding such amount. Notwithstanding anything in this Agreement to the contrary, the Company may, and at Parent’s request shall, purchase a “tail” directors’ and officers’ insurance and indemnification policy; provided that payment for insurance coverage provided by such “tail” directors’ and officers’ insurance policy shall not exceed 300% of the annual premium paid as of the date hereof by the Company. Any such “tail” directors’ and officers’ insurance policy will satisfy Parent’s obligations under this Section 5.10(c) to obtain D&O Insurance.

(d) The Indemnified Parties to whom this Section 5.10 applies shall be third-party beneficiaries of this Section 5.10. The provisions of this Section 5.10 are intended to be for the benefit of each Indemnified Party and his or her successors, heirs and representatives.

(e) This Section 5.10 shall survive the consummation of the Merger and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Company and its Subsidiaries, and shall be enforceable by the Indemnified Parties and their successors, heirs or representatives. In the event that Parent, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such other Person or the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to its obligations set forth in this Section 5.10.

Section 5.11 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to

Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12 Financing and Financing Cooperation.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper, in each case, regardless of whether the Adjusted Per Share Price or the Baseline Per Share Price is the Per Share Price, to obtain the Financing contemplated by the Commitment Letter on or prior to the Closing Date on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to: (i) maintain in effect the Commitment Letter and any Definitive Debt Financing Agreements and comply with its obligations thereunder; (ii) satisfy or if applicable use reasonable best efforts to cause to be satisfied (or, if deemed advisable by Parent, seek a waiver of) on a timely basis all conditions to the funding of the Financing (including the Financing Conditions) set forth in the Commitment Letter and the Definitive Debt Financing Agreements; and (iii) negotiate and enter into definitive debt financing agreements on the terms and subject to the conditions contemplated by the Commitment Letter (including, if necessary, any “flex” provisions) (the “Definitive Debt Financing Agreements”). Upon the reasonable request of the Company, Parent shall provide the Company information in reasonable detail about the status of its efforts to arrange the Financing contemplated by the Commitment Letter and any other financing and shall give the Company prompt notice of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on the Financing necessary to pay the Merger Amount contemplated by the Commitment Letter.

(b) Prior to the Closing, Parent shall not, and shall not permit Merger Sub to, agree to or permit any termination, amendment, replacement or other modification of the Commitment Letter or Definitive Debt Financing Agreements if such termination, amendment, replacement or modification (i) reduces the aggregate amount of the Financing or (ii) imposes new or additional conditions or other terms or otherwise modifies any of the conditions to the receipt of the Financing or other terms in a manner that would reasonably be expected to (x) delay or prevent the Closing or (y) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing materially less likely to occur, other than, in each case, (A) a waiver of any closing conditions by lender(s) or their agent or (B) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letter as of the date hereof or to reassign titles to such parties who had executed the Commitment Letter as of the date hereof. Upon any such amendment, replacement or modification, the term “Commitment Letter” and “Definitive Debt Financing Agreement” shall mean the Commitment Letter or Definitive Debt Financing Agreement, as applicable, as so amended, replaced or modified. Parent shall promptly deliver to the Company copies of any such amendment, replacement or other modification of the Commitment Letter.

(c) Notwithstanding anything contained in clause (b) above to the contrary, in addition to the rights of Parent set forth in clause (b) above, Parent shall have the right to substitute the proceeds of consummated equity offerings or debt offerings or incurrences of debt for all or any portion of the Financing contemplated by the Commitment Letter by reducing commitments under the Commitment Letter; provided that (i) to the extent any such equity or debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earliest of the consummation of the Merger on the Closing Date, the termination of this Agreement and the End Date and (ii) the conditions to the use of such proceeds to pay the Merger Amounts shall be no more restrictive than the conditions set forth in the Commitment Letter.

(d) If all or any portion of the Financing necessary for Parent to pay the Merger Amount becomes unavailable, then Parent shall use its reasonable best efforts to arrange and obtain, as promptly as practicable, from the same and/or alternative financing sources, alternative financing in an amount sufficient to consummate the transactions contemplated by this Agreement and pay the Merger Amounts. In the event any alternative financing is obtained in accordance with this Section 5.12(d) (“Alternative Financing”), references in this

Agreement to the Financing shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the Commitment Letters and the Definitive Debt Financing Agreements shall also be deemed to refer to such commitment letters and definitive financing agreements relating to such Alternative Financing, and all obligations of Parent pursuant to this Section 5.12 shall be applicable thereto to the same extent as Parent’s obligations with respect to the Financing.

(e) The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective officers, directors, employee, attorneys, accountants and other Representatives to, use reasonable best efforts to provide all customary cooperation reasonably requested by Parent that is necessary in connection with arranging, obtaining and syndicating the Financing and any other financing or refinancing transactions undertaken by Parent or its Subsidiaries in connection with the Merger, in each case, to the extent such cooperation is customarily provided for financings of the type contemplated by the Commitment Letter, including using reasonable best efforts to (A) make one or more members of senior management of the Company available, for a reasonable number of meetings or telephone calls, at reasonable times and locations mutually agreed, and upon reasonable notice, to participate in the preparation of customary offering and syndication documents and materials, including registration statements, prospectuses and prospectus supplements, private placement or offering memoranda, bank information memoranda, bank syndication material and packages, lender and investor presentations, rating agency materials and presentations, and similar documents and materials, in connection with the marketing efforts of Parent, Merger Sub and the Financing Sources related to the Financing (all such documents and materials, collectively, the “Offering Documents”), (B) furnish to Parent all Company Information as may be reasonably requested by Parent to assist in the preparation of the Offering Documents or in connection with the syndication and marketing of the Financing, (C) provide information that is reasonably available or readily obtainable regarding the Company and its Subsidiaries reasonably necessary to assist Parent in preparing pro forma financial statements required by SEC Regulation S-X for registered offerings of securities in connection with the Financing, (D) make one or more members of senior management of the Company available for a reasonable number of meetings or telephone calls, at reasonable times and locations mutually agreed, and upon reasonable notice, in due diligence sessions, drafting sessions, management presentations, rating agency presentations, lender meetings (including one-on-one meetings) and one or more road shows related to the Financing, (E) assist Parent in obtaining any corporate credit and family ratings and, if applicable, facility ratings from any ratings agency relating to the Financing, (F) request the Company’s independent auditors to cooperate with Parent’s independent auditors, participate in accounting due diligence sessions and provide accountant’s comfort letters and consents, (G) assist in the preparation of Definitive Debt Financing Agreements and related definitive documents, including guarantees (if required) and other certificates and documents as may be requested by Parent, (H) provide authorization letters to the Financing Sources authorizing the distribution of information provided by the Company to prospective lenders containing a representation to the Financing Sources that the information provided by the Company for inclusion in the public side versions of such documents, if any, does not include material non-public information about the Company or its Subsidiaries or their respective securities and (I) provide at least five Business Days prior to the anticipated Closing all documentation and other information about the Company or any of its Subsidiaries or Affiliates required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent reasonably requested at least ten Business Days prior to the anticipated Closing.

(f) Parent will be permitted to commence and conduct offers to purchase or exchange, and conduct consent solicitations with respect to, any or all of the outstanding series of senior notes of the Company (the “Company Notes”), on such terms and conditions, including pricing terms and amendments to the terms and provisions of the applicable indenture, that are specified, from time to time, by Parent (each, a “Debt Offer” and collectively, the “Debt Offers”) and which are permitted by the terms of such Company Notes, the applicable indentures and applicable Law, including SEC rules and regulations; provided that any such Debt Offer shall be consummated substantially simultaneously with or after the Closing using funds provided by Parent. Parent shall consult with the Company regarding the material terms and conditions of any Debt Offer, including the timing and commencement of any Debt Offer and any tender deadlines. Parent shall not be permitted to commence any

Debt Offer until Parent shall have provided the Company with the necessary offer to purchase, consent solicitation statement, letter of transmittal or press release, if any, in connection with the Debt Offer (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Debt Offer to allow the Company and its counsel to review and comment on such Debt Offer Documents. In addition, Parent shall not be permitted to commence any Debt Offer until the date that is 60 days prior to the first date on which the Company and Parent reasonably expect the Closing may occur. The closing of the Debt Offers shall be expressly conditioned on the occurrence of the Closing. Subject to Section 5.12(g), the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective officers, directors, employee, attorneys, accountants and other Representatives to, use reasonable best efforts to provide all reasonable cooperation reasonably requested by Parent in connection with any Debt Offer (including, to the extent required by the policies or procedures of the Depository Trust Company (“DTC”) in connection with any consent solicitation that is part of any Debt Offer, the Company conducting any such consent solicitation); provided that neither the Company nor counsel for the Company shall be required to furnish any legal opinions or negative assurance letters in connection with the Debt Offers (other than, in connection with any consent solicitation conducted by the Company, the Company using reasonable best efforts to deliver and to cause counsel for the Company to deliver, customary legal opinions, to the extent such opinions would not conflict with applicable Law and would be accurate in light of the facts and circumstances at the time delivered). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with the Debt Offers will be selected by Parent after consultation with the Company and their fees and out-of-pocket expenses will be paid directly by Parent. Notwithstanding anything to the contrary set forth in this Agreement, the condition set forth in Section 6.2(b), as it applies to the Company’s obligations under this Section 5.12(f), shall be deemed satisfied.

(g) No obligations of the Company or any of its Subsidiaries or any of its or their respective officers, directors, employees, attorneys, accountants or other Representatives under any certificate, document or instrument delivered pursuant to this Section 5.12, including in respect of any Debt Offer (other than any authorization letters delivered pursuant to Section 5.12(e)(G), any Form W-9 delivered pursuant to Section 5.12(e)(I), and any certificate, document or instrument reasonably required by DTC or any dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any consent solicitation that is part of any Debt Offer) shall be required to be effective until the Effective Time. In addition, notwithstanding anything in this Section 5.12 or in Section 5.13 to the contrary, in fulfilling its obligations pursuant to this Section 5.12, including in respect of any Debt Offer, or Section 5.13, (i) none of the Company, its Subsidiaries or its or their respective officers, directors, employees and agents or other Representatives shall be required to (w) pay any commitment or other fee, provide any security or incur any Liability or obligation in connection with the Financing or any other financing or refinancing transactions undertaken by Parent or its Subsidiaries in connection with the Merger prior to the Effective Time, except such expenses for which Parent is obligated to reimburse the Company or, if reasonably requested by the Company, for which funds that are actually necessary to pay such expenses are provided in advance by Parent to the Company, (x) take or permit the taking of any action that would reasonably be expected to conflict with, result in any violation or breach of, or default (with or without lapse of time, or both) under, the Company Organizational Documents or the organizational documents of any Subsidiary of the Company, or any applicable Law or material contracts of the Company or any of its Subsidiaries, (y) pass resolutions or consents or approve or authorize the execution of the Financing or the definitive financing arrangements or any Debt Offer or any Debt Offer Documents (other than to the extent required by Section 5.12(f) and by the reasonable requirements of any dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with the Debt Offers in connection with any consent solicitations that are part of the Debt Offers), or (z) provide any cooperation that, in the opinion of the Company, would unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (ii) Parent shall reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with fulfilling its obligations pursuant to this Section 5.12 or Section 5.13 (including reasonable attorneys’ fees, but excluding, for the avoidance of doubt, the costs of the preparation of any annual or quarterly financial statements). Parent shall indemnify and hold harmless the Company and its Subsidiaries (and their respective Representatives) from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by them in connection with (1) the Financing and any other financing or refinancing transactions undertaken by Parent or its Subsidiaries in connection with the Merger (other than to the extent resulting from information provided to Parent in writing by the Company or its Subsidiaries), except in the event such loss or damage arises out of or results from the gross negligence, willful misconduct or bad faith by the Company or its Subsidiaries in fulfilling their obligations pursuant to this Section 5.12 or Section 5.13 and (2) any Debt Offers. Subject to Parent’s indemnification obligations under this Section 5.12, the Company hereby consents to the use of all of its and its Subsidiaries’ corporate logos in connection with the initial syndication or marketing of such Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letter) by or to Parent or any of its Affiliates or any other financing transaction, or the commencement or consummation of a Debt Offer with respect to any series of Company Notes, be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

Section 5.13 Treatment of Certain Indebtedness. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver all notices and to take all other reasonable actions to cause (a) the repayment in full on the Closing Date (or in the case of any letters of credit, cash collateralization, to the extent that Parent shall not have entered into an alternative arrangement with the issuing bank) of all amounts and other obligations then outstanding under and (b) the termination (to the extent provided therein and pursuant to the terms thereof) on the Closing Date of (such repayments and terminations, the “Existing Credit Facility Termination”) that certain Amended and Restated Credit Agreement, dated as of December 16, 2013, among the Company, Wells Fargo Bank, National Association, as administrative agent, and the Subsidiaries of the Company, lenders and other financial institutions party thereto (the “Credit Agreement”), including using reasonable best efforts to obtain a payoff letter in customary form from the agent under the Credit Agreement and, if applicable, Lien release, documentation. Parent shall provide all funds required to effect the Existing Credit Facility Termination. In no event shall the receipt of any such payoff letter or the consummation of the Existing Credit Facility Termination, or of any other financing termination or the release of any Lien, be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 5.14 Transaction Litigation. Each party shall promptly (and in any event, within one Business Day) notify the other parties hereto in writing of any stockholder litigation or other litigation or proceedings brought or threatened in writing against it and/or its directors or executive officers or Representatives relating to this Agreement, the Merger and/or the other transactions contemplated by this Agreement and shall keep the other parties hereto sufficiently informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other parties hereto and their Representatives such information relating to such litigation or proceedings as may be reasonably requested). Each party shall, subject to the preservation of privilege and confidential information, give the other parties hereto the opportunity to participate in (but not control) its defense or settlement of any stockholder litigation or other litigation or proceeding against it and/or its directors or executive officers or Representatives relating to this Agreement, the Merger and/or the other transactions contemplated by this Agreement and shall give due consideration to such other parties’ advice with respect to such litigation or proceeding. No party shall cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to such litigation or proceeding commenced without the prior written consent of the other parties hereto (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.15 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either of the parties to the Merger, the officers of the Surviving Company shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Section 5.16 Obligations of Merger Sub. Parent shall cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

Section 5.17 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company and, following the Effective Time, Parent and the Surviving Company, shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the New York Stock Exchange to cause the delisting of the Company and of the shares of Company Common Stock from the New York Stock Exchange as promptly as practicable after the Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by the Company and Parent, to the extent permissible under applicable Law and provided that such waiver shall only be effective as to the conditions of the waiving party) at or prior to the Effective Time of the following conditions:

(a) the Requisite Company Vote shall have been obtained;

(b) no injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted that remains in effect or be effective, in each case that prevents, enjoins, prohibits or makes illegal the consummation of the Merger; and

(c) (i) all waiting periods applicable to the Merger under the HSR Act shall have expired or been terminated, and (ii) all other filings, notices, approvals and clearances identified in Section 6.1(c) of the Company Disclosure Schedule have been obtained or filed or shall have occurred.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Parent at or prior to the Effective Time of the following additional conditions:

(a) (i) The representations and warranties of the Company set forth in Article III that are qualified by a “Material Adverse Effect” qualification (including the entirety of Sections 3.1(a) (other than the first sentence), 3.3(b), 3.3(c) and 3.10(b)) shall be true and correct in all respects as so qualified at and as of the Closing Date as though made at and as of the Closing Date, (ii) other than Section 3.1(a) (first sentence only) and Sections 3.2(a), 3.3(c)(ii), 3.10(b), 3.18 and 3.19, the representations and warranties of the Company set forth in Article III that are not qualified by a “Material Adverse Effect” qualification shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect, (iii) the representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, (iv) the representations and warranties of the Company set forth in Section 3.1(a) (first sentence only) and Sections 3.3(c)(ii), 3.18 and 3.19 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (v) the representations and warranties of the Company set forth in Section 3.10(b) shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii), (iv) and (v), as applicable) only as of such date or period. Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the conditions set forth in this Section 6.2(a) have been satisfied.

(b) The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date. Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the conditions set forth in this Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (in writing) by the Company at or prior to the Effective Time of the following additional conditions:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in Article IV that are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (ii) the representations and warranties of Parent and Merger Sub set forth in Article IV (other than Section 4.1 (first two sentences only) and Sections 4.2(a), 4.2(c)(ii), 4.3 and 4.7) that are not qualified by a “Parent Material Adverse Effect” qualification shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (iii) the representations and warranties of Parent and Merger Sub set forth Section 4.1 (first two sentences only) and Sections 4.2(a), 4.2(c)(ii) and 4.7 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (iv) the representations and warranties of Parent and Merger Sub set forth in Section 4.3 shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii) and (iv), as applicable) only as of such date or period. The Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in this Section 6.3(a) have been satisfied.

(b) Each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date. The Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in this Section 6.3(b) have been satisfied.

ARTICLE VII.

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent;

(b) by the Company or Parent, if the Closing shall not have occurred on or prior to 5:00 p.m. Eastern Time, on March 21, 2017 (the “Original End Date”); provided, however, that if as of the Original End Date or the First Extended End Date (as defined below) any of the conditions set forth in Section 6.1(b) (solely to the extent such condition has not been satisfied due to an order or injunction arising under any Antitrust Law) or Section 6.1(c) shall not have been satisfied or waived (to the extent permitted), either Parent or the Company may, in its respective sole discretion: (1) at any time not more than 30 days prior to the Original End Date, elect to extend the Original End Date for a period of three months (the Original End Date as so extended, the “First Extended End Date”), and (2) thereafter either Parent or the Company, may in its respective sole discretion at any time not more than 30 days prior to the First Extended End Date, elect to extend for another period of up to three months (the First Extended End Date, as so further extended, the “Second Extended End Date” and, each of the First Extended End Date and the Second Extended End Date, the “Extended End Date,” and the Original End Date, or, if extended, the Extended End Date then in effect, the “End Date”), it being agreed that there shall be no more than two such extensions pursuant to this Section 7.1 in the aggregate for all parties pursuant to this proviso and that in no event shall the End Date occur after 5:00 p.m. Eastern Time on September 21, 2017. Notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the intentional material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(c) by either the Company or Parent, if an order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a party if such order resulted due to the intentional material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(d) by the Company, if Parent or Merger Sub shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is 30 days following written notice from the Company to Parent describing such breach or failure in reasonable detail;

(e) by Parent, if the Company shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement (other than those governed by Section 5.3, Section 5.4 or the first sentence of Section 5.5), which breach, inaccuracy or failure to perform (i) would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is 30 days following written notice from the Company to Parent describing such breach or failure in reasonable detail;

(f) at any time prior to the time the Requisite Company Vote is obtained, by the Company, in accordance with Section 5.3(f);

(g) by Parent, if: (i) the Company Board of Directors shall have effected a Company Adverse Recommendation Change; or (ii) the Company shall have breached (except for any de minimis breach) any of its obligations under Section 5.3 or Section 5.4 or the first sentence of Section 5.5; or

(h) by either the Company or Parent, if the Requisite Company Vote has not been obtained at the Stockholders Meeting or at any adjournment or postponement of the Stockholders Meeting taken in accordance with this Agreement.

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except that the Confidentiality Agreement and the provisions of Section 5.12(e) (final sentence), this Section 7.2, Section 7.3 and Article VIII shall survive any termination), and there shall be no other Liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other except as provided in Section 5.12(e) (final sentence) and Section 7.3; provided, however, that nothing herein shall relieve (a) any party from any Liability for any failure to consummate the transactions contemplated by this Agreement, including the Merger, if required to pursuant to this Agreement (it being understood that the failure of Parent or Merger Sub to receive the proceeds of the Financing or of any alternative financing shall not relieve Parent or Merger Sub from any such liability or of their obligations to consummate any of the transactions contemplated hereby, including the Merger), or (b) any party hereto from Liability for a Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at Law or in equity.

Section 7.3 Termination Fee.

(a) If: (i) this Agreement is terminated by the Company pursuant to Section 7.1(f), (ii) this Agreement is terminated by Parent pursuant to Section 7.1(g) or (iii) (A) after the date of this Agreement, a Company Takeover Proposal (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Company Takeover Proposal”) (a “Qualifying Transaction”) shall have been publicly made and not withdrawn, (B) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) (if the Company is in material breach of its obligations pursuant to Section 5.7), Section 7.1(e) or Section 7.1(h) and (C) at any time on or prior to the twelve-month anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Qualifying Transaction or completes a Qualifying Transaction; then in any of such event in clause (i), (ii) or (iii) above, the Company shall pay to Parent the Company Termination Fee in immediately available funds, in the case of clause (i), in accordance with Section 5.3(f), in the case of clause (ii), within two Business Days after such termination, and in the case of clause (iii), upon the earlier of the announcement of its entering into a definitive agreement related to, consummation of any Qualifying Transaction.

(b) Notwithstanding anything to the contrary in this Agreement, if the Company Termination Fee shall become due and payable in accordance with this Section 7.3, from and after such termination and payment of the Company Termination Fee in full pursuant to and in accordance with this Section 7.3, the Company shall have no further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than for any Liability arising from a Willful Breach of this Agreement as set forth in Section 7.2 and this Section 7.3. Each of the parties hereto acknowledges that the Company Termination Fee is not intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Company Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall Parent be entitled to payment of the Company Termination Fee on more than one occasion.

(c) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the Company Termination Fee, then the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2% per annum.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2 Expenses; Transfer Taxes.

(a) Except as otherwise provided in this Agreement (including in Section 5.12(a), and Section 7.3), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

(b) Except as otherwise provided in Section 2.2(d), all transfer, documentary, sales, use, stamp, registration and other such similar non-income Taxes imposed with respect to the transfer of Company Common Stock pursuant to the Merger shall be borne by Parent or Merger Sub and expressly shall not be a liability of holders of Company Common Stock.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Specific Enforcement.

(a) The parties’ rights in this Section 8.5 are an integral part of the transactions contemplated by this Agreement and each party hereby waives any objections to any remedy referred to in this Section 8.5. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, except, in each case, as may be limited by Section 7.3). In the event any party seeks any remedy referred to in this Section 8.5, such party shall not be required to prove damages or obtain, furnish, provide or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, providing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

(b) Notwithstanding the provisions of Section 8.5(a) and without limiting the provisions of Section 8.15, the Company (i) agrees that it will not, and will not permit its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity and whether in contract or in tort or otherwise, against the Financing Sources in any way related to this Agreement or any of the transactions contemplated by this Agreement (including any dispute arising out of or relating to the Financing or the performance thereof) in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan or, in either case, any appellate court thereof, (ii) agrees that any such action will be governed by the laws of the State of New York (except as otherwise set forth in the Commitment Letter), (iii) agrees to waive and hereby waives, irrevocably and unconditionally, any right to a trial by jury in any such action and (iv) agrees to waive and hereby waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING OR THE COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO).

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified; provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7; or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

To Parent or Merger Sub:

The Sherwin-Williams Company

101 W. Prospect Ave.

Cleveland, Ohio 44115

Facsimile:	(216) 566-2947
Attention:	Sean P. Hennessy, Senior Vice President - Finance and Chief Financial Officer
Catherine M. Kilbane, Senior Vice President, General Counsel and Secretary
Email:	sphennessy@sherwin.com
cathy.kilbane@sherwin.com

with a copy (which shall not constitute notice) to:

Jones Day

222 East 41st Street

New York, New York 10017

Facsimile:	(212) 755-7306
Attention:	Robert A. Profusek, Esq.
James P. Dougherty, Esq.
Email:	raprofusek@jonesday.com
jpdougherty@jonesday.com

To the Company:

The Valspar Corporation

P.O. Box 1461

Minneapolis, Minnesota 55415

Facsimile:	(612) 486-7979
Attention:	Rolf Engh, Executive Vice President, General Counsel and Secretary
Email:	rengh@valspar.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile:	(212) 403-2000
Attention:	Andrew R. Brownstein, Esq.
Mark Gordon, Esq.
Email:	ARBrownstein@wlrk.com
MGordon@wlrk.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, however, that each of Merger Sub and Parent may assign any of their rights hereunder to a wholly owned direct or indirect Subsidiary of Parent without the prior written consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement and the Joint Defense Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any Person other than the parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, (i) any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub and (ii) Section 8.5, this Section 8.11, Section 8.13(b) and Section 8.15 may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Financing Sources without the prior written consent of the Financing Sources. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except for Section 8.5, Section 8.11, this Section 8.13(b) and Section 8.15 which will inure to the benefit of the Financing Sources and their respective successors, legal representatives and permitted assigns, all of whom are expressly intended to be third-party beneficiaries thereof and with respect to their rights thereunder. Notwithstanding the foregoing, each Company Indemnified Party shall be an express third-party beneficiary of and shall be entitled to rely upon Section 5.10 and this Section 8.13; and following the Effective Time each former stockholder of the Company shall be an express third-party beneficiary of and shall be entitled to obtain the Merger Consideration to which it is entitled pursuant to the provisions hereof.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15 Liability of Financing Sources. Notwithstanding anything to the contrary contained herein, the Company agrees that it will not have any rights or claims against any Financing Source (in their capacity as such) or any of their respective officers, directors, employees, agents, advisors and representatives in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or in equity, in Contract, tort or otherwise.

Section 8.16 Definitions.

(a) General Definitions. References in this Agreement to “Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more of the voting power of the outstanding voting securities are directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner. References in this Agreement (except as specifically otherwise defined) to “Affiliates” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. As used in this Agreement, “knowledge” means (i) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.16(a) of the Parent Disclosure Schedule and (ii) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 8.16(a) of the Company Disclosure Schedule.

(b) Certain Specified Definitions. As used in this Agreement:

(i) “Adjusted Per Share Price” means $105.00 per share in cash.

(ii) “Acceptable Confidentiality Agreement” means any confidentiality agreement that contains confidentiality provisions that are, in the aggregate, no less favorable to the Company than those contained in the Confidentiality Agreement.

(iii) “Baseline Per Share Price” means $113.00 per share in cash.

(iv) “Bribery Legislation” means all and any of the following: the FCPA; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which the Company or any of its Subsidiaries operates.

(v) “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to remain closed.

(vi) “Business Plan” means the Company’s 2016 business plan, a copy of which was made available to Parent prior to the date hereof.

(vii) “Code” means the Internal Revenue Code of 1986, as amended.

(viii) “Company Benefit Plan” means each compensatory or employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other material employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, (A) that is maintained by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, or (B) to which the Company or any Subsidiary contributes or is obligated to contribute or would reasonably be expected to have any Liability, other than a Multiemployer Plan and other than any plan or program maintained by a Governmental Entity to which the Company or any of its affiliates contribute pursuant to applicable Laws.

(ix) “Company Equity Awards” means the Company Options, Company RSU Awards, Company PSU Awards and Company Restricted Shares.

(x) “Company Information” means: (i)(A) audited consolidated balance sheets and related statements of income, comprehensive income, stockholder’s equity and cash flows of the Company for the three most recently completed fiscal years ended at least 60 days prior to the Closing Date prepared in accordance with GAAP and (B) unaudited interim consolidated balance sheets and related statements of income, comprehensive income, stockholder’s equity and cash flows of the Company for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date (but excluding any fourth quarter of any fiscal year) prepared in accordance with GAAP and reviewed by the auditors of the Company as provided in Statement on Auditing Standards No. 100, in each case of the type and form required by SEC Regulation S-X for registered offerings of securities under the Securities Act; and (ii) in each case to the extent reasonably available or readily obtainable by the Company, audit reports and draft comfort letters (including “negative assurance comfort”), in each case, to the extent the auditors are prepared to deliver such audit reports and draft comfort letters and solely upon completion of customary procedures, and any information reasonably necessary for the preparation of the pro forma financial statements by Parent for use in a registered offering of securities under the Securities Act, provided that such other information is reasonably requested in writing by Parent and is of the type and only to the extent required by Regulation S-X and Regulation S-K of the SEC and other accounting rules and regulations of the SEC for registered offerings of securities under the Securities Act or that is customarily included in an offering memorandum for the private placement of high yield securities pursuant to Rule 144A promulgated under the Securities Act; and will use reasonable best efforts to provide such financial information (x) such that when taken as a whole it does not or will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such information, in light of the circumstances under which they were made, not misleading, and (y) if applicable, as to which the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained therein.

(xi) “Company Superior Proposal” means a Company Takeover Proposal, substituting “fifty percent (50%)” for “twenty percent (20%),” that the Company Board of Directors determines in good faith, after consultation with the Company’s independent financial advisors and outside legal counsel, taking into account the timing, likelihood of consummation, legal, financial, regulatory and other aspects of the Company Takeover Proposal, including the financing terms thereof, and such other factors as the Company Board of Directors considers to be appropriate, to be more favorable to the Company and its stockholders than the transactions contemplated by this Agreement.

(xii) “Company Takeover Proposal” means any bona fide proposal or offer made by any Person or group of related Persons (other than Parent and its Subsidiaries), and whether involving a transaction or series of related transactions, for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any Person or group of related Persons (other than Parent and its Subsidiaries) of more than twenty percent (20%) of the assets of the Company and its Subsidiaries, on a consolidated basis (in each case, including securities of the Subsidiaries of the Company), or (iii) the direct or indirect acquisition by any Person or group of related Persons (other than Parent and its Subsidiaries) of more than twenty percent (20%) of the shares of Company Common Stock then issued and outstanding.

(xiii) “Company Termination Fee” means a cash amount equal to $300,000,000.00.

(xiv) “Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding, whether written or oral.

(xv) “Environmental Law” means any Law or common law (A) relating to pollution or the protection, preservation or restoration of the environment (including indoor or outdoor air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or Release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, sale, distribution, manufacture, notification, reporting, registration, importing or disposal of) any Hazardous Materials or products containing Hazardous Materials or relating to human health and safety with respect to any Hazardous Materials or (B) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing.

(xvi) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(xvii) “Financing” means the debt financing incurred or intended to be incurred pursuant to the Commitment Letter, including the offering or private placement of debt securities or borrowing of loans contemplated by the Commitment Letter and any related engagement letter.

(xviii) “Financing Sources” means the entities that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Commitment Letter or in connection with all or any part of the Financing described therein, or replacement debt financings, in connection with the transactions contemplated hereby, including the parties to any commitment letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto.

(xix) “Governmental Entity” means any federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

(xx) “Hazardous Materials” means all substances or materials defined or regulated as hazardous, a pollutant or a contaminant or otherwise under any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, any hazardous or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

(xxi) “Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (A) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such Person incurred in the ordinary course of business), (D) all lease obligations of such Person capitalized on the books and records of such Person, (E) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed, (F) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (G) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, and (H) all guarantees of such Person of any Indebtedness of any other Person other than a wholly owned subsidiary of such Person.

(xxii) “Intellectual Property” means all intellectual property and similar proprietary rights existing anywhere in the world associated with: (A) patents, including design patents and utility patents, and patent applications, including continuations, divisionals, continuations-in-part, utility models, reissues or reexaminations and patents issuing thereon (collectively, “Patents”), (B) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (C) copyrights (including such rights in software) and registrations and applications therefor, and works of authorship (collectively, “Copyrights”), (D) designs, databases and data compilations, and (E) trade secrets and other proprietary and confidential information, including know-how, inventions (whether or not patentable), processes, formulations, technical data and designs, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”).

(xxiii) “Intervening Event” means any material change, event, effect, occurrence, consequence or development relating to the Company that (A) is unknown and not reasonably foreseeable as of the date hereof and (B) does not relate to any Company Takeover Proposal.

(xxiv) “IT Assets” means the computers, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the operation of the business of the Company and its Subsidiaries.

(xxv) “Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

(xxvi) “made available” to Parent and words of similar import means that, at 5:00 p.m. at least one Business Day prior to the date hereof, the information or document (i) has been posted to the electronic data site maintained by the Company in connection with the transactions contemplated by this Agreement, (ii) has been included in any SEC Document of the Company publicly filed with the SEC from and after November 1, 2014 and prior to the date hereof, or (iii) has been sent via email to Parent’s internal or external counsel.

(xxvii) “Material Adverse Effect” means, with respect to the Company, (a) any change, fact, effect, event, occurrence or development that has a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries taken as a whole, excluding, however, the impact of (i) any changes or developments in domestic or any foreign market or domestic, foreign or global economic conditions generally, including (A) any changes or developments in or affecting the domestic or any foreign securities, equity, credit or financial markets or (B) any changes or developments in or affecting domestic or any foreign interest or exchange rates, (ii) changes in GAAP or any official interpretation or enforcement thereof, (iii) changes in Law or any changes or developments in the official interpretation or enforcement thereof by Governmental Entities, (iv) changes in domestic, foreign or global political conditions (including the outbreak or escalation of war, military actions, or acts of terrorism), including any worsening of such conditions threatened or existing on the date of this Agreement, (v) changes or developments in the business or regulatory conditions affecting the industries in which the Company or any of its Subsidiaries operate, (vi) the announcement of this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, financing sources, customers, suppliers or partners), (vii) weather conditions or other acts of God (including storms, earthquakes, tornados, floods or other natural disasters), (viii) the loss of business with customers that are or become major customers of Parent or its Subsidiaries, (ix) a decline in the trading price or trading volume of the Company’s common stock or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries but not, in any case, the underlying causes thereof, (x) the failure to meet any projections, guidance, budgets, forecasts or estimates, but not, in any case, including the underlying causes thereof, (xi) any action taken or omitted to be taken by the Company or any of its Subsidiaries at the written request of Parent, and (xii) any actions or claims made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the Merger; except, with respect to clauses (i), (ii), (iii), (iv), (v) and (vii), to the extent that such impact is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to others in the industry or industries in which the Company and its Subsidiaries operate.

(xxviii) “Net Sales” means net sales, it being agreed that the calculation of net sales with respect to any asset, business or product line shall be measured by reference to the net sales for the corresponding asset, business or product line of the Company (using the net sales associated therewith for the fiscal year ended October 30, 2015), regardless of which asset, business or product line is actually divested; provided, however, that the net sales associated with any asset, business or product line of the Company or its Subsidiaries involved in the manufacture, distribution or sale of architectural coatings in Australia shall not count towards the $650,000,000.00 set forth in the definition of “Triggering Divestiture” or the $1,500,000,000.00 set forth in Section 5.7(d); provided, further, that the net sales associated with any asset, business or product line of Parent or its Subsidiaries involved in the manufacture, distribution or sale of architectural coatings in Australia shall count towards the aforesaid $650,000,000.00 or the aforesaid $1,500,000,000.00.

(xxix) “Non-U.S. Company Benefit Plan” means each Company Benefit Plan that is maintained outside the jurisdiction of the United States.

(xxx) “Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative.

(xxxi) “Parent Material Adverse Effect” means, with respect to Parent, any fact, change, event, occurrence or development that has a material adverse effect on Parent’s ability to timely consummate the transactions contemplated hereby (including the Merger and obtaining the financing necessary to pay the Merger Consideration or any other Merger Amount).

(xxxii) “Permitted Lien” means (A) any Lien for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established by the Company in accordance with GAAP, (B) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (i) with respect to Liabilities that are not yet due and payable or, if due, are not delinquent or (ii) that are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof or (iii) arising or incurred in the ordinary and usual course of business and which are not, individually or in the aggregate, material to the business operations of the Company and its Subsidiaries and do not materially adversely affect the market value or continued use of the asset encumbered thereby, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions but only to the extent that the Company and its Subsidiaries and their assets are materially in compliance with the same, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among a Person and its wholly owned Subsidiaries, (F) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens, but not including any monetary Liens, that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not individually or in the aggregate materially interfere with the present occupancy or use or market value of the respective Company Owned Real Property or Company Leased Real Property or otherwise materially impair the business operations of the Company and its Subsidiaries, (G) Liens that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(xxxiii) “Per Share Price” means the Baseline Per Share Price; provided that if and only if a Triggering Event occurs, the Per Share Price shall mean the Adjusted Per Share Price.

(xxxiv) “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity and any permitted successors and assigns of such person.

(xxxv) “Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

(xxxvi) “Sanctioned Country” means any of Crimea, Cuba, Iran, North Korea, Sudan and Syria.

(xxxvii) “Sanctioned Person” means any Person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States, the United Kingdom, the European Union, or the United Nations, including (A) any Person identified in any list of sanctioned person maintained by (i) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (ii) Her Majesty’s Treasury of the United Kingdom; (iii) any committee of the United Nations Security Council; or (iv) the European Union; (B) any Person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country and (C) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (A) or (B).

(xxxviii) “Sanctions Laws” means all Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Person, the ability to engage in transactions with specified Persons or countries, or the ability to take an ownership interest in assets of specified Person or located in a specified country, including any Laws threatening to impose economic sanctions on any Person for engaging in proscribed behavior.

(xxxix) “SEC Document” means all forms, documents and reports filed or furnished by the Company or any of its Subsidiaries, including all exhibits thereto and documents incorporated by reference therein.

(xl) “Sensitive Data” means cardholder data and sensitive authentication data that must be protected in accordance with the requirements of the Payment Card Industry Data Security Standard.

(xli) “Significant Subsidiary” has the meaning ascribed to it in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

(xlii) “Substantive Communication” means any communication relating to merits; remedies (including divestitures and potential divestiture buyers, any consent decree or other settlement agreement or any regulatory commission vote); timing agreement; or timing of any significant decision or significant action in connection with any regulatory approval or clearance.

(xliii) “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies or other similar assessments imposed by any Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, environmental, stamp, occupation, premium, property (real or personal) and estimated taxes, customs duties and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.

(xliv) “Tax Return” means any return, declaration, election, report or similar filing (including any attached schedules, supplements and additional or supporting material) required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes (and including any amendments thereof), or with respect to or accompanying requests for the extension of time in which to file any such report, declaration, election, report or similar filing and including TD Form 90-22.1 (and its successor form, FinCEN Form 114).

(xlv) “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the administration or collection of such Tax for such Governmental Entity.

(xlvi) “Top Customers” means those customers of the Company and its Subsidiaries that are the top 10 customers measured by dollar value of total sales for the twelve months ended October 30, 2015, and are set forth on Section 3.22(a) of the Company Disclosure Schedule.

(xlvii) “Top Suppliers” means those suppliers of the Company and its Subsidiaries that are the top 10 suppliers measured by dollar value of the total sales for the twelve months ended October 30, 2015, and are set forth on Section 3.22(b) of the Company Disclosure Schedule.

(xlviii) “Triggering Divestiture” means the divestiture, license, hold separate, sale or other disposition, solely to the extent necessary to fulfill the conditions set forth in Section 6.1(b) (solely to the extent necessary under any Antitrust Law) or Section 6.1(c), of or with respect to all of the assets, businesses or product lines of the Company, Parent or any of their respective Subsidiaries representing, in the aggregate, in excess of $650,000,000.00 of Net Sales.

(xlix) “Triggering Event” shall be deemed to have occurred if and only if Parent is required pursuant to Section 5.7 to take, or cause to be taken, or commit to take, or cause to be taken, any action constituting a Triggering Divestiture.

(l) “U.S. Company Benefit Plan” means, each Company Benefit Plan that is not a Non-U.S. Company Benefit Plan.

(li) “Willful Breach” means, with respect to any representation, warranty, agreement or covenant, an action or omission where the breaching party knows such action or omission is, or would reasonably be expected to result in, a breach of such representation, warranty, agreement or covenant.

Index of Defined Terms

Acceptable Confidentiality Agreement	8.16(b)(ii)
Adjusted Option	2.3(a)
Adjusted Per Share Price	8.16(b)(i)
Adjusted RSU Award	2.3(b)
Affiliates	8.16(a)
Agreement	Preamble
Alternative Financing	5.12(d)
Antitrust Law	3.3(b)
Antitrust Laws	3.3(b)
Appraisal Provisions	2.1(b)
Baseline Per Share Price	8.16(b)(iii)
Book-Entry Shares	2.1(a)
Bribery Legislation	8.16(b)(iv)
Business Day	8.16(b)(v)
Business Plan	8.16(b)(vi)
Cancelled Shares	2.1(a)(ii)
Certificate	2.1(a)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Code	8.16(b)(vii)
Collective Bargaining Agreement	3.14(a)
Commitment Letter	4.8(a)
Company	Preamble
Company 401(k) Plan	5.6(a)
Company Acquisition Agreement	5.3(e)
Company Adverse Recommendation Change	5.3(e)
Company Benefit Plan	8.16(b)(viii)
Company Board of Directors	Recitals
Company Common Stock	3.2(a)
Company Disclosure Schedule	Article III
Company Employees	5.6(a)
Company Equity Awards	8.16(b)(ix)
Company Financial Statements	3.4(b)
Company Information	8.16(b)(x)
Company Leased Real Property	3.8
Company Material Contracts	3.17(a)
Company Notes	5.12(f)
Company Option	2.3(a)
Company Organizational Documents	3.1(b)
Company Owned Real Property	3.8
Company Permits	3.7(b)
Company Product	3.21
Company PSU Award	2.3(b)
Company Recommendation	3.3(a)
Company Registered Intellectual Property	3.15(a)
Company Restricted Share	2.3(c)
Company RSU Award	2.3(b)
Company SEC Documents	3.4(a)
Company Severance Plan	5.6(a)

Company Superior Proposal	8.16(b)(xi)
Company Takeover Proposal	8.16(b)(xii)
Company Termination Fee	8.16(b)(xiii)
Confidentiality Agreement	5.2(c)
Continuation Period	5.6(b)
Contract	8.16(b)(xiv)
Copyrights	8.16(b)(xxii)
Credit Agreement	5.13
D&O Insurance	5.10(c)
Debt Offers	5.12(e)
Debt Offer Documents	5.12(f)
Definitive Debt Financing Agreements	5.12(a)
DGCL	1.1
Dissenting Shares	2.1(b)
Dissenting Stockholder	2.1(b)
DOL	3.9(a)
DTC	5.12(f)
Effective Time	1.3
End Date	7.1(b)
Enforceability Exceptions	3.3(a)
Environmental Law	8.16(b)(xv)
Equity Award Exchange Ratio	2.3(a)
ERISA Affiliate	8.16(b)(xvi)
Exchange Act	3.3(b)
Existing Credit Facility Termination	5.13(a)
Extended End Date	7.1(b)
FCPA	3.7(c)
Financing	8.16(b)(xvii)
Financing Conditions	4.8(b)
Financing Sources	8.16(b)(xviii)
First Extended End Date	7.1(b)
GAAP	3.4(b)
Governmental Entity	8.16(b)(xix)
Hazardous Materials	8.16(b)(xx)
HSR Act	3.3(b)
Indebtedness	8.16(b)(xxi)
Indemnified Parties	5.10(a)
Indemnity Agreement	5.10(a)
Insurance Policies	3.20
Intellectual Property	8.16(b)(xxii)
Intervening Event	8.16(b)(xxiii)
IRS	3.9(a)
IT Assets	8.16(b)(xxiv)
Law	3.7(a)
Laws	3.7(a)
Letter of Transmittal	2.2(c)
Liability	8.16(b)(xxv)
Lien	3.3(c)
Material Adverse Effect	8.16(b)(xxvii)
Marks	8.16(b)(xxii)
Merger	Recital
Merger Amounts	4.7(g)

Merger Consideration	Recitals
Merger Sub	Preamble
Multiemployer Plan	3.9(e)
Net Sales	8.16(b)(xxviii)
Non-U.S. Company Benefit Plan	8.16(b)(xxx)
Offering Documents	5.12(e)
Order	8.16(b)(xxix)
Original End Date	7.1(b)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Financial Statements	4.4(b)
Parent Material Adverse Effect	8.16(b)(xxxi)
Parent SEC Documents	4.4(a)
Parent 401(k) Plan	5.6(a)
Patents	8.16(b)(xxii)
Paying Agent	2.2(a)
Payment Fund	2.2(b)
PBGC	3.9(a)
Per Share Price	8.16(b)(xxxii)
Permits	3.7(b)
Permitted Lien	8.16(b)(xxxiii)
Person	8.16(b)(xxxiv)
Post-Closing Plans	5.6(b)
Proxy Statement	3.3(b)
Qualified Plan	3.9(c)
Qualifying Transaction	7.3(a)
Release	8.16(b)(xxxv)
Representatives	5.3(a)
Requisite Company Vote	3.3(a)
Sanctioned Country	8.16(b)(xxxvi)
Sanctioned Person	8.16(b)(xxxvii)
Sanctions Laws	8.16(b)(xxxviii)
Sarbanes-Oxley Act	3.4(a)
SEC	3.3(b)
SEC Document	8.16(b)(xxxix)
Second Extended End Date	7.1(b)
Second Request	5.7(c)
Securities Act	3.4(a)
Sensitive Data	8.16(b)(xl)
Significant Subsidiaries Organizational Documents	3.1(b)
Significant Subsidiary	8.16(b)(xli)
Specified Acquisition	5.1(c)
Specified Date	3.2(a)
Stock Purchase Program	2.3(d)
Stockholders Meeting	5.5
Subsidiaries	8.16(a)
Surviving Company	1.1
Takeover Statute	5.8
Tax	8.16(b)(xliii)
Tax Return	8.16(b)(xliv)
Taxes	8.16(b)(xliii)
Taxing Authority	8.16(b)(xlv)

Top Customers	8.16(b)(xlvi)
Top Suppliers	8.16(b)(xlvii)
Trade Secrets	8.16(b)(xxii)
Transaction Approvals	3.3(b)
Triggering Divestiture	8.16(b)(xlviii)
Triggering Event	8.16(b)(xlix)
U.S. Company Benefit Plan	8.16(b)(xl)
Willful Breach	8.16(b)(li)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

THE VALSPAR CORPORATION

By:	/s/ Gary E. Hendrickson
Name:	Gary E. Hendrickson
Title:	Chairman and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

THE SHERWIN-WILLIAMS COMPANY

By:	/s/ John G. Morikis
Name:	John G. Morikis
Title:	President and Chief Executive Officer

VIKING MERGER SUB, INC.

By:	/s/ John G. Morikis
Name:	John G. Morikis
Title:	President and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

Annex B

CONFIDENTIAL

March 19, 2016

The Board of Directors

The Valspar Corporation

1101 South Third Street

Minneapolis, MN 55415

Members of the Board of Directors:

We understand that The Valspar Corporation (“Valspar”) proposes to enter into the Agreement and Plan of Merger, dated March 19, 2016 (the “Agreement”), among Valspar, The Sherwin-Williams Company (“Sherwin-Williams”) and Viking Merger Sub, Inc., a wholly owned subsidiary of Sherwin-Williams (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Valspar (the “Merger”) and each outstanding share of the common stock, par value $0.50 per share, of Valspar (“Valspar Common Stock”), other than Cancelled Shares and Dissenting Shares (each as defined in the Agreement), will be converted into the right to receive $113 in cash (the “Non-Triggering Event Consideration”); provided that if and only if a Triggering Event (as defined in the Agreement) occurs, each outstanding share of Valspar Common Stock will be converted into the right to receive $105 in cash (the “Triggering Event Consideration”, together with the Non-Triggering Event Consideration, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Valspar Common Stock of the Consideration, whether or not a Triggering Event occurs, to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Valspar;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Valspar furnished to or discussed with us by the management of Valspar, including certain financial forecasts relating to Valspar prepared by the management of Valspar (such forecasts, “Valspar Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of Valspar with members of senior management of Valspar;

(iv)	reviewed the trading history for Valspar Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(v)	compared certain financial and stock market information of Valspar with similar information of other companies we deemed relevant;

(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(vii)	reviewed a draft, dated March 19, 2016, of the Agreement; and

(viii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Valspar that it is not

The Board of Directors

The Valspar Corporation

March 19, 2016

aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Valspar Forecasts, we have been advised by Valspar, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Valspar as to the future financial performance of Valspar. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Valspar, nor have we made any physical inspection of the properties or assets of Valspar. We have not evaluated the solvency or fair value of Valspar or Sherwin-Williams under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Valspar, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Valspar or the contemplated benefits to Valspar of the Merger in any way meaningful to our analysis. We also have assumed, at the direction of Valspar, that that the final executed Agreement will not differ in any material respect from the draft of the Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration, whether or not a Triggering Event occurs, to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration, whether or not a Triggering Event occurs, to be received by holders of Valspar Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration, whether or not a Triggering Event occurs. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Valspar or in which Valspar might engage or as to the underlying business decision of Valspar to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to the Board of Directors of Valspar in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Valspar has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Valspar, Sherwin-Williams and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Valspar and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint

The Board of Directors

The Valspar Corporation

March 19, 2016

lead arranger, joint bookrunner for, and/or a lender under, certain term loans, letters of credit, leasing and other credit facilities of Valspar (including acquisition financing), (ii) having acted or acting as joint bookrunner and underwriter in connection with various debt offerings of Valspar and (iii) having provided or providing certain treasury and trade management services and products to Valspar.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Sherwin-Williams and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, joint lead arranger, joint bookrunner for, and/or a lender under, certain leasing and other credit facilities of Sherwin-Williams, (ii) having acted or acting as joint bookrunner, underwriter and/or dealer manager for certain debt offerings of, and share repurchases by, Sherwin-Williams, (iii) having provided or providing certain treasury and trade management services and products to Sherwin-Williams and (iv) having provided or providing certain derivatives and foreign exchange trading services to Sherwin-Williams.

It is understood that this letter is for the benefit and use of the Board of Directors of Valspar (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration, whether or not a Triggering Event occurs, to be received in the Merger by holders of Valspar Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Annex C

CONFIDENTIAL

PERSONAL AND CONFIDENTIAL

March 19, 2016

Board of Directors

The Valspar Corporation

1101 South Third Street

Minneapolis, MN 55415

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than The Sherwin-Williams Company (“Sherwin-Williams”) and its affiliates) of the outstanding shares of common stock, par value $0.50 per share (the “Shares”), of The Valspar Corporation (the “Company”) of the Per Share Price (as defined in the Agreement (as defined below)), whether or not a Triggering Event (as defined in the Agreement) occurs, to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of March 19, 2016 (the “Agreement”), by and among Sherwin-Williams, Viking Merger Sub, Inc., a wholly owned subsidiary of Sherwin-Williams, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Sherwin-Williams, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as bookrunner in connection with the issuance of the Company’s 3.30% Senior Notes due February 2025 (aggregate principal amount $250,000,000) and 4.40% Senior Notes due February 2045 (aggregate principal amount $250,000,000) in January 2015; co-manager in connection with the issuance of the Company’s 3.95% Senior Notes due January 2026 (aggregate principal amount $350,000,000) in July 2015; and dealer in the Company’s $450 million commercial paper program. We also have provided certain financial advisory and/or underwriting services to Sherwin-Williams and/or its affiliates from time to time, including acting as Sherwin-Williams’ financial advisor in connection with its announced acquisition of Consorcio Comex S.A. de C.V. in September 2013 (which was subsequently withdrawn). We may also in the future provide financial advisory and/or underwriting services to the Company, Sherwin-Williams and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended October 30, 2015; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the

Board of Directors

The Valspar Corporation

March 19, 2016

Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the coatings industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Sherwin-Williams and its affiliates) of Shares, as of the date hereof, of the Per Share Price, whether or not a Triggering Event occurs, to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Per Share Price, whether or not a Triggering Event occurs, to be paid to the holders (other than Sherwin-Williams and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the solvency or viability of the Company or Sherwin-Williams or the ability of the Company or Sherwin-Williams to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Board of Directors

The Valspar Corporation

March 19, 2016

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Price, whether or not a Triggering Event occurs, to be paid to the holders (other than Sherwin-Williams and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

ANNEX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 Appraisal rights

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or

(ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

        THE VALSPAR CORPORATION

        ATTN: CORPORATE SECRETARY

        P.O. BOX 1461

        MINNEAPOLIS, MN 55440

        PRELIMINARY - DO NOT SUBMIT

VOTE BY INTERNET - www.proxyvote.com

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

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STOCKHOLDER MEETING REGISTRATION

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E09848-S44659	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  THE VALSPAR CORPORATION

PRELIMINARY - DO NOT SUBMIT

The Board of Directors recommends you vote FOR proposals 1, 2 and 3:		For	Against	Abstain

1.	A proposal to adopt the Agreement and Plan of Merger, dated as of March 19, 2016 (as it may be amended from time to time, the “merger agreement”), by and among The Valspar Corporation, a Delaware corporation (the “Company”), The Sherwin-Williams Company, an Ohio corporation, and Viking Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Sherwin-Williams (the “merger”).	☐	☐	☐

2.	A proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger.	☐	☐	☐

3.	A proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.	☐	☐	☐

NOTE: If any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

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E09849-S44659

PRELIMINARY - DO NOT SUBMIT

PROXY CARD

THE VALSPAR CORPORATION

SPECIAL MEETING OF STOCKHOLDERS

[●], 2016

This Proxy is Solicited by the Board of Directors

The undersigned holder of common stock of The Valspar Corporation hereby appoints Jeffrey H. Curler and Gary E. Hendrickson, and each of them, as proxies with full powers of substitution and resubstitution in each, to vote on behalf of the undersigned at the Special Meeting of Stockholders to be held at [●], on [●], 2016, at [●], local time and at all postponements and adjournments thereof, as designated on the reverse side of this proxy, the number of shares that the undersigned would be entitled to vote if then personally present, and in their discretion upon such other business as may come before the Special Meeting, including any adjournment or postponement thereof, in accordance with their best judgment.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instruction is given, shares will be voted (i) “FOR” Proposals 1, 2 and 3 and (ii) in the discretion of the proxy holders upon such other matters as may come before the special meeting, including any adjournment or postponement thereof, in accordance with their best judgment.

The undersigned acknowledges receipt with this proxy of a copy of the Notice of Special Meeting of Stockholders and the Proxy Statement of the Board of Directors.

(Continued and to be marked, dated and signed, on the other side)

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)